UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SP Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies: SP Bancorp, Inc. common stock, $0.01 par value per share
2)

Aggregate number of securities to which transaction applies:

As of May 29, 2014, 1,751,188 shares of common stock, including 39,050 unvested shares of restricted common stock and 148,875 shares of common stock underlying outstanding stock options.

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $49,144,815.75. The proposed maximum aggregate value of the transaction was calculated based upon the sum of (a) the product of (i) 1,602,313 shares of common stock, which represents the total number of shares of SP Bancorp, Inc. common stock outstanding (including shares of unvested restricted stock) as of May 29, 2014 and (ii) the maximum per share merger consideration of $29.5536 per share and (b) the product of (i) 148,875 shares of common stock underlying outstanding stock options with an exercise price per share that is less than the per share merger consideration of $29.5536 and (ii) the excess of the maximum per share merger consideration over the weighted average exercise price of such stock options of $17.5254. The amount of the filing fee, calculated in accordance with Rule 0-11(c) and the Fee Rate Advisory #1 for Fiscal Year 2014, equals the product of 0.00012880 multiplied by the proposed maximum aggregate value of the transaction.

	4)	Proposed maximum aggregate value of transaction: $49,144,815.75
	5)	Total fee paid: $6,329.85

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

5224 W. Plano Parkway

Plano, Texas 75093

To the Stockholders of SP Bancorp, Inc.:

You are cordially invited to attend a special meeting of stockholders of SP Bancorp, Inc., a Maryland corporation (“SP Bancorp,” the “Company,” “we,” “us,” or “our”), at [                    ], on [                    ], 2014, at [                    ] a.m. local time. At the special meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 5, 2014 (as it may be amended from time to time, the “merger agreement”), among SP Bancorp, Green Bancorp, Inc., a Texas corporation (“Green”), and Searchlight Merger Sub Corp., a Maryland corporation and wholly owned subsidiary of Green (“Merger Sub”), and the transactions contemplated thereby, including the merger of Merger Sub with and into SP Bancorp (the “merger proposal”). Green is headquartered in Houston and operates Green Bank, N.A., in Austin, Dallas and Houston. As a result of the merger, SP Bancorp will become a private company that is wholly owned by Green. The attached proxy statement is dated [                    ], 2014 and is first being mailed to stockholders on or about [                    ], 2014.

If the merger is completed, each share of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will be canceled and converted into the right to receive a cash payment equal to the per share merger consideration of $29.55 per share (without giving effect to any potential adjustments), which is equal to the adjusted aggregate merger consideration (described below) divided by the 1,563,263 shares of our common stock (excluding unvested shares of restricted common stock) outstanding as of the date of the merger agreement. In all cases, the per share merger consideration will be paid without interest and subject to downward adjustment under certain circumstances described below and in the attached proxy statement.

The adjusted aggregate merger consideration will be determined shortly before the completion of the merger and will equal $46.2 million, reduced dollar-for-dollar if and to the extent that our adjusted tangible book value is less than $29.5 million. Our adjusted tangible book value will be equal to our consolidated stockholders’ equity, or book value, reduced by any intangible items such as goodwill, as well as certain transaction expenses and the consideration paid to holders of options to purchase shares of our common stock and holders of unvested shares of restricted common stock, as described in greater detail in the attached proxy statement. Our adjusted tangible book value will be calculated at the month-end prior to the closing of the merger, or, if the merger is expected to close in the first ten days of a month, as of the earlier preceding month-end. Green is entitled to withhold from the consideration otherwise payable any amounts required to be withheld under applicable law.

In addition to the merger proposal, you will be asked to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger and a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger proposal.

After careful consideration, and after consultation with the strategic review committee formed for the purpose of overseeing the strategic review process, including the evaluation and negotiation of a potential strategic transaction, our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, SP Bancorp

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and our stockholders and has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the merger proposal.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger proposal. The failure of any stockholder to vote to adopt the merger proposal will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated thereby, including the merger. Whether or not you plan to attend the special meeting, please promptly submit a proxy to vote your shares by telephone or Internet or by completing, signing, dating and returning the enclosed proxy card in the accompanying reply envelope. Instructions regarding all three methods of voting are provided on the proxy card.

If your shares are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares to adopt the merger proposal or any of the other proposals without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the procedures provided by your bank, broker or other nominee.

Thank you in advance for your consideration of this matter.

Sincerely,

Jeffrey L. Weaver
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the attached proxy statement. Any representation to the contrary is a criminal offense.

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5224 W. Plano Parkway

Plano, Texas 75093

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [                    ], 2014

To the Stockholders of SP Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SP Bancorp, Inc., a Maryland corporation (“SP Bancorp” the “Company,” “we,” “us,” or “our”), will be held at [                    ], on [                    ], 2014, at [                    ] a.m. local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 5, 2014, as it may be amended from time to time, among SP Bancorp, Green Bancorp, Inc. (“Green”), and Searchlight Merger Sub Corp., a wholly owned subsidiary of Green, and the transactions contemplated thereby, including the merger, or the merger proposal, pursuant to which Searchlight Merger Sub Corp. will merge with and into SP Bancorp, with SP Bancorp continuing as the surviving corporation;

2.	To consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger, as discussed in the section of the attached proxy statement entitled “Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation” beginning on page 31; and

3.	To consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement and the transactions contemplated thereby, including the merger.

For the reasons set forth in the enclosed proxy statement, our board of directors unanimously recommends a vote:

“FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger;

“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and

“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Only holders of record of our common stock at the close of business on [                    ], 2014, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. We encourage you to read the attached proxy statement carefully as it sets forth detailed information about the merger agreement, the merger and other important information related to the merger. A copy of the merger agreement is included as Annex A to the attached proxy statement. A copy of the form of voting agreement, pursuant to which our directors and named executive officers agreed to vote all of their shares of our common stock in favor of the adoption of the merger proposal, is included as Annex B to the attached proxy statement.

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Your vote is very important. The merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of our common stock vote in favor of the adoption of the merger proposal. We encourage you to submit your proxy for voting at the special meeting by telephone or on the internet, or by completing, signing, dating and returning your proxy card as promptly as possible in the accompanying reply envelope, whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors,

Diane Stephens
Corporate Secretary

[                    ], 2014

Plano, Texas

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SUMMARY TERM SHEET

This summary term sheet, together with “Questions and Answers About the Merger and the Special Meeting,” summarizes material information contained in this proxy statement but may not contain all of the information that is important to you. We encourage you to read the entire proxy statement carefully, including the attached annexes, before voting. See the section of this proxy statement entitled “Additional Information.” Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic in this proxy statement.

The Special Meeting (page 13)

You are being asked to consider and vote to adopt the following proposals:

•	to approve the Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), dated May 5, 2014, among SP Bancorp, Inc. (“SP Bancorp,” “we,” or “us”), Green Bancorp, Inc. (“Green”) and Searchlight Merger Sub Corp. (“Merger Sub”) and the transactions contemplated thereby, including the merger of Merger Sub with and into SP Bancorp (the “merger”), or the merger proposal, pursuant to which each outstanding share of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will be canceled and converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to reduction for any required withholding taxes and to downward reduction calculated as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration” beginning on page 37;

•	to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes to adopt the merger proposal at the special meeting or any adjournment or postponement thereof.

Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote thereon. In addition, the merger agreement provides that such stockholder approval is a condition to the completion of the merger. See “The Special Meeting” beginning on page 13 and “The Merger Agreement” beginning on page 37. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast on the proposal. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the proposal.

Parties to the Merger (page 17)

SP Bancorp, Inc.

SP Bancorp, Inc. is a Maryland corporation with principal executive offices located at 5224 W. Plano Parkway, Plano, Texas 75093, and its telephone number is (972) 931-5311. SP Bancorp is a bank holding company and the parent of SharePlus Bank, a Texas chartered state bank, or the Bank. We are regulated by the Board of Governors of the Federal Reserve System. The Bank is a member of the Federal Reserve System and operates as a full-service commercial bank, providing services that include the acceptance of checking and savings deposits, the origination of one- to four-family residential mortgage, mortgage warehouse, commercial real estate, commercial business, home equity, automobile and personal loans. Our common stock is listed on the NASDAQ Capital Market under the symbol “SPBC.” Additional information about us is contained in our filings with the SEC and in the section of this proxy statement entitled “Additional Information” beginning on page 64.

Green and Merger Sub

Green is a Texas corporation with principal executive offices located at 4000 Greenbriar St., Houston, Texas 77098, and its telephone number is (713) 316-7007. Green is a bank holding company and the parent of Green Bank, National Association, or Green Bank.

Searchlight Merger Sub, Inc., a wholly owned subsidiary of Green, is a newly formed Maryland corporation created solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address of Merger Sub is 4000 Greenbriar St., Houston, Texas 77098, and its telephone number is (713) 316-7007.

Upon completion of the merger, Merger Sub will merge with and into SP Bancorp and will cease to exist, and SP Bancorp will continue as the surviving corporation.

Structure of the Merger (page 37)

The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Green, with and into SP Bancorp upon the terms and subject to the conditions set forth in the merger agreement. After the merger, SP Bancorp will continue as the surviving corporation and a wholly owned subsidiary of Green.

Merger Consideration (page 37)

The merger agreement provides that holders of shares of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will receive a cash payment equal to the per share merger consideration of $29.55 per share (without giving effect to any potential adjustments), which is equal to the adjusted aggregate merger consideration (described below) divided by the 1,563,263 shares of our common stock (excluding unvested shares of restricted common stock) outstanding as of the date of the merger agreement. In all cases, the per share merger consideration will be paid without interest, subject to downward adjustment under certain circumstances described below and rounded to the nearest four decimal points.

The adjusted aggregate merger consideration will be determined shortly before the completion of the merger and will equal $46.2 million, reduced dollar-for-dollar if and to the extent that our adjusted tangible book value is less than $29.5 million. Our adjusted tangible book value will be equal to our consolidated stockholders’ equity, or book value, reduced by any intangible items such as goodwill, as well as certain transaction expenses and the consideration paid to holders of options to purchase shares of our common stock and holders of unvested shares of restricted common stock. Our adjusted tangible book value will be calculated at the month-end prior to the closing of the merger, or, if the merger is expected to close in the first ten days of a month, as of the earlier preceding month-end. Green is entitled to withhold from the consideration otherwise payable any amounts required to be withheld under applicable law.

Recommendation of the Strategic Review Committee and the Board of Directors (page 13)

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger; “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. See “The Merger—Background of the Merger” beginning on page 17 and “The Merger—Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal” beginning on page 22.

Opinion of Our Financial Advisor (page 24)

On May 5, 2014, Mercer Capital Management, Inc., or Mercer Capital, rendered an opinion that as of such date, the merger was fair, from a financial point of view, to the holders of our common stock. The full text of such opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. Mercer Capital’s opinion was directed to our board of directors and is directed only to the fairness of the merger to our stockholders from a financial point of view. It does not address the underlying business decisions to proceed with the merger and does not constitute a recommendation to any of our stockholders as to how the stockholder should vote at the special meeting on the merger proposal or any related matter.

Treatment of Stock Options, Restricted Stock and Employee Stock Ownership Plan (page 40)

Each outstanding option to purchase shares of our common stock granted under or pursuant to our equity incentive plans or any other agreement, or stock option, whether vested or unvested, will be automatically canceled as of the effective time of the merger in exchange for the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the positive difference, if any, of the per share merger consideration minus the exercise price per share of such stock option being canceled multiplied by (b) the number of shares of our common stock subject to such stock option immediately prior to the effective time of the merger, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof.

Each outstanding unvested share of restricted common stock, or restricted stock, will become fully vested at the effective time of the merger and automatically, without any required action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share merger consideration, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger.

The SharePlus Bank Employee Stock Ownership Plan, or the ESOP, will be terminated, contingent upon the closing of the merger, effective not later than the day immediately preceding the effective time of the merger. The ESOP trustee will apply the per share merger consideration received with respect to unallocated shares to repay any outstanding debt owed by the ESOP, and any remaining cash will then be allocated to the participants’ accounts in proportion to their relative amount of applicable compensation consistent with past practice. In addition, the ESOP trustee will apply the cash per share merger consideration received with respect to each allocated share to the participants’ accounts. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the continued qualified status of the ESOP, the ESOP trustee will distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP.

Interests of Our Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of our board of directors that you vote to adopt the merger proposal, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that our stockholders adopt the merger proposal. See “The Merger—Background of the Merger” beginning on page 17 and “The Merger—Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal” beginning on page 22.

Certain Effects of the Merger (page 29)

Upon completion of the merger, SP Bancorp will cease to be a publicly traded company and will become a private company that is wholly owned by Green. Following the completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, are expected to be terminated. In addition, upon the completion of the merger, our common stock will no longer be listed on The NASDAQ Capital Market or any other stock exchange or quotation system. In addition, our wholly owned subsidiary, the Bank, will merge with and into Green Bank, a wholly owned subsidiary of Green. See “The Merger—Certain Effects of the Merger” beginning on page 29.

Conditions to the Completion of the Merger (page 50)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the approval of the merger agreement and the transactions contemplated thereby, including the merger, by our stockholders;

•	receipt of all required regulatory approvals and, in the case of Green’s obligation to complete the merger, no governmental entity having taken any action or made any determination which would impose certain impermissible restrictions or burdens on Green, the surviving corporation or their respective affiliates;

•	the absence of any law or order from a governmental entity that prohibits or makes illegal the completion of the merger or the Bank merger;

•	final determination of our adjusted tangible book value, which must not be less than $26 million;

•	the aggregate amount of core deposit liabilities of the Bank must be equal to, or in excess of, $237 million;

•	the accuracy of the representations and warranties of the other party, subject to certain materiality qualifiers; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

Termination of the Merger Agreement (page 52)

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our stockholders adopt the merger proposal by the required vote:

•	by mutual written consent of Green and SP Bancorp;

•	by either Green or SP Bancorp if the merger has not been consummated on or before February 5, 2015, unless the terminating party’s breach was a cause of the failure of the merger to be consummated by such date;

•	by either Green or SP Bancorp in the event of certain breaches of the merger agreement by the other party;

•	by either Green or SP Bancorp if a final and non-appealable governmental order restrains, enjoins or prohibits the transactions contemplated by the merger agreement or if a governmental entity gives notice that it will not grant a required regulatory approval or will not grant such an approval without imposing unacceptable restrictions on Green, the surviving company or their respective affiliates;

•	by either Green or SP Bancorp if our stockholders do not adopt the merger proposal by the required vote;

•	by Green, if our board of directors effects an adverse recommendation change (as defined in this proxy statement), we materially breach our non-solicitation obligations with respect to acquisition proposals (as defined in this proxy statement), or in certain other circumstances related to acquisition proposals; and

•	by us, prior to the adoption of the merger proposal by the required vote of our stockholders, in order to enter into a definitive agreement with respect to a transaction that our board of directors has determined constitutes a superior proposal (as defined in this proxy statement).

Termination Fee; Remedies (page 53)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by our board of directors, we may be required to pay Green a termination fee of $2.0 million. The termination fee could discourage other companies from seeking to acquire or merge with SP Bancorp.

Specific Performance (page 54)

Each of the parties is entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state or federal court located in the State of Delaware.

Voting Agreements (page 32)

Our directors and named executive officers entered into voting agreements with Green, pursuant to which they agreed to vote all of their shares of our common stock in favor of the merger proposal. As of [                    ], 2014, the record date for the special meeting, our directors and named executive officers owned, in the aggregate, 187,447 shares, or approximately 11.7%, of our outstanding common stock entitled to vote at the special meeting.

Governmental and Regulatory Approvals (page 35)

We must receive regulatory approval from the Federal Reserve, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, and Texas Department of Banking and certain other regulatory authorities as a condition to closing the merger. In addition, we and Green must file articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the relevant provisions of the Maryland General Corporation Law as soon as practicable on or after the closing date of the merger.

No Rights of Appraisal (page 61)

No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

Material United States Federal Income Tax Considerations (page 33)

In general, the receipt of cash pursuant to the merger agreement will be a taxable transaction to U.S. Holders (as defined in “The Merger—Material United States Federal Income Tax Considerations”) for U.S. federal income tax purposes. A non- U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of cash pursuant to the merger. Tax matters are complicated. The tax consequences of the merger to each of our stockholders will depend upon such stockholder’s personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See “The Merger—Material United States Federal Income Tax Considerations” beginning on page 33.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger agreement, the merger and the special meeting. You are encouraged to read carefully this entire proxy statement, including the annexes, and the other documents to which this proxy statement refers because the information in this section does not provide all of the information that might be important to you. Unless stated otherwise, all references to SP Bancorp are to SP Bancorp, Inc., a Maryland corporation, on a consolidated basis with its wholly owned subsidiary, SharePlus Bank, a Texas chartered state bank, or the Bank; all references to Green are to Green Bancorp, Inc., a Texas corporation; all references to Green Bank are to Green Bank, National Association, a national bank that is wholly owned by Green; all references to Merger Sub are to Searchlight Merger Sub Corp., a Maryland corporation; and all references to the merger agreement are to the Agreement and Plan of Merger, dated May 5, 2014, as it may be amended from time to time, among SP Bancorp, Green and Merger Sub, a copy of which is included as Annex A to this proxy statement and is incorporated herein by reference.

Q:	When and Where Is the Special Meeting?

A:	We will hold a special meeting of stockholders of SP Bancorp on [ ], 2014 at [ ] a.m., local time, at [ ].

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote to adopt the following proposals:

•	to approve the merger agreement and the transactions contemplated thereby, including the merger, or the merger proposal, pursuant to which each outstanding share of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will be canceled and converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to downward reduction calculated as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration” beginning on page 37;

•	to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, or the merger-related compensation proposal; and

•	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes to adopt the merger proposal at the special meeting or any adjournment or postponement thereof, or the adjournment proposal.

As a result of the merger, we will cease to be a publicly held company and will become a private wholly owned subsidiary of Green.

Q:	What Will I Be Entitled to Receive in the Merger?

A:	If the merger is completed, you will be entitled to receive, for each share of our common stock that you own, a cash payment equal to the per share merger consideration of $29.55 per share (without giving effect to any potential adjustments), which is equal to the adjusted aggregate merger consideration (described below) divided by the 1,563,263 shares of our common stock (excluding unvested shares of restricted common stock) outstanding as of the date of the merger agreement. In all cases, the per share merger consideration will be paid without interest, subject to downward adjustment under certain circumstances described below and rounded to four decimal points.

The adjusted aggregate merger consideration will be determined shortly before the completion of the merger and will equal $46.2 million, reduced dollar-for-dollar if and to the extent that our adjusted tangible book value is less than $29.5 million. Our adjusted tangible book value will be equal to our consolidated stockholders’ equity, or book value, reduced by any intangible items such as goodwill, as well as certain transaction expenses and the consideration paid to holders of options to purchase shares of our common stock and holders of unvested shares of restricted common stock. Our adjusted tangible book value will be calculated at the month-end prior to the closing of the merger, or, if the merger is expected to close in the first ten days of a month, as of the earlier preceding month-end. Green is entitled to withhold from the consideration otherwise payable any amounts required to be withheld under applicable law.

The amount of per share merger consideration to be received by our stockholders is dependent upon a number of factors that are not currently determinable, including our future stockholders’ equity and our transaction expenses. Consequently, the exact per share merger consideration to be received as a result of the merger will not be known at the time our stockholders vote on the merger proposal. Further information about the calculation of the per share merger consideration is contained in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration” beginning on page 37.

Q:	How Will SP Bancorp’s Stock Options be Treated in the Merger?

A:	Each outstanding option to purchase shares of our common stock granted under or pursuant to our equity incentive plans or any other agreement, or stock option, whether vested or unvested, will be automatically canceled as of the effective time of the merger in exchange for the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the positive difference, if any, of the per share merger consideration minus the exercise price per share of such stock option being canceled multiplied by (b) the number of shares of our common stock subject to such stock option immediately prior to the effective time of the merger, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof.

Q:	How Will SP Bancorp’s Restricted Stock be Treated in the Merger?

A:	Each outstanding unvested share of restricted common stock, or restricted stock, will become fully vested at the effective time of the merger and automatically, without any required action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share merger consideration, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger.

Q:	How Will the Employee Stock Ownership Plan be Treated in the Merger?

A:	The SharePlus Bank Employee Stock Ownership Plan, or the ESOP, will be terminated, contingent upon the closing of the merger, effective not later than the day immediately preceding the effective time of the merger. The ESOP trustee will apply the per share merger consideration received with respect to unallocated shares to repay any outstanding debt owed by the ESOP, and any remaining cash will then be allocated to the participants’ accounts in proportion to their relative amount of applicable compensation consistent with past practice. In addition, the ESOP trustee will apply the cash per share merger consideration received with respect to each allocated share to the participants’ accounts. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the continued qualified status of the ESOP, the ESOP trustee will distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP.

Q:	What Vote Is Required to Adopt the Merger Proposal?

A:	For us to complete the merger, the holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger. A stockholder’s failure to vote shares of common stock or an abstention from voting for the merger proposal will have the same effect as a vote against the merger proposal.

Q:	What Vote is Required to Adopt the Merger-Related Compensation Proposal?

A:	The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast on the proposal. Because this vote is non-binding, even if our stockholders do not approve this proposal, we currently expect that such compensation will be paid to the extent payment is contractually required.

Q:	What Vote Is Required to Adopt the Adjournment Proposal?

A:	The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the proposal. In addition, our bylaws authorize the chairman of the meeting to adjourn the special meeting without further notice to a date not more than 120 days after the original record date.

Q:	Does SP Bancorp’s Board of Directors Recommend Adoption of the Merger Proposal?

A:	Yes. Our board of directors unanimously recommends that our stockholders vote to adopt the merger proposal. At a meeting held on May 5, 2014, our board of directors, consisting of nine independent directors and our Chief Executive Officer, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, and unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, our stockholders. Our board of directors unanimously recommends that you vote “FOR” the merger proposal. Our board of directors also unanimously recommends that you vote “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	How Will SP Bancorp’s Directors and Executive Officers Vote on the Merger Proposal?

A:	On May 5, 2014, each of our directors and named executive officers entered into voting agreements with Green, pursuant to which they agreed, solely in their capacity as stockholders of SP Bancorp, to vote all of their shares of our common stock in favor of the adoption of the merger proposal, among other things. As of the record date for the special meeting, our directors and named executive officers owned, in the aggregate, 187,447 shares, or approximately 11.7%, of our outstanding common stock entitled to vote at the special meeting

Q:	What Is the Record Date for the Special Meeting?

A:	The record date for the special meeting is the close of business on [ ], 2014. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, we had [ ] shares of common stock outstanding.

Q:	What Constitutes a Quorum for the Special Meeting?

A:	The required quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting.

Q:	How Do I Cast My Vote if I am a Holder of Record?

A:	If you were a holder of record on the close of business on the record date, you may vote in person at the special meeting by submitting a proxy by completing, signing, dating and returning your proxy card by mail in the accompanying reply envelope or by following the instructions on the proxy card for submitting a proxy via telephone or the Internet.

Whether or not you plan to attend the special meeting, you should complete, sign, date and mail your proxy card or submit your proxy via telephone or the Internet as promptly as possible. If you fail to vote your shares, it will have the same effect as a vote “AGAINST” the adoption of the merger proposal, and will have no effect on the adoption of the merger-related compensation proposal or the adoption of the adjournment proposal as long as a quorum is present at the meeting.

If you properly transmit your proxy but do not indicate how you wish to vote, your shares will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Q:	Should I Send in My Stock Certificates Now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your common stock certificates for cash.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares for you only if you provide your broker with your specific voting instructions. You should follow the directions provided by your broker to vote your shares, including telephone and Internet voting instructions. Without your instructions your shares of common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger proposal, and will have no effect on the adoption of the merger-related compensation proposal or the adjournment proposal (if necessary or appropriate) as long as a quorum is present at the meeting. Please make certain to return your proxy or voting instruction card for each separate account you maintain to ensure that all of your shares are voted.

Q:	May I Change My Vote After I Have Mailed My Signed Proxy Card?

A:	Yes. If you are a holder of record, you may change your vote in one of the four ways listed below. You may take any of the following actions at any time before your proxy is voted at the special meeting:

•	deliver to SP Bancorp, Inc., 5225 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attend the special meeting and vote in person (your attendance at the meeting will not, by itself, change or revoke your proxy-you must vote in person at the meeting to change or revoke a prior proxy);

•	submit a later-dated proxy card; or

•	submit a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares, you must contact such broker, bank or other nominee and follow the directions provided to change your voting instructions. See “The Special Meeting—Voting and Revocation of Proxies” beginning on page 15.

Q:	When Do You Expect the Merger to be Completed?

A:	We are working to complete the merger as quickly as possible after the special meeting if the merger agreement and the transactions contemplated thereby, including the merger, are approved by our stockholders at the special meeting and we obtain the requisite regulatory approvals, subject to the satisfaction of other customary and specific closing conditions as described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 50. We hope to complete the merger during the third quarter of 2014, although there can be no assurance that we will be able to do so.

Q:	What Happens if I Sell My Shares of Common Stock Before the Special Meeting?

A:	The record date for the special meeting will be earlier than the date of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will not be entitled to receive the per share merger consideration for such shares. You will be entitled to receive the per share merger consideration only if the merger is completed and only if you own shares of our common stock at the time the merger is completed.

Q:	What Effects Will the Merger Have on SP Bancorp?

A:	Upon completion of the merger, SP Bancorp will cease to be a publicly traded company and will become a private company that is wholly owned by Green. Following the completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, are expected to be terminated. In addition, upon the completion of the merger, our common stock will no longer be listed on The NASDAQ Capital Market or any other stock exchange or quotation system. In addition, our wholly owned subsidiary, the Bank, will merge with and into Green Bank.

Q:	Will I have the right to have my shares appraised if I dissent from the merger?

A:	No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

Q:	What Happens if the Merger is Not Consummated?

A:	If the merger proposal is not adopted by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The NASDAQ Capital Market. In addition, if the merger is not consummated, we expect that management will operate our business in a manner similar to the manner in which it currently is being operated and that our stockholders will continue to be subject to the same risks and opportunities as they currently are.

If the merger is not consummated, under specified circumstances we may be required to pay Green a termination fee, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fee; Remedies” beginning on page 53.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	Who Can Help Answer My Questions?

A:	If you have any questions about the merger or the other proposals to be voted on at the special meeting after reading this proxy statement, or if you need additional copies of this proxy statement or require assistance in voting your shares, please contact our proxy solicitor, AST Phoenix Advisors at (212) 493-3910.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical fact, are forward-looking statements, including statements identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “plan,” “positions,” “prospects” or “potential,” or the negative of these words and other words or expressions of similar meaning. These forward looking statements are found at various places throughout this proxy statement and relate to a variety of matters, including, but not limited to, effects on the Company if the merger is not completed, our expected financial position, future actions and financial performance, overall trends, liquidity and capital needs, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.

Such forward-looking statements are necessarily estimates reflecting the best judgment of our management and are subject to numerous assumptions, risks and uncertainties, which change over time and could cause our actual results to differ materially from those suggested by the forward-looking statements.

These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, or the SEC including those set forth under the heading “Risk Factors” in our Current Reports on Form 8-K, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability to obtain regulatory approvals and meet the minimum adjusted tangible book value, minimum customer deposits conditions and other closing conditions to the merger, including approval by our stockholders, on the expected terms and schedule;

•	delays in closing the merger;

•	disruptions and uncertainty, including diversion of management attention, resulting from the merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	we have incurred and will continue to incur significant expenses related to the merger prior to its completion and the merger may involve unexpected costs or unexpected liabilities, each of which may impact the merger consideration;

•	the possibility that alternative acquisition proposals will or will not be made;

•	the outcome of any legal proceedings that may be instituted against us or Green and others related to the merger agreement;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates, capital markets and inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	changes in the competitive environment in which we operate; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and legislative and regulatory actions and reforms.

The forward-looking statements contained in this proxy statement speak only as of the date the statement is made, and we undertake no obligation to publicly update or revise forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above and under the caption “Risk Factors” of our most recent filings on Forms 10-Q and 10-K. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

THE SPECIAL MEETING

Date, Time, Place and Purpose

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by SP Bancorp for use at the special meeting to be held on [                    ], 2014 starting at [                    ] a.m. local time at [                    ], or at any adjournment or postponement thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon the following proposals:

•	to approve the merger agreement and the transactions contemplated thereby, including the merger, or the merger proposal;

•	to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, or the merger-related compensation proposal; and

•	to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes to adopt the merger proposal at the special meeting or any adjournment or postponement thereof, or the adjournment proposal.

Our stockholders holding a majority of the outstanding shares of our common stock must vote to adopt the merger proposal for the merger to occur. If our stockholders fail to adopt the merger proposal, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and you are urged to read the merger agreement in its entirety.

Recommendation of the Strategic Review Committee and the Board of Directors

After deliberation and consultation with our financial and legal advisors, and after consultation with the strategic review committee formed for the purpose of overseeing the strategic review process, including the evaluation and negotiation of a potential strategic transaction, our board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger are advisable to, and in the best interests of, our stockholders. Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the merger proposal. See “The Merger—Background of the Merger” and “The Merger—Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal.”

Our board of directors also unanimously recommends that you vote “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Record Date and Quorum

The close of business on [                    ], 2014 is the record date for determining our stockholders entitled to receive notice of, and to vote at, the special meeting or any postponement or adjournment thereof. On the record date, [            ] shares of our common stock were outstanding. Each share of our common stock entitles its holder to one vote on each matter properly coming before the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting will constitute a quorum, permitting us to conduct business at the special meeting. All shares of our common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present. See the section of this proxy statement entitled “—Abstentions and Broker Non-Votes” for additional information regarding the treatment of shares of our common stock held in “street name” by brokers, banks and other nominees.

Required Vote

Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote thereon. Adoption of the merger-related compensation proposal and the adjournment proposal (if necessary or appropriate) each requires the affirmative vote of a majority of the votes cast on the proposal. In addition, the merger agreement provides that stockholder approval of the merger proposal is a condition to the completion of the merger.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, and will have no effect on the adoption of the merger-related compensation proposal or the adjournment proposal (if necessary or appropriate) as long as a quorum is present at the meeting.

Broker non-votes occur when shares held in “street name” by brokers, banks and other nominees are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting authority on such proposal. Under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. As such, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be voted at the special meeting. If you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal, and will have no effect on the adoption of the merger-related compensation proposal or the adjournment proposal (if necessary or appropriate) as long as a quorum is present at the meeting.

Failure to Vote

If you execute and duly return your proxy card, but do not provide instructions as to how to vote the shares of our common stock listed on the proxy card (including no instruction to abstain from voting), the proxy will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal (if necessary or appropriate).

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the adoption of the merger proposal, and will have no effect on the adoption of the merger-related compensation proposal or the adjournment proposal (if necessary or appropriate) as long as a quorum is present at the meeting.

Stock Ownership and Interests of Certain Persons

On May 5, 2014, each of our directors and named executive officers entered into voting agreements with Green, pursuant to which such directors and executive officers agreed, solely in their capacity as stockholders of SP Bancorp, to, among other things, vote all of their shares of our common stock in favor of the adoption of the merger proposal. As of the record date, our directors and named executive officers were entitled to vote approximately 187,447 shares, or approximately 11.7%, of our outstanding common stock entitled to vote at the special meeting

As of the record date, Green and its subsidiaries held no shares of our common stock (other than shares held as a fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of our common stock.

You should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Voting and Revocation of Proxies

If you hold shares of our common stock in your name as a stockholder of record on the record date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone, or mail without attending the special meeting. To submit a proxy by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign, and date the proxy card and return it in the accompanying reply envelope. Internet and telephone proxy facilities for stockholders of record will close at [        ] a.m., local time on [                    ], 2014. If you hold shares of our common stock in “street name” through a broker, bank or other nominee, then you received this proxy statement from such nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided to you by your broker, banker or other nominee.

Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting.

If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by:

•	delivering to SP Bancorp, Inc., 5225 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy-you must vote in person at the meeting to change or revoke a prior proxy);

•	submitting a later-dated proxy card; or

•	submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

If you hold your shares through a broker, bank or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

A representative of our transfer agent, Registrar and Transfer Company, will tabulate the votes cast by proxy or in person at the special meeting.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU (IF YOU ARE A STOCKHOLDER OF RECORD) THAT WILL ENABLE YOU TO RECEIVE THE PER SHARE MERGER CONSIDERATION IN EXCHANGE FOR YOUR STOCK CERTIFICATES.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We do not anticipate that we will adjourn or postpone the special meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger proposal or we are advised by counsel that such adjournment or postponement is necessary under applicable law. In addition to the foregoing, our bylaws authorize the chairman of the meeting to adjourn the special meeting without further notice to a date not more than 120 days after the original record date. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card and the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, personal conversation, e-mail, telephone, or via the Internet on our behalf. We have engaged AST Phoenix Advisors to assist in the solicitation of proxies for the special meeting. We estimate that we will pay AST Phoenix Advisors a fee of approximately $6,500 for proxy solicitation services, and have agreed to reimburse AST Phoenix Advisors for reasonable expenses it incurs in connection with its engagement.

Attending the Meeting

All holders of our common stock, including stockholders of record and stockholders who hold their shares through a broker, bank or other nominee, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, to be able to vote in person at the special meeting you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without our express written consent.

Questions and Additional Information

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

AST Phoenix Advisors

6201 15th Avenue

3rd Floor

Brooklyn, NY 11219

BANKS AND BROKERS CALL: (212) 493-3910

ALL OTHERS CALL TOLL FREE: (877) 283-0321

THE MERGER

Parties to the Merger

SP Bancorp, Inc.

SP Bancorp, Inc. is a Maryland corporation with principal executive offices located at 5224 W. Plano Parkway, Plano, Texas 75093, and its telephone number is (972) 931-5311. SP Bancorp is a bank holding company and the parent of the Bank. We are regulated by the Board of Governors of the Federal Reserve System. The Bank is a Texas chartered state bank that is a member of the Federal Reserve System, and it operates as a full-service commercial bank, providing services that include the acceptance of checking and savings deposits, the origination of one- to four-family residential mortgage, mortgage warehouse, commercial real estate, commercial business, home equity, automobile and personal loans. Our common stock is listed on the NASDAQ Capital Market under the symbol “SPBC.” Additional information about us is contained in our filings with the SEC and in the section of this proxy statement entitled “Additional Information.”

Green and Merger Sub

Green is a Texas corporation with principal executive offices located at 4000 Greenbriar St., Houston, Texas 77098, and its telephone number is (713) 316-7007. Green is a bank holding company and the parent of Green Bank, which is a national bank.

Searchlight Merger Sub, Inc., a wholly owned subsidiary of Green, is a newly formed Maryland corporation created solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not carried on any activities other than in connection with the merger. The address of Merger Sub is 4000 Greenbriar St., Houston, Texas 77098, and its telephone number is (713) 316-7007.

Upon completion of the merger, Merger Sub will merge with and into SP Bancorp and will cease to exist, and SP Bancorp will continue as the surviving corporation.

Background of the Merger

As part of their ongoing consideration and evaluation of our long-term prospects and strategies, our board of directors and senior management regularly review and assess our business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing value for our stockholders. These strategic discussions have focused on, among other things, the business environment facing financial institutions generally and SP Bancorp in particular, as well as conditions and ongoing consolidation in the financial services industry. The three general long-term strategies our board of directors considered were organic growth, growth through the acquisition of other banks and a business combination, including a merger of equals, that would provide us with improved scale. Historically, our board of directors had focused on the organic growth and earnings potential of the Company.

On October 29, 2010, in connection with a public offering pursuant to which we issued a total of 1,725,000 shares of our common stock for an aggregate of $17.25 million in total gross offering proceeds, we completed the mutual to stock conversion of the Bank to facilitate the growth of our operations and to provide our board of directors with improved capital management alternatives, including the ability to, pay dividends to our stockholders and repurchase shares of our common stock from time to time. Under certain Office of Thrift Supervision regulations, for three years following this conversion, no person could acquire or offer to acquire more than ten percent of our common stock without prior written approval from the Office of Thrift Supervision (referred to in this proxy statement as the “three year restriction”).

With the three year restriction expiring in October 2013, at a time when there was increasing consolidation in the financial institutions industry generally and financial institutions were faced with increasing costs of regulatory compliance, our board of directors engaged in periodic discussions regarding the long term prospects and strategies for SP Bancorp, including the prospects of receiving an unsolicited offer upon expiration of the three year restriction.

During the second half of 2012 and the first half of 2013, Jeff Weaver, our chief executive officer, and Paul Zmigrosky, chairman of our board of directors, held several informal discussions with representatives of other financial institutions, including Green, regarding industry trends and customary banking matters.

On August 2, 2012, Messrs. Zmigrosky and Weaver had dinner with Geoff Greenwade, Tom Yenne, and Manny Mehos of Green, during which the representatives of Green initiated a high level discussion of a potential reverse merger with SP Bancorp following expiration of the three year restriction.

On May 8, 2013, Messrs. Zmigrosky and Weaver met with representatives of Commerce Street Capital to discuss long-term strategic alternatives and capital planning and the process involved in responding to any potential unsolicited offers that may be received by our board of directors following expiration of the three year restriction at the end of October 2013. In addition, due to the increasing regulatory and public company costs and our board’s belief that increasing the Company’s scale would mitigate the financial impact of these costs, the parties discussed strategies to grow the Company’s operations more quickly than provided for in the existing strategic plan.

In early July 2013, the board of directors engaged Commerce Street Capital to assist in the review of strategic alternatives, including the review of any potential unsolicited offers from third parties.

On August 19, 2013, at Green’s request, Mr. Weaver and the Bank’s chief credit officer, Steve Boswell, met with representatives of Green to discuss their respective companies, industry and market trends, and preliminary views on the possibility of a strategic transaction between the two companies.

At a meeting of our board of directors held on September 14, 2013, members of the board discussed, and received advice from our financial advisor regarding, our potential for organic growth in the current market along with the possibility of engaging in one or more other hypothetical strategic alternatives, including growth through the acquisition of other smaller financial institutions, a merger of equals, a reverse merger or an acquisition of SP Bancorp by a larger company. Representatives of Commerce Street Capital discussed with our board of directors different potential growth strategies to achieve efficiencies that would allow us to improve returns to our stockholders and compared these strategies against the alternative of organic growth.

At our board’s request, in October 2013, Commerce Street Capital contacted ten potential parties to determine if they would be interested in a possible transaction. Over the next two months, Messrs. Zmigrosky and Weaver, together with certain members of our senior management and our financial and legal advisors, engaged in preliminary exploratory discussions with several of these parties other than Green.

Following these initial contacts, one of the parties contacted, a larger private banking institution referred to as Party A, executed a confidentiality agreement to facilitate its due diligence review in connection with a possible transaction.

On December 18, 2013, Mr. Weaver met with Messrs. Yenne and Greenwade of Green, who indicated that Green intended to submit a letter of intent to acquire SP Bancorp but did not specify a price.

On January 9, 2014, our board of directors received a letter of intent signed by Green pursuant to which it offered to acquire SP Bancorp for aggregate cash consideration of $43.0 million, which represented a price per share of approximately $25.91, subject to reduction if our adjusted tangible book value at the closing of such transaction was below $32 million.

At a meeting on January 10, 2014, our board of directors discussed the strategic review process, including the receipt of the letter of intent from Green, and the fact that informal discussions were continuing with Party A. To facilitate the strategic review and negotiation process, our board of directors authorized the formation of the M&A sub-committee, referred to as the strategic review committee comprised entirely of independent directors, including Paul Zmigrosky, Chairman, Carl Forsythe, Stan Keith and Jeff Williams, to oversee the strategic review process and make recommendations to our board of directors as to any possible strategic transaction.

At strategic review committee meetings on January 13, 2014 and January 17, 2014, the strategic review committee met to evaluate the Green letter of intent and whether potential synergies and cost savings that could be achieved by Green could support an increase in the per share consideration that would be received by our stockholders. The strategic review committee discussed, and received advice from its advisors with respect to, a form of response to recommend to our board of directors and how to proceed with the other parties with whom they had had preliminary discussions. Over the following week, members of the strategic review committee, along with representatives of Commerce Street Capital, our financial advisor, discussed with the full board of directors the terms of both the Green letter of intent and a possible transaction with Party A, and our board of directors discussed how it should respond to the Green letter of intent.

At a meeting of our board of directors held on January 23, 2014, the board discussed the Green offer together with representatives of Commerce Street Capital and their legal counsel. Representatives of Commerce Street Capital provided their analysis of the terms of Green’s proposal relative to other recent comparable transactions. Following discussion, our board of directors determined to request that Green increase the economic terms of its offer and that the strategic review committee would continue discussions with the other financial institutions who had indicated a preliminary interest in an effort to understand the indicative economic terms, if any, of these other indications of interest.

On January 24, 2014, our board of directors delivered a letter to Green in response to its letter of intent, in which it stated that the strategic review committee and our board of directors had reviewed, together with its legal and financial advisors, the terms in the letter of intent and had determined that they would be interested in exploring a possible transaction in which our stockholders would receive a higher price per share than what Green offered initially.

Over the next several weeks, the strategic review committee, in consultation with the Company’s advisors, continued to (a) discuss the metrics of recently announced transactions in the industry, (b) engage in discussions with representatives of Green, Party A and other potential strategic partners with respect to a possible transaction, (c) negotiate the terms of a potential transaction with each of Green and Party A and (d) review scenarios under which we would remain independent and rely on continued earnings to build our book value in preparation for a future strategic transaction.

At a meeting of the strategic review committee on February 5, 2014, the strategic review committee discussed the potential terms of a transaction with Party A but determined that the terms of the combination stock/cash transaction proposed by Party A were not attractive because the transaction would be materially dilutive, on an economic basis, to our stockholders and the scenarios under which the proposal would offer comparable value to the Green proposal would be subject to significant execution risk. The strategic review committee also discussed the Green proposal and whether potential cost savings could help Green increase its price.

At a strategic review committee meeting on February 12, 2014, the strategic review committee discussed a revised proposal from Party A but continued to believe that the transaction would be economically dilutive to our stockholders and subject to significant execution risk.

On February 20, 2014, following an expression of interest in a strategic transaction by a party that had not been contacted initially by Commerce Street Capital, the party executed a confidentiality agreement to facilitate due diligence and further discussions. However, discussions with this party did not progress beyond a preliminary stage because the party did not believe it could offer a price near the price offered by Green.

At a strategic review committee meeting on February 21, 2014, the strategic review committee discussed a letter of intent from Party A received in February 2014 proposing a reverse merger with terms similar to the prior proposal, and after discussion and consultation with its advisors, the strategic review committee determined to suspend discussions with Party A because of the economically dilutive terms of Party A’s proposal and its belief that the Green offer presented more value to our stockholders and that such offer could moreover be improved through continued negotiations with Green.

On February 26, 2014, the strategic review committee met to evaluate the results of the strategic review process, including the all cash acquisition proposal from Green and the cash-stock proposal from Party A, as well as the alternative of remaining independent. After extensive discussion of the relative terms, current and net present values, execution risks and uncertainties and other factors of each proposal, the strategic review committee agreed to recommend that our board of directors execute the revised Green letter of intent and negotiate with Green on an exclusive basis with respect to a strategic transaction with aggregate cash consideration of $46.2 million, subject to reduction if the Company’s adjusted tangible book value at closing was below $29.5 million. Based on certain assumptions and calculations with respect to the anticipated impact of the tangible book value adjustment on the per share merger consideration payable to our stockholders, it was estimated that this enhanced proposal from Green represented an increase of approximately 21% over Green’s initial offer.

On February 27, 2014, our board of directors held a meeting to discuss an update from the strategic review committee on the process to date. Our board of directors reviewed the terms of the proposals from Party A and Green as well as the status of discussions with other potential parties. In summary, of the ten parties contacted, two parties signed confidentiality agreements and discussions with eight parties did not progress beyond a preliminary stage, and discussions with the party that was not initially contacted by Commerce Street Capital but executed a confidentiality agreement also did not progress beyond a preliminary stage. Following this discussion, our board of directors determined that the Green offer provided significantly greater value to our stockholders than any other indication of interest or the Company’s organic growth options and approved the entry into the non-binding letter of intent with Green. The board also determined to terminate discussions with Party A due to the potential economic dilution and execution risk. Finally, our board of directors directed the strategic review committee to work to negotiate a definitive agreement with Green that would include flexibility in the event of a third party superior proposal to acquire SP Bancorp as well as other terms that would be in the best interest of our stockholders.

Following the execution of the letter of intent, our board of directors engaged Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), to provide additional legal advice in connection with the proposed transaction and to help negotiate the terms of definitive transaction documents with Green’s outside counsel, Skadden Arps, Slate, Meagher & Flom LLP (“Skadden”).

Over the course of the following weeks, representatives of SP Bancorp and Green (including outside legal counsel and other advisors and consultants) conducted mutual due diligence involving the management teams from both companies.

At a meeting of the strategic review committee on March 31, 2014, the committee discussed an approximate 3% interest in Green common stock held by Commerce Street Financial Partners, LP, a fund managed by an affiliate of Commerce Street Capital, LLC (the Company’s financial advisor). The committee determined that Commerce Street Capital, LLC had no current, recent or pending commercial relationship with Green. Following this discussion, in consultation with our legal advisors, the strategic review committee decided to seek to engage an independent financial advisor for the purposes of rendering an independent fairness opinion on any transaction that might result with Green.

Following contact with several independent financial advisory firms, on April 3, 2014, our board of directors engaged Mercer Capital to opine as to the fairness of the proposed merger, from a financial point of view, to the Company’s stockholders. Mercer Capital was engaged based on its familiarity with the Company and the regional community banking industry, its knowledge of the banking industry as a whole, and its experience in evaluating acquisitions and other significant corporate events and in rendering fairness opinions. See the section of this proxy statement entitled “—Opinion of Our Financial Advisor” for a description of Mercer Capital’s analysis and the fee to be paid to Mercer Capital.

Over the course of the following weeks, Green and its advisors continued to conduct due diligence with respect to the Company, and the Company and Wachtell Lipton negotiated the terms of the draft merger agreement that had been prepared by Skadden. Given the possible continuing role of our executives in the post-merger entity, our executives were not actively involved in the negotiation of the merger agreement. During the course of negotiations, representatives of Green also discussed their expectation that our directors and certain of our officers would enter into customary voting agreements agreeing to vote their shares in favor of the proposed transaction with Green. During this period, the Company’s advisors regularly updated the strategic review committee and the board of directors regarding the status of negotiations with Green.

At a meeting of the strategic review committee on April 22, 2014, the committee members continued to discuss the offer from Green, together with representatives of Commerce Street Capital and Haynes and Boone. Following such discussion, the strategic review committee determined to recommend approval of the Green transaction to our full board of directors, subject to the satisfactory conclusion of remaining open negotiating points.

On April 24, 2014, our board of directors met with representatives of Commerce Street Capital, Mercer Capital and Wachtell Lipton to discuss the status of the proposed transaction with Green. The Commerce Street Capital representatives presented a slide deck summarizing the negotiation history with Green and various other parties, the terms of the proposed transaction and certain valuation analyses. Representatives of Wachtell Lipton then reviewed the terms of the current draft of the definitive merger agreement and related transaction documents. A representative of Mercer Capital reviewed their preliminary conclusions in preparing their fairness opinion for the transaction, indicating a strong comfort level that the proposed transaction met or exceeded “fair value” for our stockholders. After extensive discussion of various other terms of the transaction, all of the directors indicated that they supported the transaction. At the conclusion of the meeting, our board of directors instructed our outside advisors to continue to work to finalize negotiations with Green.

During the following week, the parties and their advisors continued to negotiate and finalize the merger agreement and the other transaction documents.

On May 1, 2014, our board of directors held a meeting to consider the proposed merger. The strategic review committee provided our board of directors with its perspective on the proposed merger and representatives of Wachtell Lipton reviewed with our board of directors the legal standards applicable to our board of directors’ decisions and actions on the proposed merger. Our board of directors considered presentations from our outside financial advisors regarding the key financial terms of the transaction and the strategic and financial rationales for the proposed merger. Representatives of Mercer Capital and Commerce Street Capital reviewed with our board of directors additional information, including financial information regarding SP Bancorp, Green and the proposed transaction. In addition, representatives of Wachtell Lipton reviewed the most recent draft of the proposed merger agreement and related transaction documents. Our senior management and outside legal and financial advisors responded to questions from the directors throughout the meeting and there were discussions among the directors and management. Following our board of directors meeting, the parties and their outside counsel worked to finalize the terms of the merger agreement and the related transaction documents.

Over the course of the following days, the parties finalized the merger agreement and the other transaction documents.

On May 5, 2014, our board of directors held a telephonic meeting during which representatives of Mercer Capital, Commerce Street Capital and Wachtell Lipton presented updates regarding the status of the definitive transaction documents. Mercer Capital delivered its opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital as set forth in such opinion, the proposed merger was fair, from a financial point of view, to our stockholders. Following a discussion among the members of our board of directors, including consideration of the factors described in the section of this proxy statement entitled “—Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal,” our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, our stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that our stockholders adopt the merger proposal.

Pursuant to the engagement letter with Commerce Street Capital, upon completion of the merger, we will pay Commerce Street Capital a fee of approximately $562,000 (plus expenses).

Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal

Our board of directors created the strategic review committee for administrative purposes to oversee the strategic review process and make recommendations to our board of directors as to any possible strategic transaction, including the merger. Our board of directors authorized the strategic review committee to make recommendations to the board, but the strategic review committee did not have authority to approve or reject a strategic transaction.

After consideration of the factors described below and subject to the satisfactory conclusion of remaining open items the strategic review committee unanimously determined to recommend approval of the Green transaction to our full board of directors.

Following the recommendation of the strategic review committee, our board of directors carefully considered the terms of the merger agreement and the value of the consideration to be received by our stockholders upon completion of the merger. In reviewing the merger agreement and the consideration to be received by our stockholders, our board of directors took into consideration several issues including, among others, the recommendation of the strategic review committee, the feasibility of remaining independent, our ability to compete with much larger regional banks and the need to eventually raise additional capital to facilitate growth, which could be dilutive to our existing stockholders. After careful consideration, our board of directors determined that it was advisable to, and in the best interests of, SP Bancorp and our stockholders to enter into the merger agreement. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the merger proposal.

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger proposal, the strategic review committee and our board of directors consulted their legal and financial advisors as well as our management, and considered a number of factors, including:

•	their knowledge and understanding of our business, operations, financial condition, asset quality, earnings and prospects;

•	their understanding of the current environment in the financial services industry in which we operate, including national, regional and local economic conditions and the interest rate environment, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, the current environment for community banks (particularly in Texas) and current financial market conditions and the likely effects of these factors on our potential for growth, development, productivity, profitability and strategic options;

•	the financial analyses and opinion of Mercer Capital presented to our board of directors on May 5, 2014, to the effect that, as of such date, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger was fair, from a financial point of view, to our stockholders (as more fully described in the section of this proxy statement entitled “—Opinion of Our Financial Advisor”);

•	a review of the risks and prospects of remaining independent, including the challenges of the current financial, operating and regulatory climate and the belief that our ability to grow organically or through the acquisition of other banks was limited by our size relative to our peers;

•	the fact that the per share merger consideration will be paid in cash, which provides certainty of value and liquidity to our stockholders;

•	the process conducted by, and financial analyses delivered by, Commerce Street Capital to assist our board of directors in its review of strategic alternatives; and

•	the structure of the merger and the terms of the merger agreement, including the ability of our board of directors, under certain circumstances, to withdraw or adversely modify its recommendation to our stockholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a $2.0 million termination fee).

The strategic review committee and our board of directors also considered potential risks and a variety of potentially negative factors in connection with its deliberations concerning the merger agreement and the merger, including:

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger;

•	the fact that the interests of some of our directors and officers may be different from those of our stockholders generally, and our directors and officers may be participants in arrangements that are different from, or are in addition to, those of our stockholders;

•	the fact that the aggregate merger consideration is subject to reduction if our adjusted tangible book value is not $29.5 million or greater at the month-end near the completion of the merger;

•	the fact that the merger agreement prohibits us, our subsidiaries and our and their officers, directors, agents, advisors and affiliates from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal;

•	the risk that the merger will not be consummated;

•	the restrictions on the conduct of our business prior to the completion of the merger; and

•	the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger.

The foregoing discussion of the factors considered by the strategic review committee and our board of directors is not intended to be exhaustive, but, rather, includes certain factors considered by the strategic review committee and our board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, the strategic review committee and our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The strategic review committee and our board of directors considered all these factors as a whole, including discussions with, and questioning of, our management and our financial and legal advisors and the strategic review committee, and overall considered the factors to be favorable to, and to support, its determination. The strategic review committee and our board of directors also relied on the experience of Commerce Street Capital and Mercer Capital, their financial advisors, for analyses of the financial terms of the merger and for the opinion of Mercer Capital as to the fairness of the merger, from a financial point of view, to our stockholders.

For the reasons set forth above, our board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that our stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Each of our directors and named executive officers have entered into voting agreements, solely in their capacity as stockholders of SP Bancorp, pursuant to which they have agreed to vote all shares of our common stock held by them in favor of adopting the merger proposal, among other things. For more information regarding the voting agreements, please see the section of this proxy statement entitled “—Voting Agreements.”

Opinion of Our Financial Advisor

We engaged Mercer Capital to opine as to the fairness of the merger, from a financial point of view, to our stockholders. We selected Mercer Capital because the firm is regularly engaged to assist financial and non-financial companies to evaluate acquisitions and other significant corporate events, including rendering fairness opinions, and because of its familiarity with us and the regional community banking industry, as well as its knowledge of the banking industry as a whole. Mercer Capital was paid a fee of $45,000 (plus reimbursement of expenses) to conduct its analysis and render its opinion which is not contingent on the completion of the merger. Within the prior three years, Mercer Capital has not provided valuation services to or received compensation from either SP Bancorp or Green. Mercer Capital does not have and has not had an interest in the common stock, debt or any other security issued by SP Bancorp or Green.

On May 5, 2014, Mercer Capital rendered an opinion that as of such date, the merger was fair, from a financial point of view, to the holders of our common stock.

Our stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer Capital. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion which is attached as Annex C to this proxy statement and is incorporated herein by reference.

Mercer Capital’s opinion speaks only as of the date of the opinion. Such opinion is directed to our board of directors and addresses only the fairness of the merger, from a financial point of view, to our stockholders. It does not address the underlying business decisions to proceed with the merger and does not constitute a recommendation to any of our stockholders as to how the stockholder should vote at the special meeting on the merger proposal or any related matter.

In rendering its opinion, Mercer Capital reviewed, among other things:

•	Successive drafts of the merger agreement with the execution version dated May 5, 2014;

•	Consolidated and parent-only financial statements for SP Bancorp filed with the Federal Reserve;

•	Quarterly call reports for the Bank for 2012 and 2013;

•	Certain public filings for SP Bancorp including its annual report for the fiscal years ended December 31, 2010 to 2013 (including those filed on Form 10-K for fiscal years 2010 to 2013), earnings release for the fourth quarter of 2013 and an investor presentation for the fourth quarter of 2013;

•	An overview of SP Bancorp’s strategic considerations and marketing process that led to the merger agreement as prepared by Commerce Street Capital;

•	Board packages for the December 2013 and January 2014 meetings of our board of directors;

•	Schedule of individual securities owned by the Bank as of February 28, 2014;

•	SP Bancorp’s loan loss reserve analysis as of December 31, 2013;

•	Loan watch list for SP Bancorp as of February 28, 2014; and

•	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare its opinion.

As part of its analysis, Mercer Capital visited with our management to gain insight into the historical financial performance, prospective performance, regulatory relations and other factors that led to the decision to pursue the marketing of SP Bancorp to potential acquirers. In addition, Mercer Capital visited with Commerce Street Capital and our corporate counsel to obtain additional insight into the marketing process.

Mercer Capital relied upon financial and other information we provided without independent verification. Mercer Capital did not examine our loan portfolio or the adequacy of the loan loss reserve. Mercer Capital was supplied with certain forecasts for SP Bancorp. For purposes of the analysis, Mercer Capital consulted with our management regarding future financial performance expectations, the reasonableness of the forecasts, and certain other assumptions to extrapolate from the forecasts through 2017.

The following is a summary of the material analyses performed by Mercer Capital, which were summarized by Mercer Capital in its presentation to our board of directors in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer Capital opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

Summary of the Proposed Transaction.

Mercer Capital noted that Green will acquire 100% of the Company’s common stock for $46.2 million of cash, or $29.55 per share before any closing adjustments or reductions for withholding taxes. Should the adjusted tangible book value (as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”) be less than $29.5 million, the aggregate merger consideration will be adjusted downward on a dollar-for-dollar basis. In connection with the fairness opinion delivered on May 5, 2014, Mercer Capital estimated that the per share merger consideration would be approximately $29.43 per share based upon adjustments identified by our management as of such date. As part of the merger agreement, Green has represented and warranted that it will have sufficient cash to consummate the transaction immediately prior to the effective time of the merger.

Mercer Capital calculated the following transaction multiples:

Transaction Multiples
	($000)	P/S	Multiple
Price / FY13A Net Income	$1,245	$0.81	36.5	x
Price / LTM Net Inc @ 3/31	$956	$0.62	47.7	x
Price / LTM Core EPS[1]	$1,060	$0.68	43.4	x

Price / BVPS @ 3/31/14	$33,136	$20.68	142%
Price / Tangible BVPS	$33,136	$20.68	142%
Adj Price / Core TBVPS[2]	$28,425	$17.74	149%
Ent Value / Bank Equity	$31,066		149%

Core Deposit Premium	$13,064	$259,809	5.0%

[1]	Core EPS x-$158k pre-tax charter conversion costs
[2]	Adjusted price/core TBVPS assumes core equity = 9.0% with the purchase price reduced dollar for dollar by the amount of excess equity

The estimated purchase price per share of $29.43 represented a 44% premium to the closing price of our common stock at April 28, 2014 and a 46% premium to the closing price of our common stock for the 30-day period ending April 28, 2014.

SP Bancorp Historical Financial Perspective.

Mercer Capital reviewed SP Bancorp’s historical financial performance and near-term earnings outlook based upon management’s 2014 budget. Mercer Capital noted that from 2010 through 2013 earnings ranged from $524 thousand (2010) to $1.5 million (2012) with an ROA range of 0.23% (2010) to 0.53% (2012). A significant contributor to rising earnings during 2010-2012 was the SP Bancorp mortgage banking unit. Mercer Capital noted

that gains on the sale of mortgages ranged between 118% of pre-tax income in 2010 to 98% in 2012 when origination volumes and secondary market sales were higher than 2010 as a result of a refinancing wave that was benefiting the industry. A subsequent increase in intermediate- and long-term interest rates during 2013 led to a reduced level of mortgage banking originations and secondary market sales, which in turn contributed to a reduction in SP Bancorp’s 2013 net income to $1.2 million from $1.5 million in 2012. Mercer Capital noted this negative trend continued into 2014 when we reported first quarter net income of $96 thousand compared to $385 thousand in the same period of 2013 as gains on sales of loans declined to $153 thousand from $576 thousand. Mercer Capital also noted that we did not pay any dividends from 2010 through 2013 and that SP Bancorp’s tangible book value per share increased from $18.61 per share at year-end 2010 to $20.68 per share at March 31, 2014.

Peer Comparison. Mercer Capital compared SP Bancorp’s recent financial performance and pricing multiples to other publicly traded banks located in Texas and/or nearby states to provide additional perspective on SP Bancorp’s performance and relative valuation in the public market. The peer group consisted of:

BancFirst Corporation	Hilltop Holdings Inc.	Prosperity Bancshares, Inc.
BOK Financial Corporation	Independent Bank Group, Inc.	Southside Bancshares Inc.
Comerica Incorporated	IBERIABANK Corporation	Southwest Bancorp, Inc.
Cullen/Frost Bankers, Inc.	International Bancshares Corp	Texas Capital Bancshares
First Financial Bankshares	OmniAmerican Bancorp, Inc.	ViewPoint Financial Group

The table below sets forth the data for SP Bancorp and the median data for the peer group as of April 28, 2014:

	SPBC	SPBC Peer Median
Assets	$304	$12,079
LTM ROA	0.41	1.05
LTM ROAE	3.7	9.9
LTM ROTE	3.7	12.2
Net Interest Margin	3.39	3.39
Efficiency Ratio	82.8	64.4
NPAs / Loans	1.79	1.13
Tangible Common Equity to Tang. Assets	10.4	9.9

P/E LTM	34.4	18.4
P/T BV	0.99	2.37
Market Cap	$33	$1,904

Recent Transactions Analysis.

Mercer Capital reviewed acquisition multiples for banks and thrifts with similar characteristics to SP Bancorp as reported by SNL Financial, a firm that tracks public market and M&A pricing in the financial services industry. The database was screened for the following characteristics to derive five groups of banks and thrifts that had agreed to be acquired in deals announced after December 31, 2012. All transaction groups were also screened to exclude targets with non-performing assets as a percentage of assets greater than 3%.

(a) Forty targets with assets between $200 and $500 million and profitable (no negative earnings in the YTD or prior YTD period).

(b) Seven targets located in Arizona, New Mexico, Oklahoma, or Texas and having assets between $100 and $750 million.

(c) Twenty three targets with return on average assets between 0.20% and 0.80% in the trailing twelve month period and assets between $200 and $500 million.

(d) Twenty eight targets with tangible common equity as a percentage of assets greater than 9.5% and assets between $200 million and $500 million.

(e) Nine targets where consideration paid for the target was 100% cash and the target was profitable (no negative earnings in year-to-date or prior year-to-date period) and the target had assets between $200 and $500 million.

The table below details the price/earnings and price/core earnings multiples for SP Bancorp relative to the five transaction groups.

Based on Announced Deal Value
	P/E (LTM Reported)		P/E (LTM Core)
Transactions Since YE2012	Average	Median	Average	Median
Asset Size ($200-$500M, Profitable)	22.5x	20.4x	32.6x	30.0x
Regional (AZ, NM, OK, TX, $100-750M)	23.2x	17.9x	NA	NA
Performance (ROA 0.2-0.8%, $200-500M)	28.4x	26.1x	38.6x	33.0x
High Capital (TCE > 9.5%, $200-500M)	19.6x	19.1x	33.5x	28.4x
Cash Only ($200-500M, Profitable)	25.6x	28.9x	33.0x	33.0x

Median	23.2x	20.4x	33.3x	31.5x

SP Bancorp, Inc.	47.7x		43.4x

The table below details the price/book multiples, price/tangible book multiples and core deposit premiums for SP Bancorp relative to the five transaction groups.

	Price / Book Value		Price / Tangible BV		Core Dep Premium
Transactions Since YE2012	Average	Median	Average	Median	Average	Median
Asset Size ($200-$500M, Profitable)	132%	130%	136%	133%	5.0%	4.7%
Regional (AZ, NM, OK, TX, $100-750M)	137%	127%	139%	130%	6.6%	5.9%
Performance (ROA 0.2-0.8%, $200-500M)	128%	126%	134%	133%	5.1%	4.5%
High Capital (TCE > 9.5%, $200-500M)	120%	123%	124%	128%	3.7%	3.8%
Cash Only ($200-500M, Profitable)	119%	113%	132%	133%	4.2%	4.1%

Median	128%	126%	134%	133%	5.0%	4.5%

SP Bancorp, Inc.	142%		142%		5.0%

Mercer Capital determined a range of value based upon the multiples observed for the recent transactions as follows:

•	Price to Earnings: The multiples applied were based upon the range of 18x to 29x observed for the median and averages of the five transaction groups described previously. The range of value for SP Bancorp was $17 to $28 million ($10.85 to $17.90 per share) and was derived from the product of SP Bancorp’s earning power and the P/E multiples.

•	Price to Core Earnings: The multiples applied were based upon the range of 28x to 39x observed for the median and averages of the five transaction groups described previously. The range of value for SP Bancorp was $30 to $41 million ($19.20 to $26.25 per share) and equaled the product of SP Bancorp’s core earnings for the LTM period-ended March 31, 2014 as calculated by Mercer Capital and the P/E multiples.

•	Price to Tangible Book Value. The indicated value range was equal to the product of the price/tangible book value multiple range observed for the median and average of the five transaction groups of 1.2x to 1.4x and SP Bancorp’s tangible equity as of March 31, 2014. The range of values for SP Bancorp was $40 to $46 million ($25.60 to $29.45 per share).

Discounted Cash Flow Analysis.

Mercer Capital used the discounted cash flow method to derive a range of values for SP Bancorp based upon projected cash flows that would accrue to our stockholders. The analysis examined two scenarios: an “organic growth” scenario whereby the forecasts were based upon our management’s organic growth forecasts for 2014 through 2017 and a “milk” scenario in which Mercer Capital adjusted our management’s “organic growth” forecasts to reflect slower growth and the implementation of a common dividend such that all tangible equity in excess of 9.0% were deemed to be distributed to our stockholders. Both scenarios assume that SP Bancorp is sold at the end of the forecast period with a terminal year price/earnings multiple range of 17x to 22x.

Projected cash flows for the “organic growth” scenario were discounted to a present value based upon a discount rate of 15.62%. Mercer Capital derived the discount rate from the sum of (a) 3.20% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated small-cap banking industry beta of 1.02x and the common stock premium of 5.50% based upon Mercer Capital’s review of long-term market return data; (c) the small capitalization stock equity premium of 3.81% based upon the micro-cap size premium derived by Ibbotson & Associates and (d) 3.0% for an incremental risk premium Mercer Capital deemed to be appropriate given the execution risk for SP Bancorp’s transition towards rapid commercial growth and the significant improvement in SP Bancorp’s profitability forecast relative to recent historical performance. The discount rate for the “milk” scenario was 13.62% as only a 1% specific company risk premium was applied to reflect that execution risks were deemed to be lower by Mercer Capital than the “organic growth” scenario.

“Organic Growth” DCF Indicated Value.

Mercer Capital derived a value of $40.9 million ($26.15 per share) for the “organic growth” scenario based upon the present value of the product of forecasted 2017 net income and a terminal value P/E multiple of 20.0x. Mercer Capital also presented a sensitivity analysis in which the terminal value was varied based upon a range of forecasted 2017 net income of $2.9 to $3.9 million and P/E multiples of 17x to 22x. The range of values was $28.8 to $50.1 million ($18.40 to $32.05 per share). Lastly, Mercer Capital presented a sensitivity analysis in which the discount rate was varied from 12.6% to 17.6% and forecasted 2017 net income was varied from $2.9 to $3.9 million. The range of values was $37.4 million to $42.8 million ($23.90 to $27.35 per share).

“Milk” DCF Indicated Value.

Mercer Capital derived a value of $36.2 million ($23.15 per share) for the “milk” scenario based upon the present value of the product of (a) excess capital that was assumed to be distributed in 2014, 2015, 2016, and 2017 and (b) forecasted 2017 net income and a terminal value P/E multiple of 20.0x. Mercer Capital also presented a sensitivity analysis in which the terminal value was varied based upon a range of forecasted 2017 net income of $1.8 to $2.8 million and P/E multiples of 17x to 22x. The range of values was $25.3 to $44.6 million ($16.20 to $28.55 per share). Lastly, Mercer Capital presented a sensitivity analysis in which the discount rate was varied from 10.6% to 15.6% and forecasted 2017 net income was varied from $1.8 to $2.8 million. The range of values was $31.1 million to $38.1 million ($19.90 to $24.35 per share).

Other Considerations

Mercer Capital noted that the merger agreement included a representation and warranty by Green that it would have sufficient cash at the time the merger is to be consummated to pay the merger consideration. Mercer Capital also reviewed Green’s cash and capital structure at the parent and subsidiary bank levels as well as certain schedules provided by Green’s management detailing pro forma capital ratios to assess Green’s capacity to consummate the merger. Mercer Capital also noted that the implied return to our stockholders since SP Bancorp’s initial public offering in 2010 vastly outstripped industry and broad market indices.

Returns Since 10/29/10 SPBC IPO	Total Return (%)
SPBC (@$20)	100.0
SPBC (@$30)	200.0
S&P 500	70.3
Russell 2000	66.5
SNL Micro Cap Banks	69.3
SNL Small Cap Banks	63.4
SNL Mid Cap Banks	55.0
SNL Large Cap Banks	61.3

Certain Effects of the Merger

If the merger proposal is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into SP Bancorp with SP Bancorp continuing as the surviving corporation and each share of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will be canceled and converted into the right to receive a cash payment equal to the per share merger consideration of $29.55 per share (without giving effect to any potential adjustments), which is equal to the adjusted aggregate merger consideration (described below) divided by the 1,563,263 shares of our common stock (excluding unvested shares of restricted common stock) outstanding as of the date of the merger agreement. In all cases, the per share merger consideration will be paid without interest and subject to downward adjustment under certain circumstances described below.

The adjusted aggregate merger consideration will be determined shortly before the completion of the merger and will equal $46.2 million, reduced dollar-for-dollar if and to the extent that our adjusted tangible book value is less than $29.5 million. Our adjusted tangible book value will be equal to our book value reduced by any intangible items such as goodwill, as well as certain transaction expenses and the consideration paid to holders of stock options and holders of unvested restricted stock. Our adjusted tangible book value will be calculated at the month-end prior to the closing of the merger, or, if the merger is expected to close in the first ten days of a month, as of the earlier preceding month-end. Green is entitled to withhold from the consideration otherwise payable any amounts required to be withheld under applicable law.

The amount of per share merger consideration to be received by our stockholders is dependent upon a number of factors that are not currently determinable, including our future stockholders’ equity and our transaction expenses. Consequently, the exact per share merger consideration to be received as a result of the merger will not be known at the time our stockholders vote on the merger proposal. Further information about the calculation of the per share merger consideration is contained in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration” beginning on page 37. You will not be entitled to receive shares of the surviving corporation or of Green or any of its affiliates.

Our common stock is currently registered under the Exchange Act and is quoted on The NASDAQ Capital Market under the symbol “SPBC.” As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on The NASDAQ Capital Market and the registration of our common stock under the Exchange Act is expected to be terminated.

After completion of the merger, the board of directors of Merger Sub will become the board of directors of the surviving corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the effective time of the merger will become the officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified. At the effective time of the merger, the articles of incorporation of Merger Sub will become the articles of incorporation of the surviving corporation and the bylaws of Merger Sub will become the bylaws of the surviving corporation.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote to adopt the merger proposal, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that our stockholders adopt the merger proposal. These interests are described in further detail below, and certain of them are quantified in the narrative and table below. For purposes of the following description, references to “executive officer” shall be deemed to refer to “named executive officer” since SP Bancorp’s named executive officers are its only executive officers. See “—Background of the Merger,” and “—Recommendation of the Strategic Review Committee and the Board of Directors; Reasons for Recommending Adoption of the Merger Proposal.”

Treatment of Equity-Based Awards

Stock Options. Each outstanding stock option, including those held by our executive officers and directors, whether vested or unvested, will be automatically canceled as of the effective time of the merger in exchange for the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the positive difference, if any, of the per share merger consideration minus the exercise price per share of such stock option being canceled multiplied by (b) the number of shares of our common stock subject to such stock option immediately prior to the effective time of the merger, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof. As of the record date, our directors and named executive officers owned, in the aggregate, options to purchase 94,375 shares of our common stock, with exercise prices ranging from $15.25 to $19.40 per share.

Restricted Stock. Each outstanding unvested share of restricted stock, including those held by our executive officers and directors, will become fully vested at the effective time of the merger and automatically, without any required action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share merger consideration, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger. As of the record date, our directors and named executive officers owned, in the aggregate, 31,900 shares of unvested restricted stock.

Summary of Consideration to be Received in Connection with the Treatment of Equity-Based Awards. For an estimate of the amounts that will become payable to SP Bancorp’s named executive officers in respect of their stock options and unvested restricted stock in connection with the merger, see “—Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation.” The aggregate amount that would become payable to all of our non-employee directors in respect of their stock options and unvested restricted stock if the effective time of the merger was May 29, 2014, and based on a per share merger consideration of $29.55, is estimated to be $1,198,595. The actual amounts to be received by our named executive officers and directors in respect of their stock options and restricted shares in connection with the merger will depend on certain factors, including the adjustments to adjusted tangible book value (as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”).

Treatment of Employee Stock Ownership Plan

The ESOP will be terminated, contingent upon the closing of the merger, effective not later than the day immediately preceding the effective time of the merger. The ESOP trustee will apply the per share merger consideration received with respect to unallocated shares to repay any outstanding debt owed by the ESOP, and any remaining cash will then be allocated to the participants’ accounts in proportion to their relative amount of applicable compensation consistent with past practice. In addition, the ESOP trustee will apply the cash per share merger consideration received with respect to each allocated share to the participants’ accounts. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the continued qualified status of the ESOP, the ESOP trustee will distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP. Each of our named executive officers is an ESOP participant.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, our directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from Green following the effective time of the merger. See “The Merger Agreement—Other Covenants and Agreements—Indemnification and Insurance.”

Severance and Change in Control Agreements

Each of our named executive officers and directors previously entered into change in control agreements with SP Bancorp that provide for certain severance payments to be paid in the event that his or her employment with, or service to, us is terminated (a) by us without “cause” or (b) by the executive or director for “good reason” (each of (a) and (b), a “qualifying separation from service”), within the two-year period following a change in control of SP Bancorp, provided that the executive or director executes a release of claims against us, our subsidiaries and affiliates within 50 days following a qualifying separation from service. The merger will constitute a change in control under the change in control agreements. An executive or director would forfeit any right to receive severance payments if he or she violates the terms of any restrictive covenants contained in any written agreement with us or if his or her employment with, or service to, us is terminated (x) by us for “cause,” (y) by the executive or director without “good reason,” or (z) due to the executive’s or director’s death or disability.

If Mr. Weaver experiences a qualifying separation from service within the two-year period following the merger, Mr. Weaver’s change in control agreement provides for severance payments equal to one year of his then current base salary (or, if his base salary was reduced following the change in control, his base salary as in effect immediately preceding the reduction), payable in equal installments over the one-year period beginning on the first payroll date on or immediately following the date that is 60 days after his qualifying separation from service. If Ms. Salls or Ms. Rowland experiences a qualifying separation from service within the two-year period following the merger, each of their respective change in control agreements provides for severance payments equal to nine months of her then current base salary (or, if her base salary was reduced following the change in control, her base salary as in effect immediately preceding the reduction), payable in equal installments over the nine-month period beginning on the first payroll date on or immediately following the date that is 60 days after a qualifying separation from service.

For an estimate of the amount of cash severance payments that could become payable to each of SP Bancorp’s named executive officers pursuant to their change in control agreements following completion of the merger, see “—Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation.”

Under their respective change in control agreements, upon completion of the merger each director will be entitled to receive severance payments equal to the total value of director fees (retainer fees and meeting fees) he or she received in the nine-month period immediately preceding the completion of the merger, payable in equal installments over the nine-month period beginning on the first payroll date on or immediately following the date that is 60 days after the merger. The aggregate amount of the cash severance payments that could become payable to all of our non-employee directors pursuant to their change in control agreements if the effective time of the merger were May 29, 2014 and they all experienced a qualifying separation from service at such time is estimated to be $177,840.

Advisory Vote on Merger-Related Compensation

The discussion and table below reflect the estimated amount of compensation and benefits that each of our named executive officers is entitled to receive where the compensation or benefits are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules and is the subject of the merger-related compensation proposal.

The amounts in the table below assume that (a) the merger is consummated on May 29, 2014, (b) there is no downward adjustment to the aggregate merger consideration and each share of our common stock is entitled to receive an amount in cash equal to $29.55, and (c) each named executive officer experiences a qualifying separation from service on May 29, 2014. Amounts in the table below do not include compensation under the ESOP and other compensation and benefits available to all of our employees generally on a non-discriminatory basis. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Jeffrey L. Weaver	255,691	516,294	771,985
President and Chief Executive Officer
Suzanne C. Salls	116,471	188,972	305,443
Executive Vice President and Chief Financial Officer
M. Gaye Rowland	117,310	183,895	301,205
Senior Vice President, Retail Lending

(1)	With respect to Mr. Weaver, this amount represents one year of his base salary, which is payable in equal installments over the one-year period beginning on the first payroll date on or immediately following the date that is 60 days after his qualifying separation from service. With respect to each of Ms. Salls and Ms. Rowland, this amount represents nine months of her base salary, which is payable in equal installments over the nine-month period beginning on the first payroll date on or immediately following the date that is 60 days after her qualifying separation from service. The amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of a change in control and a qualifying separation from service.
(2)	Represents the aggregate payments to be made in respect of stock options that have an exercise price less than the per share merger consideration and unvested restricted stock. As described in more detail in “—Interests of Our Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards,” all unvested stock options for which the exercise price is less than the per share merger consideration and all restricted stock awards held by Mr. Weaver, Ms. Salls and Ms. Rowland will be vested and settled upon the completion of the merger. Set forth below are the values of each type of equity-based award that would become payable to our named executive officers in connection with the merger. All such amounts are “single-trigger.”

	Vested Options ($)	Unvested Options ($)	Unvested Restricted Stock ($)	Total ($)
Jeffrey L. Weaver	42,911	313,793	159,589	516,294
Suzanne C. Salls	14,304	97,829	76,839	188,972
M. Gaye Rowland	14,304	92,752	76,839	183,895

Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Green or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Green or the surviving corporation. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, certain of our executive officers may, prior to the completion of the merger, enter into new arrangements with Green or its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Green, certain of its subsidiaries or the surviving corporation.

Voting Agreements

As of May 5, 2014, each of Jeffrey L. Weaver, Suzanne C. Salls, M. Gaye Rowland, Paul M. Zmigrosky, Christopher C. Cozby, Carl W. Forsythe, P. Stan Keith, David C. Rader, Randall E. Sloan, David Stephens, Lora J. Villarreal and Jeffrey B. Williams (solely in their capacities as stockholders of SP Bancorp) entered into voting agreements with Green, pursuant to which each of them agreed to, among other things, vote his or her shares of our common stock in favor of the adoption of the merger proposal at the special meeting, and against certain other actions, proposals, transactions or agreements that would be detrimental to the completion of the merger. Pursuant to the voting agreements, the above-referenced directors and officers also agreed not to sell or otherwise dispose of any shares of our common stock held by them, subject to limited exceptions. The voting agreements will terminate automatically upon the earlier of (a) the effective time of the merger and (b) the termination of the merger agreement in accordance with its terms. The directors and executive officers who are parties to the voting agreements collectively owned approximately 11.7% of the outstanding shares of our common stock as of the record date. The foregoing description is not intended to be complete and is qualified in its entirety by the form of voting agreement attached as Annex B to this proxy statement, which you should read in its entirety.

Effects on SP Bancorp if the Merger is Not Completed

If the merger is not completed for any reason, our stockholders will not receive the per share merger consideration, our current management, under the direction of our board of directors, will continue to manage us as a stand-alone, independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended. See “Additional Information.”

Material United States Federal Income Tax Considerations

The following summary is a general discussion of the material U.S. federal income tax consequences to holders of our common stock whose shares of common stock are converted into the right to receive cash in the merger, or the Holders. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the Holders as described herein. No ruling from the Internal Revenue Service, or the IRS, has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the Holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by SP Bancorp which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this summary only applies to Holders that hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Holders in light of their particular circumstances, including Holders:

•	who are subject to special tax rules under the U.S. federal income tax, such as dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, mutual funds, regulated investment companies, real estate investment trusts, partnerships, financial institutions, insurance companies, tax-exempt entities, certain expatriates or former long-term residents of the United States, or persons that have a functional currency other than the U.S. dollar;

•	who hold their shares of common stock through a partnership or another pass-through entity;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares of common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	who hold their shares of common stock as part of a hedging, straddle, or other risk reduction strategy.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and on the activities of the partner and the partnership. We encourage partners of partnerships holding our common stock to consult their own tax advisors.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States

•	A corporation, or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	A trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, under the applicable regulations.

Payments with Respect to Common Stock. The conversion of our common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, this means that each U.S. Holder will recognize capital gain or loss, if any, equal to the difference between the amount of cash received by such U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in its shares of common stock (generally the purchase price paid by the U.S. Holder to acquire such shares of common stock). For this purpose, U.S. Holders who acquired different blocks of shares of common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of common stock surrendered in the merger. Any such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of common stock exceeds one year as of the date of the completion of the merger. For non-corporate U.S. Holders, short-term capital gains are taxable at the ordinary income tax rate of up to 39.6% and long-term capital gains generally are taxable at a reduced rate (either 20% for individuals in the 39.6% income tax bracket or up to 15% for other individuals). The deductibility of capital losses is subject to certain limitations. Certain U.S. Holders may be subject to an additional 3.8% tax on “net investment income,” which generally includes capital gains from the sale of stock.

Backup Withholding Tax. U.S. Holders may be subject to “backup withholding” at a rate of 28% with respect to the cash received in the merger for the U.S. Holder’s shares of common stock. Backup withholding will generally not apply, however, to a U.S. Holder who furnishes the disbursing agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. Holder should complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the disbursing agent. Backup withholding is not an additional tax and any amounts withheld from payments to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the U.S. Holder furnishes the required information to the IRS. U.S. Holders who fail to provide the correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to a penalty imposed by the IRS. If the disbursing agent withholds on a payment to a U.S. Holder and the withholding results in an overpayment of taxes by that U.S. Holder, a refund may be obtained from the IRS, provided that the U.S. Holder furnishes the required information to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of our common stock exchanged in the merger. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of any shares of our common stock (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder as described above.

Payments with Respect to Common Stock. The receipt of cash in exchange for shares of common stock pursuant to the merger by a Non-U.S. Holder generally will be exempt from U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business carried on by such Non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States);

•	Such Non-U.S. Holder is an individual, holds common stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions exist; or

•	SP Bancorp is or has been a United States real property holding corporation for U.S. federal income tax purposes and such Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock.

In the case of a corporate Non-U.S. Holder, “effectively connected” gains that are recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

SP Bancorp has not been, is not and does not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

Backup Withholding Tax. In general, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to cash received in exchange for the Non-U.S. Holder’s shares of common stock in the merger if the Non-U.S. Holder certifies the Non-U.S. Holder’s non-U.S. status on a properly executed Form W-8BEN or W-8ECI (if the gain is effectively connected with the conduct of a U.S. trade or business). If the Non-U.S. Holder’s shares of common stock are held through a foreign partnership or other flow-through entity, such holder will be required to furnish a properly executed Form W8-IMY associated with certain other documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will generally be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and the Non U.S. Holder may obtain a refund of any amounts withheld in excess of its U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE ENCOURAGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Governmental and Regulatory Approvals

We must receive regulatory approval from Federal Reserve, the Office of the Comptroller of the Currency, or the OCC, the Federal Deposit Insurance Corporation, or the FDIC, and the Texas Department of Banking and

certain other regulatory authorities as a condition to closing the merger. In connection with the merger, we and Green must file articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the relevant provisions of the Maryland General Corporation Law as soon as practicable on or after the closing date of the merger. As of the date of this proxy statement, Green has submitted applications with respect to the required regulatory approvals.

In connection with the merger, we and Green have agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to (a) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity and (b) vigorously resist and contest any action, including administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal.

However, Green and its affiliates are not required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having a material adverse effect on Green, the surviving company, or any of their affiliates, in each case measured on a scale relative to the Company (including any requirement to maintain certain capital ratios).

THE MERGER AGREEMENT

The following discussion of the merger agreement is only a summary of its material terms and may not include all of the information that is important to a particular stockholder. Stockholders are urged to read the merger agreement, a copy of which has been included as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement, and such summaries are qualified in their entirety by reference to the complete text of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms and provisions. The merger agreement contains, among other things, representations, warranties and covenants of SP Bancorp, Green and Merger Sub, which are solely for the benefit of the parties to the merger agreement. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties, including being qualified by confidential disclosures exchanged between the parties, and qualifications with respect to materiality and knowledge. Furthermore, these representations and warranties in the merger agreement were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders and are qualified in some cases by confidential disclosures which are not reflected in the merger agreement. Factual disclosures about SP Bancorp, Green, Merger Sub or their respective affiliates contained in this proxy statement or in SP Bancorp’s public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about SP Bancorp, Green, Merger Sub or their respective affiliates contained in the merger agreement.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Green, with and into SP Bancorp upon the terms and subject to the conditions set forth in the merger agreement. After the merger, SP Bancorp will continue as the surviving corporation and a wholly owned subsidiary of Green.

The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Merger Sub will become the officers of the surviving corporation. The articles of incorporation of Merger Sub will be the articles of incorporation of the surviving corporation and the bylaws of Merger Sub will be the bylaws of the surviving corporation. After the merger, our common stock will be delisted from The NASDAQ Capital Market and it is expected that it will be deregistered under the Exchange Act.

Effective Time

The merger will be effective at such time as the articles of merger are accepted by the Maryland State Department of Assessments and Taxations or such later time as may be agreed upon by us and Green and specified in the articles of merger. Unless otherwise agreed to in writing by us and Green, the closing of the merger will occur on the fifth business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions described in this proxy statement under “The Merger Agreement—Conditions to the Completion of the Merger.”

Merger Consideration

If the merger is completed, each share of our common stock (other than treasury shares and shares owned, directly or indirectly, by Green, Merger Sub or us) will be canceled and converted into the right to receive a cash payment equal to the per share merger consideration of $29.55 per share (without giving effect to any potential adjustments), which is equal to the adjusted aggregate merger consideration (described below) divided by the 1,563,263 shares of our common stock (excluding unvested shares of restricted common stock) outstanding as of the date of the merger agreement. In all cases, the per share merger consideration will be paid without interest, subject to downward adjustment under certain circumstances described below and rounded to four decimal points.

The aggregate merger consideration will be adjusted downward on a dollar-for-dollar basis if and to the extent that our final adjusted tangible book value is less than $29.5 million. Our final adjusted tangible book value is our adjusted tangible book value at the month-end prior to the closing of the merger, or, if the merger is expected to close in the first ten days of a month, as of the earlier preceding month-end. Adjusted tangible book value is calculated as our consolidated tangible stockholders’ equity, also referred to as our tangible book value (which is calculated as our consolidated stockholders’ equity, or book value, less goodwill and other customary intangible deductions), less, to the extent not already included in tangible book value, the sum of (x) all financial advisory and opinion fees, costs and expenses, legal fees and expenses, fees in connection with the preparation and filing of this proxy statement and the special meeting (including printing costs, solicitation expenses and meeting expenses) and any other out-of-pocket costs, fees or expenses, in each case incurred or to be incurred by us or our subsidiaries in connection with the merger agreement, the merger and the other transactions contemplated thereby, (y) the cost of the directors’ and officer’s liability tail insurance policy and fiduciary liability tail insurance policy to be purchased prior to the effective time of the merger as described elsewhere in this proxy statement, any retention expenses of SP Bancorp or any of its subsidiaries resulting from arrangements adopted or implemented after the date of the merger agreement and prior to the closing date other than at the written request or direction of Green, severance payable pursuant to certain change in control agreements to persons specified by Green prior to closing, any merger related litigation and settlement costs and expenses (if any), exclusive of any amounts covered or reasonably expected to be covered by insurance (regardless of whether such amounts are expected to be paid by the insurer prior to or following the effective time), as mutually determined by the parties in good faith, and certain costs incurred in obtaining specified contractual consents or extensions and (z) fifty percent (50%) of the fees, expenses and other costs of the neutral auditor as described below (if any), in the case of each of clauses (x), (y) and (z) on an after-tax basis and without duplication that are incurred as of a given date and/or anticipated to be incurred through the closing date (the items set forth in (x), (y) and (z), collectively, are referred to as the “transaction expenses”), and less amounts payable pursuant to the merger agreement to holders of unvested restricted stock and stock options (outstanding as of the date of the merger agreement) on a pre-tax basis, or the options/restricted stock costs.

As of the date of this proxy statement, we estimate that the total transaction expenses will be approximately $[            ], which does not include any amounts attributable to litigation that may arise with respect to the merger, if any. We can make no assurances as to the final amount of transaction expenses, which may ultimately be more or less than the amount set forth above. The options/restricted stock costs are currently expected to be approximately $2,944,772.78, but we can make no assurances as to the ultimate amount of the options/restricted stock costs, which will depend on our adjusted tangible book value.

The amount of per share merger consideration to be received by our stockholders is dependent upon a number of factors that are not currently determinable, including our future stockholders’ equity and our transaction expenses. Consequently, the exact per share merger consideration to be received as a result of the merger will not be known at the time our stockholders vote on the merger proposal.

Not later than ten (10) days after each month-end until the effective time, we will prepare in good faith and deliver to Green an updated preliminary closing statement setting forth (a) the book value, (b) tangible book value, (c) transaction expenses, (d) the options/restricted stock costs, and (e) adjusted tangible book value, as of such month-end (each such statement referred to in this proxy statement as an “interim closing statement”). Each such interim closing statement will be prepared in a manner consistent with the preliminary closing statement delivered to Green as of the date of the merger agreement and each earlier interim closing statement and will set forth our estimate of the book value and the tangible book value as of such month-end, a breakdown of the transaction expenses incurred as of such month-end and/or anticipated to be incurred through the closing date and the adjusted tangible book value resulting therefrom. In the event Green disputes any part of any interim closing statement (including the adjusted tangible book value stated therein), it will give prompt notice to us of such disputed item or items and we and Green will cooperate in good faith to resolve such dispute as promptly as possible.

Not later than three (3) business days prior to the anticipated closing date, we will prepare in good faith and deliver to Green an updated preliminary closing statement as of the month-end immediately preceding the anticipated closing date (such statement, the “final closing statement”); provided, however, that if the closing date is anticipated to occur in the first ten (10) days of a calendar month, then the final closing statement will be prepared as of the month-end of the earlier preceding month (i.e., if the closing date is anticipated to occur on August 1, then the final closing statement will be prepared as of June 30). Such final closing statement will be prepared in a manner consistent with the preliminary closing statement and the interim closing statements and will set forth the book value and the tangible book value as of the month-end immediately preceding the anticipated closing date (or the prior month-end, if applicable), a breakdown of the transaction expenses incurred as of such month-end and/or anticipated to be incurred through the closing date and the final adjusted tangible book value resulting therefrom.

Subject to applicable law, Green will have the right to review, and will have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by us or the Bank or our respective accountants in connection with the preparation of the preliminary closing statement, the interim closing statements and the final closing statement, as well as to executive, finance and accounting personnel of the Company and the Bank and any other information which Green may reasonably request in connection with its review of the preliminary closing statement, the interim closing statements and the final closing statement; provided that we and our subsidiaries will not be required to provide Green access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

In the event Green disputes the final closing statement (including the final adjusted tangible book value), Green will, within five (5) business days following the delivery of the final closing statement, give us written notice of its objections thereto (the “objection notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Green disagrees and, based on the information at its disposal, specifying Green’s good faith proposed calculation of final adjusted tangible book value. If Green does not timely deliver an objection notice within such five (5) business day period, the final adjusted tangible book value set forth in the final closing statement delivered by us will be utilized for the calculation of the aggregate merger consideration and, absent fraud, will be final and binding on all the parties. Any items or amounts set forth in the final closing statement as to which Green does not specifically and timely disagree in the manner set forth above will be final and binding on all the parties, absent fraud.

If Green timely delivers an objection notice, we and Green will cooperate in good faith to resolve such dispute; provided, however, that if we and Green cannot resolve the dispute within five (5) business days after the date of the objection notice, or the initial resolution period, we and Green will appoint KPMG LLP, or if KPMG LLP is unwilling or unable to serve in such capacity, such other mutually acceptable independent accounting firm of national or regional reputation, or the neutral auditor, to arbitrate the dispute under the rules the neutral auditor imposes. The neutral auditor will be limited to addressing only the particular disputes referred to in the objection notice, and the neutral auditor’s resolution of any disputed item will be no greater than the higher amount, and no less than the lower amount, calculated or proposed by the us and Green with respect to such disputed item, as the case may be. Upon reaching its determination of the final adjusted tangible book value, the neutral auditor will deliver a copy of its calculation of the final adjusted tangible book value to us and Green. The determination of the neutral auditor will be made within twenty (20) days after its engagement (which engagement will be made no later than five (5) days after the end of the initial resolution period) and, absent fraud, will be final and binding on all the parties. No party or its affiliates will seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the neutral auditor as to the determination of the final adjusted tangible book value. Fifty percent (50%) of the aggregate fees, expenses and costs of the neutral auditor will be borne by Green, and the other fifty percent (50%) of such fees, expenses and costs will be reflected in transaction expenses. The dispute resolution process contemplated above will be only to determine the disputed items reflected on the final closing statement and necessary to the calculation of the final adjusted tangible book value as of the applicable month-end, regardless of the date on which the neutral auditor delivers its calculation.

At the effective time of the merger, each holder of shares of our common stock, whether in certificate or book-entry form, will no longer have any rights with respect to the shares, except for the right to receive the per share merger consideration upon surrender thereof.

Payment Procedures

On or prior to the closing date, Green will deposit (or cause to be deposited) with a paying agent cash in an amount equal to the aggregate merger consideration. The paying agent will use these funds solely to pay the merger consideration to those stockholders entitled to receive such payment.

Promptly after the effective time of the merger, and in any event within three business days thereafter, Green and the surviving corporation will cause the paying agent to mail all stockholders a letter of transmittal and instructions advising stockholders how to surrender their stock certificates in exchange for the per share merger consideration. If you hold your shares in street name, your broker, bank or other nominee will provide you with instructions on how to surrender your shares of our common stock in exchange for the per share merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items required pursuant to the instructions to the letter of transmittal, the paying agent will pay you cash in the amount of the per share merger consideration multiplied by the number of shares of common stock formerly represented by such stock certificates, and your stock certificates will be canceled. If you hold your shares in book-entry form, you will not be required to deliver a letter of transmittal and will be entitled to receive cash in the amount of the per share merger consideration multiplied by the number of shares of common stock formerly represented by such book-entry shares upon the paying agent’s receipt of an “agent’s message.” Interest will not accrue or be paid in respect of the per share merger consideration. The paying agent and the surviving corporation are entitled to reduce the amount of any consideration paid to stockholders by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If your stock certificates have been lost, stolen or destroyed, you will be required to provide an affidavit to that fact (in form and substance reasonably acceptable to Green) and, if required by Green or the paying agent, post a bond as an indemnity against any claim that may be made against such certificate.

Treatment of Stock Options, Restricted Stock and Employee Stock Ownership Plan

Stock Options

Under the merger agreement, each outstanding stock option will be automatically canceled as of the effective time of the merger in exchange for the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the positive difference, if any, of the per share merger consideration minus the exercise price per share of such stock option being canceled multiplied by (b) the number of shares of our common stock subject to such stock option immediately prior to the effective time of the merger, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger. If the exercise price per share of any stock option is equal to or greater than the per share merger consideration, such stock option will be canceled and the holder will not be entitled to any cash payment in respect thereof.

Restricted Stock

Under the merger agreement, each outstanding share of unvested restricted stock will become fully vested at the effective time of the merger and automatically, without any required action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share merger consideration, payable as soon as reasonably practicable, and in any event within ten days after the effective time of the merger.

Employee Stock Ownership Plan

The ESOP will be terminated, contingent upon the closing of the merger, effective not later than the day immediately preceding the effective time of the merger. The ESOP trustee will apply the per share merger consideration received with respect to unallocated shares to repay any outstanding debt owed by the ESOP, and any remaining cash will then be allocated to the participants’ accounts in proportion to their relative amount of applicable compensation consistent with past practice. In addition, the ESOP trustee will apply the cash per share merger consideration received with respect to each allocated share to the participants’ accounts. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the continued qualified status of the ESOP, the ESOP trustee will distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP.

Representations and Warranties

The merger agreement contains representations and warranties of SP Bancorp that relate to, among other things:

•	corporate matters including due organization, good standing and power;

•	capitalization, the absence of stockholder and voting agreements and certain related matters;

•	the Bank’s FDIC-insured deposit accounts;

•	corporate authority and authorization to enter into, and enforceability of, the merger agreement, determinations and recommendations by our board of directors, and the required stockholder vote to consummate the merger;

•	absence of conflicts with, violations of or defaults under, organizational documents, other contracts, and applicable judgments or laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	financial statements, disclosure controls and procedures and systems of internal control over financial reporting;

•	absence of undisclosed liabilities;

•	the accuracy of information supplied by us in relation to this proxy statement;

•	absence of litigation, proceedings and government orders;

•	absence of certain changes or events;

•	adequacy and possession of licenses, permits and registrations; compliance with laws and obligations related to such licenses, permits and registrations;

•	administration by us and our subsidiaries of accounts for which we or they act as fiduciaries;

•	compliance with the requirements of the Federal Reserve, the FDIC, the OCC, the Texas Department of Banking, the SEC and the NASDAQ Capital Market and other applicable laws and regulations;

•	employee benefit and labor matters;

•	tax matters;

•	material contracts (including the enforceability thereof and compliance therewith);

•	matters relating to the Bank’s loan portfolio;

•	insurance matters;

•	real property;

•	intellectual property;

•	application of certain anti-takeover statutes;

•	absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar device;

•	transactions with affiliates;

•	brokers’ and finders’ fees;

•	the opinion of our financial advisor;

•	environmental matters; and

•	derivative contracts.

The merger agreement also contains various representations and warranties made by each of Green and Merger Sub relating to, among other things:

•	corporate matters including due organization, good standing and qualification;

•	their corporate authority and authorization to enter into, and enforceability of, the merger agreement;

•	absence of conflicts with, violations of or defaults under, organizational documents, other contracts and applicable judgments or laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	information supplied by Green or Merger Sub in relation to this proxy statement;

•	absence of brokers’ and finders’ fees;

•	sufficiency of funds necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

•	absence of litigation, proceedings and government orders.

Green has represented that it will have at the closing sufficient funds to consummate the merger.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, a “material adverse effect” means, with respect to any party:

a material adverse effect on (a) the ability of such party to timely consummate the transactions contemplated by the merger agreement or (b) the financial condition, results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole other than to the extent caused by:

•	changes in applicable GAAP or regulatory accounting requirements;

•	changes in laws of general applicability to banks or savings associations or their holding companies;

•	changes in global, national or regional political conditions or general economic or market conditions affecting other banks or savings associations or their holding companies;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement;

•	any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts or

•	the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the consummation thereof, including the impact thereof on relationships with customers and employees, except in the case of the first four bullets above to the extent the effects are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole as compared to other banks or savings associations or their holding companies.

Conduct of Business Prior to Closing

We agreed in the merger agreement that, until the effective time of the merger, except as consented to in writing in advance by Green (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise specifically required or permitted by the merger agreement, we will, and will cause each of our subsidiaries to:

•	carry on our or its business in all material respects in the ordinary course consistent with past practice; and

•	use reasonable best efforts to preserve intact our business organization, assets, rights and properties, and keep available the services of our current officers, employees and consultants, and preserve our goodwill and relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us.

We also agreed that, until the effective time of the merger, subject to certain exceptions, except as expressly required by the merger agreement or with Green’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) or as required by law, we will not, and will not permit our subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of our capital stock;

•	purchase, redeem or otherwise acquire shares of our capital stock or other equity interests;

•	effect a stock-split or dividend or amend the terms of our capital stock;

•	issue, deliver, sell, grant, pledge or otherwise encumber any shares of our capital stock or derivative rights;

•	amend, authorize or propose to amend our articles of incorporation or bylaws (or similar organizational documents);

•	acquire by merger, stock purchase, asset acquisition or otherwise, a business organization or material assets other than in the ordinary course consistent with past practice;

•	subject to certain ordinary course exceptions, encumber or subject to any lien or otherwise dispose, of any of our material properties, assets or rights or any material interest therein;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	subject to certain ordinary course exceptions, incur or guaranty any indebtedness for borrowed money, obligations under conditional or installment sale contracts or relating to purchased property or capital lease obligations or issue or sell any debt securities or other rights to acquire any debt securities;

•	incur or commit to incur capital expenditures in excess of $50,000 in the aggregate;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations outside of the ordinary course of business consistent with past practice;

•	waive, release, grant or transfer any right of material value to the us or our subsidiaries;

•	modify, amend, terminate, cancel or extend any material contract or enter into any contract that if in effect on the date the merger agreement would be a material contract;

•	commence or settle certain material legal proceedings;

•	change our financial accounting methods, principles or practices, or revalue any of our material assets except, in each case, insofar as is required by a change in GAAP, applicable law or regulatory accounting policies;

•	make or change any material tax election except as required by applicable law, settle, compromise or enter into any closing agreement with any tax authority with respect to any material tax claim, audit or assessment surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim, audit or assessment or change any annual tax accounting period or method of tax accounting, in each case except in the ordinary course of business consistent with past practice;

•	change our fiscal or tax year;

•	except as required by applicable law or the terms of an SP Bancorp benefit plan as in effect on the date of the merger agreement, (a) grant any increase in compensation, bonus or other benefits, other than increases in annual base salaries or wage rates in the ordinary course of business consistent with past practice that do not exceed 3% for any individual, or pay any bonus of any kind or amount, (b) grant or pay any severance, change in control or termination pay, or modifications thereto or increases therein, (c) grant or amend any equity or equity-based award, (d) adopt or enter into any collective bargaining agreement or other labor union contract, (e) take any action to accelerate the vesting or payment of any compensation or benefit under any SP Bancorp benefit plan or other contract, (f) adopt any new employee benefit plan or amend, modify or terminate any existing SP Bancorp benefit plan or (g) hire or terminate, other than for cause, the employment of any officer holding the position of senior vice president or above or any employee with base salary in excess of $100,000; provided, however, that we may establish a retention program with a retention pool in the aggregate amount of up to $200,000 to be allocated to employees and other service providers in our discretion;

•	fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to our or our subsidiaries’ assets, operations and activities as currently in effect;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, our operations or the operations of any of our subsidiaries;

•	subject to certain exceptions, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which our consent is required under, any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party;

•	enter into any new line of business outside of our existing business;

•	enter into any new lease of real property other than ordinary course renewals or materially amend the terms of any existing lease of real property;

•	change, in any material respect, our or our subsidiaries’ credit, loan pricing, loan risk rating, underwriting, recognition of charge-offs or other material policies except as required by law or by rules or policies imposed by a governmental entity;

•	make certain new or amend such existing loans;

•	pay or offer to pay interest rates on any deposits, including new and renewed time deposits, that are materially inconsistent with prevailing market rates for such deposits or solicit or accept any brokered deposits, including brokered certificates of deposit;

•	sell or transfer any existing investment securities or otherwise manage our investment securities portfolio or our derivatives portfolio in a manner outside the ordinary course or inconsistent with past practice;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	engage in (or modify in a manner adverse to us or our subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any affiliate or any director or officer (senior vice president or above) (or any affiliate or immediate family member of any such person or any affiliate of such person’s immediate family members); or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation

We may not permit or authorize any of our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively referred to as “representatives”), directly or indirectly, to:

•	solicit, initiate, endorse, or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	subject to certain exceptions described below, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal;

•	subject to certain exceptions described below, approve, recommend, agree to or accept, or publicly propose to approve, recommend, agree to or accept, any acquisition proposal; or

•	resolve, publicly propose or agree to do any of the foregoing.

We must, and are required to cause each of our subsidiaries and our and our subsidiaries’ representatives to, (a) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, (b) request and confirm the prompt return or destruction of all confidential information previously furnished with respect to any acquisition proposal and (c) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which we or any of our affiliates or representatives is a party with respect to any acquisition proposal, and must enforce the provisions of any such agreement.

Notwithstanding the limitations described above, we will not be prohibited from, at any time prior to obtaining the approval of the merger by the holders of at least a majority of the outstanding shares of our common stock, (a) furnishing information regarding us and our subsidiaries to a person making an acquisition proposal (subject to the execution of an acceptable confidentiality agreement and provided that any non-public information provided to any person given such access has been previously provided to Green or is provided to Green prior to or concurrently with the time it is provided to such person) and (b) participating in discussions and negotiations with the person making such acquisition proposal regarding such acquisition proposal if:

•	we receive a written acquisition proposal that our board of directors believes in good faith to be bona fide;

•	such acquisition proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions of the merger agreement;

•	our board of directors determines in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	our board of directors determines in good faith, after consultation with its outside counsel, that the failure to furnish such information to a person making an acquisition proposal or to participate in discussions and negotiations with such person would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable law.

In addition to the obligations set forth above, we are also required to:

•	promptly, and in any event within 24 hours of receipt, advise Green in writing in the event we or any of our subsidiaries or representatives receives any acquisition proposal or indication by any person that it is considering making an acquisition proposal, any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal or any inquiry, proposal or offer that is reasonably likely to lead to an acquisition proposal, in each case together with the terms and conditions of such acquisition proposal, request, inquiry, proposal or offer and the identity of the person making any such acquisition proposal, request, inquiry, proposal or offer, and furnish Green with a copy of such acquisition proposal (or, where such acquisition proposal is not in writing, with a description of the material terms and conditions thereof);

•	keep Green informed in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation; and

•	promptly (and in any event within 24 hours) notify Green orally and in writing if we determine to begin providing non-public information or to engage in discussions or negotiations concerning an acquisition proposal.

Subject to certain exceptions described below, we have agreed that neither our board of directors nor any of its committees will take any of the following actions, each of which is referred to in this proxy statement as an “adverse recommendation change”:

•	withdraw (or modify or qualify in any manner adverse to Green or Merger Sub) the approval, recommendation or declaration of advisability by our board of directors or any such committee of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement;

•	adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any acquisition proposal;

•	resolve, agree or publicly propose to take any such actions; or

•	submit the merger agreement to our stockholders without recommendation.

Further, subject to certain exceptions as described below, we also agreed that neither our board of directors nor any of its committees will cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract (other than a confidentiality agreement pursuant to and consistent with the terms of the non-solicitation provisions of the merger agreement) (each being referred to in this proxy statement as an “alternative acquisition agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any acquisition proposal, or resolve, agree or publicly propose to take any such actions.

Notwithstanding the foregoing, if at any time prior to obtaining the approval of the merger by the holders of at least a majority of the outstanding shares of our common stock, (a) we receive a written acquisition proposal that has not been withdrawn that our board of directors believes in good faith to be bona fide, (b) such acquisition proposal was unsolicited and did not otherwise result from a breach of the non-solicitation provisions of the merger agreement, (c) our board of directors determines in good faith (after consultation with outside counsel and our financial advisor) that such acquisition proposal constitutes a superior proposal and (d) our board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable law, our board of directors may (x) effect an adverse recommendation change or (y) terminate the merger agreement in accordance with its terms in order to enter into a definitive binding agreement with respect to such superior proposal; provided however that our board of directors may not take either of the actions described in clause (x) or (y) unless:

•	we promptly notify Green in writing at least five business days before taking that action of our intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any person making, such superior proposal, and contemporaneously furnishing a copy of the relevant alternative acquisition agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal will require a new written notice by us and a new five business day period); and

•	prior to the expiration of such five business day period, Green does not make a proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith (after consultation with outside counsel and our financial advisor) that the failure to take such action is no longer reasonably likely to constitute a breach of its fiduciary duties to our stockholders under applicable law.

During the five business day period prior to effecting an adverse recommendation change or terminating the merger agreement as described above, we must, and must cause our financial and legal advisors to, negotiate with Green in good faith (to the extent Green seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Green.

Any material violation of the non-solicitation provisions of the merger agreement by a representative of us or any of our subsidiaries, whether or not such person is purporting to act on behalf of us or any of our subsidiaries or otherwise, will be deemed to be a breach of the merger agreement by us.

As described in this proxy statement, “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons (other than Green and its affiliates) (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (a) of assets or businesses of SP Bancorp and its subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value), of SP Bancorp and its subsidiaries, taken as a whole, immediately prior to such transaction or (b) of 20% or more of any class of capital stock, other equity security or voting power of SP Bancorp or any resulting parent company of SP Bancorp, in each case other than the transactions contemplated by the merger agreement.

As described in this proxy statement, “superior proposal” means any unsolicited bona fide binding written acquisition proposal that (x) our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person or persons making the proposal, (1) is more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Green in response to such proposal and including any break-up fees and expense reimbursement provisions), and (2) is reasonably likely to be completed on the terms proposed on a timely basis and (y) is not subject to any due diligence investigation or financing condition; provided that, for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “20%” shall be deemed to be references to “a majority.”

Other Covenants and Agreements

Access to Information; Confidentiality

Until the earlier of the effective time of the merger and the date of termination of the merger agreement, we will, and will cause our subsidiaries to, provide to Green, Merger Sub and their respective representatives, reasonable access during normal business hours to our and our subsidiaries’ respective properties, assets, books, contracts, commitments, personnel and records. We also will, and will cause our subsidiaries to, furnish promptly to Green (a) a copy of each report, schedule, registration statement and other document filed or received by us during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning our business, properties and personnel as Green or Merger Sub may reasonably request (including tax returns filed and those in preparation and the workpapers of its auditors); provided, however, that we will not be required to disclose any information to the extent such disclosure would contravene applicable law.

We and our subsidiaries will not be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate a contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege, work product doctrine or other legal privilege. In such circumstances, the parties will make appropriate substitute disclosure arrangements and all information so disclosed must be held confidential in accordance with the terms of a confidentiality agreement between us and Green.

Anti-Takeover Laws

We and our board of directors have agreed not to take any action to cause any anti-takeover law to become applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement. If any anti-takeover law is, becomes, or is reasonably likely to become applicable to the merger agreement, the merger, or any of the other transactions contemplated by the merger agreement, we and our board of directors have agreed to take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such anti-takeover law with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Notification of Certain Matters

We and Green must promptly notify each other of (a) any notice or other communication received by such party from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, (b) any other notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, (c) any action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the merger agreement or (d) any change, condition or event (1) that renders or would reasonably be expected to render any representation or warranty of such party set forth in the merger agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (2) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under the merger agreement; provided, however, that no such notification will affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties under the merger agreement.

Indemnification and Insurance

Following the effective time of the merger, Green has agreed to indemnify, defend and hold harmless each of our present and former directors and officers (determined as of the effective time of the merger), and their heirs, estate, executors and administrators, against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger which were committed by such directors or officers in their capacity as such (including the transactions contemplated by the merger agreement) to the same extent that the such person would be indemnified, defended and held harmless under our articles of incorporation and bylaws, each as in effect on the date of the merger agreement as if the claim arose on the date of the merger agreement.

The merger agreement also provides that, prior to the effective time of the merger, in consultation with Green, we must purchase a directors’ and officers’ liability tail insurance policy and a fiduciary liability tail insurance policy that, for a period of six years after the effective time of the merger, serves to reimburse our present and former officers and directors and fiduciaries (determined as of the effective time of the merger) with respect to claims against such officers and directors and fiduciaries arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement).

Employee Benefit Matters

The merger agreement provides that, following the date of the closing of the merger, Green shall maintain or cause to be maintained employee benefit plans for the benefit of each SP Bancorp employee that provide employee benefits which are substantially comparable to the employee benefits that are provided to similarly situated Green employees (excluding benefits provided pursuant to any closed or frozen Green employee benefit plan). The merger agreement further provides that until such time as Green causes the SP Bancorp employees to participate in Green’s employee benefit plans, an SP Bancorp employee’s continued participation in SP Bancorp employee benefit plans shall be deemed to satisfy the obligation described in the preceding sentence. In addition, pursuant to the merger agreement, with respect to any SP Bancorp employee (other than an SP Bancorp employee who is party to an individual agreement that provides for severance) whose employment is terminated by Green for any reason other than cause on or before the date that is six months after the date of the closing of the merger, Green shall pay or cause to be paid to such SP Bancorp employee an amount of cash severance that is no less than one week of severance for each year of employment, with a maximum of six weeks of severance, determined taking into consideration the service crediting provision described below.

Each SP Bancorp employee will be given full credit for such employee’s service with SP Bancorp for purposes of eligibility, vesting, determination of the level of benefits, and benefit accruals (other than benefit accruals under a defined benefit or post-retirement welfare plan), under any benefit plans maintained by Green or the surviving corporation in which an SP Bancorp employee participates to the same extent recognized by SP Bancorp immediately prior to the effective time of the merger (except that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service). Further, Green will, or will cause the surviving corporation to, use commercially reasonable efforts to, (a) waive any preexisting condition limitations otherwise applicable to SP Bancorp employees and their eligible dependents under any Green employee benefit plan that provides health benefits in which SP Bancorp employees may be eligible to participate following the closing of the merger, other than any limitations that were in effect with respect to such employees as of the effective time of the merger under the analogous SP Bancorp employee benefit plan, (b) honor any deductible, co-payment and out-of-pocket maximums incurred by the SP Bancorp employees and their eligible dependents under the health plans in which they participated immediately prior to the effective time of the merger during the portion of the calendar year prior to the effective time of the merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Green and the surviving corporation in which they are eligible to participate after the effective time of the merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (c) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an SP Bancorp employee and his or her eligible dependents on or after the effective time of the merger, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous SP Bancorp employee benefit plan prior to the effective time of the merger.

Bank Merger

We and Green have agreed to take, and to respectively cause the Bank and Green Bank to take, all actions necessary for the Bank and Green Bank to consummate the Bank merger immediately following the effective time of the merger described in this proxy statement, including entering into an agreement and plan of merger to be effective immediately following the effective time of the merger described in this proxy statement in a form reasonably acceptable to Green and to us and executing such other documents as may be reasonably requested by Green or by us in connection with the Bank merger.

Other Covenants

The merger agreement contains additional agreements between us and Green relating to, among other things:

•	cooperation to facilitate an orderly transition of our operations to Green and Green Bank in connection with the merger and the Bank merger, including facilitation of the transition of data processing and similar services and systems, as well as the development of a transition implementation plan;

•	the delisting of our shares of common stock from The NASDAQ Capital Market; and

•	cooperation with Green’s reasonable requests in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of any financing, or sale or distribution of any equity or debt securities (whether registered or otherwise), made by Green or any of its affiliates.

Conditions to the Completion of the Merger

Our obligation and the obligations of Green and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing of the merger:

•	the approval of the merger agreement and the transactions contemplated thereby, including the merger, by our stockholders;

•	all regulatory approvals, consents and non-objections from the Federal Reserve, the FDIC, the OCC and the Texas Department of Banking and any other regulatory approvals, notices and filings set forth in certain provisions of the merger agreement the failure of which to obtain or make would have or be reasonably expected to have a material adverse effect on Green or us, in each case required to consummate the transactions contemplated by the merger agreement, including the merger and the Bank merger, must have been obtained or made and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired (all such approvals and the expiration of all such waiting periods being referred to in this proxy statement as “requisite regulatory approvals”);

•	the absence of any law or order from a governmental entity that prohibits or makes illegal the completion of the merger or the Bank merger; and

•	either (a) we and Green have agreed in writing regarding the final adjusted tangible book value or (b) the neutral auditor appointed to resolve any dispute regarding the final adjusted tangible book value has made its final and binding determination of the final adjusted tangible book value.

In addition to the conditions for all parties to the merger agreement, the obligations of Green and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	our representations and warranties regarding our capitalization, the absence of voting agreements and certain related matters must be true and correct, except if such failures to be true and correct are de minimis, as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•	our representations and warranties regarding the following matters must be true and correct as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date):

•	our corporate authority and authorization to enter into, and enforceability of, the merger agreement;

•	determinations and recommendations by our board of directors regarding the merger, the merger agreement and the transactions contemplated thereby;

•	required stockholder vote to consummate the merger;

•	absence of conflicts with, violations of or defaults under, our organizational documents;

•	absence of any fact, event, change, occurrence, condition, development, circumstance or effect that has had or would reasonably be expected to have a material adverse effect;

•	application of certain anti-takeover statutes;

•	absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar device;

•	brokers’ and finders’ fees; and

•	the opinion of our financial advisor;

•	our representations and warranties regarding the following matters must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date):

•	due organization, good standing and power;

•	delivery of certain organizational documents and absence of changes therein;

•	the Bank’s FDIC-insured deposit accounts;

•	disclosure of outstanding shares of restricted stock, options to purchase our common stock and other rights to purchase or receive shares of our common stock under our equity incentive plans;

•	our subsidiaries and not owning equity securities in any other person other than our subsidiaries; and

•	the Bank’s allowance for loan and lease losses;

•	all of our other representations and warranties must be true and correct (without regard to materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date, except:

•	to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct (without regard to materiality or material adverse effect qualifiers) as of such earlier date; or

•	where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	no governmental entity shall have taken any action or made any determination in connection with the transactions contemplated in the merger agreement, which would reasonably be expected to restrict or burden Green, the surviving corporation or any of their respective affiliates and which would, individually or in the aggregate, have a material adverse effect on Green, the surviving corporation or any of their respective affiliates, in each case measured on a scale relative to us (including any requirement to maintain certain capital ratios);

•	we must have performed in all material respects all obligations we are required to perform under the merger agreement at or prior to the effective time of the merger;

•	the aggregate amount of core deposit liabilities of the Bank (defined as demand, checking, savings, money-market and transactional accounts and certificates of deposit, but excluding, for the avoidance of doubt, brokered certificates of deposit, public funds and deposits acquired through a listing service) must be equal to at least $237,000,000;

•	the final adjusted tangible book value must not be less than $26,000,000; and

•	Green must have received a certificate signed by one of our executive officers certifying that certain of the conditions described above have been satisfied.

In addition to the conditions for all parties to the merger agreement, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	each of the representations and warranties of Green and Merger Sub must be true and correct (without regard to materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Green;

•	Green and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	we must have received a certificate signed by an executive officer of Green certifying that the conditions described above have been satisfied.

Termination of the Merger Agreement

We and Green may terminate the merger agreement without completing the merger at any time, even after our stockholders have approved the merger agreement, by mutual written consent. The merger agreement may also be terminated upon written notice in certain other circumstances, including:

•	by either Green or us:

•	if the merger has not been consummated on or before February 5, 2015, except that this right to terminate will not be available to any party whose failure to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement has been the direct cause of, or resulted directly in, the failure of the merger to be consummated by such date;

•	if any final and non-appealable governmental order restrains, enjoins or otherwise prohibits any of the transactions contemplated by the merger agreement or if either party receives written notice from or is otherwise advised by a governmental entity that it will not grant (or intends to rescind or revoke if previously approved) any requisite regulatory approval or receives written notice from or is otherwise advised by a governmental entity that it will not grant such requisite regulatory approval without imposing a restriction, requirement or condition which would reasonably be expected to restrict or burden Green, the surviving corporation or any of their respective affiliates and which would, individually or in the aggregate, have a material adverse effect on Green, the surviving corporation or any of their respective affiliates, in each case measured on a scale relative to us (including any requirement to maintain certain capital ratios), unless the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement is the direct cause of, or results directly in the issuance of such injunction or prohibition or the failure to obtain such requisite regulatory approval; or

•	if the approval of the merger agreement by our stockholders is not obtained at the special meeting or at any adjournment or postponement thereof; or

•	by Green:

•

if we breach or fail to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to certain provisions of the merger agreement governing non-solicitation, the preparation of this proxy statement and the special meeting), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the effective time of the merger (a) would result in the failure of any of the conditions regarding our representations and warranties or the performance of our obligations and (b) cannot be or has not been cured by the earlier of (1) February 5, 2015 and (2) 30 days after the giving of written notice to us of such breach or failure; provided that Green will not have this right to terminate the merger agreement if Green or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•	if (a) our board of directors or any committee thereof effects an adverse recommendation change; (b) we materially breach any of our obligations with respect to certain provisions of the merger agreement governing non-solicitation, the preparation of this proxy statement and the special meeting; (c) at any time following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger as promptly as practicable (but in any event prior to the earlier of (1) within three business days after receipt of any written request to do so from Green and (2) the date of the special meeting); or (d) a tender offer or exchange offer for the outstanding shares of our common stock is publicly disclosed (other than by Green or an affiliate of Green) and, prior to the earlier of (1) the date prior to the date of the special meeting and (2) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, our board of directors fails to recommend unequivocally against acceptance of such offer; or

•	by us:

•	if Green or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the effective time of the merger (a) would result in the failure of any of the conditions regarding Green’s and Merger Sub’s representations and warranties or the performance of their obligations and (b) cannot be or has not been cured by the earlier of (1) February 5, 2015 and (2) 30 days after the giving of written notice to Green of such breach or failure; provided that we will not have this right to terminate the merger agreement if we are then in material breach of any of our representations, warranties, covenants or agreements set forth in the merger agreement; or

•	prior to the receipt of the approval of the merger agreement by our stockholders, in order to enter into a definitive agreement with respect to a transaction that our board of directors has determined constitutes a superior proposal (which definitive agreement must be entered into concurrently with such termination), provided that (a) we comply with our non-solicitation obligations with respect to such superior proposal and (b) we pay the termination fee (as described below) to Green within the time period specified in the merger agreement.

Termination Fee; Remedies

We will be obligated to pay Green a termination fee of $2,000,000 if:

•	an acquisition proposal (whether or not conditional) or intention to make an acquisition proposal (whether or not conditional) is made directly to our stockholders, otherwise publicly disclosed or otherwise communicated to our senior management or our board of directors (or any committee thereof);

•

the merger agreement is thereafter terminated (a) by us or Green because the merger has not been consummated on or before February 5, 2015 or the approval of the merger agreement by our stockholders is not obtained at the special meeting or at any adjournment or postponement thereof, or (b) by Green because we breach or fail to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement (other than with respect to certain provisions of the merger agreement governing non-solicitation, the preparation of this proxy statement and the special meeting), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the effective time of the merger (1) would result in the failure of any of the conditions regarding our representations and warranties or the performance of our obligations and (2) cannot be or has not been cured by the earlier of (x) February 5, 2015 and (y) 30 days after the giving of written notice to us of such breach or failure; and

•	within 12 months after the date of such termination, we enter into a definitive binding agreement in respect of any acquisition proposal, or recommend or submit an acquisition proposal to our stockholders for approval, or a transaction in respect of an acquisition proposal is consummated, which, in each case, need not be the same acquisition proposal that is made, publicly disclosed or communicated prior to termination of the merger agreement (provided that for purposes of this clause, each reference to “20%” in the definition of “acquisition proposal” shall be deemed to be a reference to “a majority”).

We will also be obligated to pay Green a termination fee of $2,000,000 if:

•	the merger agreement is terminated by Green if (a) our board of directors effects an adverse recommendation change, (b) we materially breach any of our obligations with respect to certain provisions of the merger agreement governing non-solicitation, the preparation of this proxy statement and the special meeting, (c) at any time following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger as promptly as practicable (but in any event prior to the earlier of (1) within three business days after receipt of any written request to do so from Green and (2) the date of the special meeting) or (d) a tender offer or exchange offer for the outstanding shares of our common stock is publicly disclosed (other than by Green or an affiliate of Green) and, prior to the earlier of (1) the date prior to the date of the special meeting and (2) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, our board of directors fails to recommend unequivocally against acceptance of such offer; or

•	the merger agreement is terminated by us prior to the receipt of the approval of the merger agreement by our stockholders in order to enter into a definitive agreement with respect to a transaction that our board of directors has determined constitutes a superior proposal (which definitive agreement must be entered into concurrently with such termination).

Specific Performance

Each of the parties is entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the merger agreement, each of the parties waived (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION

Vote Required and Board of Directors Recommendation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger, the value of which is set forth in the section of this proxy statement entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation.” As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

RESOLVED, that the compensation that may be paid or become payable to our named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation” including the accompanying narrative discussion, is hereby APPROVED.

The vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger is a vote separate and apart from the vote to adopt the merger proposal. Accordingly, you may vote to adopt the merger-related compensation proposal and vote not to adopt the merger proposal, or vice versa. Because the vote is advisory in nature only, it will not be binding on us. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is adopted and regardless of the outcome of the advisory vote.

Adoption of the merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, as well as the failure to vote your shares, will have no effect on the outcome of the proposal, as long as a quorum is present at the meeting.

Our board of directors unanimously recommends that our stockholders approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, by voting “FOR” the above proposal.

ADJOURNMENT PROPOSAL

If the requisite stockholder vote to adopt the merger proposal has not been received at the time of the special meeting, we may choose to adjourn the special meeting and solicit additional proxies in favor of the adoption of the merger proposal. Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than announcement at the special meeting (unless our board of directors, after such adjournment, fixes a new record date for the adjourned meeting), until a quorum shall be present, in person or by proxy. Adoption of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, as well as the failure to vote your shares, will have no effect on the outcome of the proposal, as long as a quorum is present at the meeting.

Any signed proxies we receive in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Our board of directors unanimously recommends that our stockholders approve the adjournment proposal by voting “FOR” the above proposal (if necessary or appropriate).

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on The NASDAQ Capital Market under the symbol “SPBC.” The following table sets forth the high and low sales prices for our common stock, as reported by The NASDAQ Capital Market, for the periods indicated:

	Market Price
	High	Low
2014
Second Quarter (through May 29, 2014)	$29.00	$19.89
First Quarter	$20.70	$19.03
2013
Fourth Quarter	$20.95	$19.00
Third Quarter	$23.10	$17.95
Second Quarter	$19.40	$17.76
First Quarter	$18.75	$15.61
2012
Fourth Quarter	$16.44	$13.63
Third Quarter	$16.00	$12.75
Second Quarter	$13.25	$11.83
First Quarter	$12.65	$10.38

We have not paid cash dividends on our common stock in the last two years.

Closing Trading Prices

On May 2, 2014, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock was $20.50. On May 29, 2014, the most recent practicable trading date prior to the date of this proxy statement, the closing price of our common stock was $28.70. You are urged to obtain a current market price quotation for our common stock.

If the merger is completed, each share of our common stock will be canceled and converted into the right to receive the merger consideration, our common stock will be removed from quotation on The NASDAQ Capital Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding shares of our common stock owned on May 28, 2014, or the measurement date, by (a) each person who is known by us to be the beneficial owner of more than 5% of our common stock outstanding as of such date, (b) each of our directors, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. Except as otherwise indicated, all shares of our common stock shown in the table below are held with sole voting and investment power. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares that may be acquired within 60 days of the measurement date upon the exercise of options granted under our stock option and awards plans are deemed to be outstanding for such person or entity (but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person or entity).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
	Directors and Executive Officers(2):
Common Stock	Jeffrey L. Weaver	29,550	(3)	1.8%
Common Stock	Suzanne C. Salls	11,959	(4)	*
Common Stock	M. Gaye Rowland	10,019	(5)	*
Common Stock	Paul M. Zmigrosky	28,454	(6)	1.8%
Common Stock	Christopher C. Cozby	18,500	(7)	1.2%
Common Stock	Carl W. Forsythe	18,650	(8)	1.2%
Common Stock	P. Stan Keith	11,650	(9)	*
Common Stock	David C. Rader	23,500	(10)	1.5%
Common Stock	Randall E. Sloan	850	(11)	*
Common Stock	David Stephens	21,500	(12)	1.3%
Common Stock	Lora J. Villarreal	5,400	(13)	*
Common Stock	Jeffrey B. Williams	16,415	(14)	1.0%
Common Stock	All directors and executive officers as a group (12 persons)	196,951		12.3%

	Certain Other Beneficial Owners:

Common Stock	Ryan Heslop, Ariel Warszawski, Firefly Value Partners, LP, FVP GP, LLC, Firefly Management Company GP, LLC and FVP Master Fund, LP 551 Fifth Ave, 36th Floor New York, NY 10176	138,000	(15)	8.6%

Common Stock	SharePlus Bank Employee Stock Ownership Plan	136,838	(16)	8.5%

Common Stock	Oppenheimer-Spence Financial Services Partnership L.P., Oppenheimer-Close International, LTD., Oppvest, LLC, Oppenheimer & Close, LLC, Phillip V. Oppenheimer and Carl K. Oppenheimer 119 West 57th Street, Suite 1515 New York, NY 10019	92,426	(17)	5.8%

Common Stock	FJ Capital Management 1313 Dolley Madison Blvd., Suite 306 McLean, VA 22101	101,473	(18)	6.3%

*	Less than 1%.

(1)	Calculated based on1,602,313 of shares of our common stock outstanding as of the measurement date.
(2)	The business mailing address of each such person is 5224 W. Plano Parkway, Plano, Texas 75093.
(3)	Includes (a) 14,898 shares of our common stock held through Mr. Weaver’s 401(k) account, (b) 1,540 shares of our common stock allocated to Mr. Weaver’s ESOP account, (c) 3,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 600 shares have vested, (d) 3,000 shares of restricted stock that vest at a rate of 20% per year commencing November 21, 2014, (e) 3,000 shares of our common stock that Mr. Weaver has the right to acquire within 60 days of the measurement date through the exercise of vested options and (f) 100 shares of our common stock owned of record by Mr. Weaver’s son.
(4)	Includes (a) 6,795 shares of our common stock held through Ms. Salls 401(k) account, (b) 1,164 shares of our common stock allocated to Ms. Salls’s ESOP account, (c) 2,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 400 shares have vested, (d) 1,000 shares of restricted stock that vest at a rate of 20% per year commencing November 21, 2014 and (e) 1,000 shares of our common stock that Ms. Salls has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(5)	Includes (a) 4,838 shares of our common stock held through Ms. Rowland’s 401(k) account, (b) 1,181 shares of our common stock allocated to Ms. Rowland’s ESOP account, (c) 2,000 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 400 shares have vested , (d) 1,000 shares of restricted stock that vest at a rate of 20% per year commencing November 21, 2014 and (e) 1,000 shares of our common stock that Ms. Rowland has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(6)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 950 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Mr. Zmigrosky has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(7)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Mr. Cozby has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(8)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014, (c) 500 shares of our common stock that Mr. Forsythe has the right to acquire within 60 days of the measurement date through the exercise of vested options and (d) 15,000 shares of our common stock held through Mr. Forsythe’s 401(k) account.
(9)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Mr. Keith has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(10)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Mr. Rader has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(11)	Consists of 850 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014.
(12)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Mr. Stephens has the right to acquire within 60 days of the measurement date through the exercise of vested options.
(13)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014 and (c) 500 shares of our common stock that Dr. Villarreal has the right to acquire within 60 days of the measurement date through the exercise of vested options.

(14)	Includes (a) 2,500 shares of restricted stock that vest at a rate of 20% per year commencing November 29, 2013, of which 500 have vested, (b) 500 shares of restricted stock that vest at a rate of 20% per year commencing on November 21, 2014, (c) 500 shares of our common stock that Mr. Williams has the right to acquire within 60 days of the measurement date through the exercise of vested options and (d) 11,100 shares of our common stock held through Mr. Williams’s individual retirement account.
(15)	Based on an Amendment to Schedule 13G filed with the SEC on February 14, 2014.
(16)	Based on an Amendment to Schedule 13G filed with the SEC on April 30, 2014.
(17)	Based on an Amendment to Schedule 13G filed with the SEC on February 7, 2014.
(18)	Based on an Amendment to Schedule 13G filed with the SEC on February 10, 2014.

NO RIGHTS OF APPRAISAL

No appraisal rights are available under Maryland law or under our articles of incorporation to any stockholder who dissents from any proposal described in this proxy statement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

If you and one or more of our other stockholders shares the same address, it is possible that only one proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of our proxy statement at the same address now or in the future may contact us by mail at SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary, or call (972) 931-5311 and ask for our Corporate Secretary, and SP Bancorp will promptly deliver the proxy statement to you upon your request. Stockholders who own our common stock through a broker and who wish to receive separate copies of a proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of a proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same telephone number or address as given above.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the annual meeting of stockholders in 2014 only if the merger is not completed. Stockholders may present proposals for action at the 2014 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. We expect that the date of the 2014 annual meeting, if held, will change by more than 30 days from the 2013 annual meeting, and as such, any stockholder proposal submitted for inclusion in our proxy statement for the 2014 annual meeting pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive offices a reasonable time before we begin to print and send our proxy materials for the 2014 annual meeting.

Pursuant to our bylaws, any stockholder nomination of a person to serve on our board of directors, and any stockholder proposal not timely submitted for inclusion in our proxy statement for the 2014 annual meeting pursuant to Rule 14a-8, must be received at our principal executive office not less than 80 days nor more than 90 days prior to the scheduled date of the 2014 annual meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be delivered or mailed to and received by our Corporate Secretary at our principal executive office not later than the tenth (10th) day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

If we do hold a 2014 annual meeting, we will announce the date of the meeting, and the specific deadlines for submission of stockholder proposals and nominations in respect thereof, by filing a Current Report on Form 8-K with the SEC promptly after our board of directors establishes the date of the meeting. All stockholder proposals and nominations of persons to serve on our board of directors should be sent by mail to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary.

Please read our bylaws, which are available free of charge through the SEC’s web site at http://www.sec.gov, or, upon written request by stockholders of record to our Corporate Secretary, for additional information regarding stockholder proposals. If you have questions or need more information about the 2014 annual meeting of stockholders, write to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary.

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting.

ADDITIONAL INFORMATION

SP Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that SP Bancorp files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are available to the public from the SEC’s website at www.sec.gov and from our website at www.fcfc.com under the “Investors” section.

SP Bancorp will make available a copy of its public filings, without charge, upon written request to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to SP Bancorp. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to our reasonable expenses in furnishing such exhibit) to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by SP Bancorp or any other person. This proxy statement is dated [                    ], 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement does not constitute an offer to sell or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

* * * * *

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GREEN BANCORP, INC.,

SEARCHLIGHT MERGER SUB CORP.

and

SP BANCORP, INC.

Dated as of May 5, 2014

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Definition	Location

Acquisition Proposal	Section 5.2(h)(1)
Action	Section 3.10
Adjusted TBV	Section 2.2(b)
Adverse Recommendation Change	Section 5.2(b)
Affiliate	Section 8.3(a)
Agency	Section 3.17(h)(1)
Aggregate Merger Consideration	Section 2.2(a)(2)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(b)
Articles of Merger	Section 1.3
Balance Sheet	Section 3.6(a)
Bank	Recitals
Bank Bylaws	Section 3.1(b)
Bank Charter	Section 3.1(b)
Bank Merger	Recitals
Book Value	Section 2.2(b)
Book-Entry Shares	Section 2.1(a)
Business Day	Section 8.3(b)
Cashed-Out Company Stock Options	Section 2.3(a)
Certificate	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.5
Company	Preamble
Company 401(k) Plans	Section 5.15(d)
Company Board	Recitals
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Disclosure Letter	Article III
Company Employee	Section 5.15(a)
Company Intellectual Property	Section 3.20
Company Plan	Section 3.13(a)
Company Reports	Section 3.12
Company Restricted Share	Section 2.3(b)
Company Stock Awards	Section 3.2(b)
Company Stock Option	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholders Meeting	Section 5.3(b)
Confidentiality Agreement	Section 5.4
Contract	Section 3.5(a)
control	Section 8.3(c)
Derivative Contract	Section 3.27
Effective Time	Section 1.3
Environmental Laws	Section 3.26
ERISA	Section 3.13(a)
ESOP	Section 3.2(a)
ESOP Determination Letter	Section 5.15(e)
ESOP Loans	Section 3.13(f)

A-iv

Definition	Location
Exchange Act	Section 3.6(b)
FDIC	Section 3.1(c)
Federal Reserve	Section 3.5(b)
Final Adjusted TBV	Section 2.2(d)
Final Closing Statement	Section 2.2(d)
GAAP	Section 2.2(b)
Governmental Entity	Section 3.5(b)
Green Bank	Recitals
Indebtedness	Section 5.1(g)
Indemnified Party	Section 5.14
Initial Resolution Period	Section 2.2(g)
Insurer	Section 3.17(h)(3)
Interim Closing Statement	Section 2.2(c)
In-The-Money Company Stock Option	Section 2.3(a)
IRS	Section 3.13(a)
knowledge	Section 8.3(d)
Law	Section 3.5(a)
Lease/Consent Costs	Section 5.5(d)
Liens	Section 3.2(a)
Loan Investor	Section 3.17(h)(2)
Loans	Section 3.17(a)
Maryland SDAT	Section 1.3
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.16(a)(14)
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals
NASDAQ	Section 3.12
Neutral Auditor	Section 2.2(g)
Objection Notice	Section 2.2(f)
OCC	Section 3.5(b)
Options/Restricted Stock Costs	Section 2.2(b)
Out-Of-The-Money Company Stock Option	Section 2.3(a)
Outside Date	Section 7.1(b)(1)
Owned Real Property	Section 3.19
Parent	Preamble
Parent Offering	Section 5.19(a)
Parent Plans	Section 5.15(a)
Paying Agent	Section 2.4(a)
Paying Agent Agreement	Section 2.4(a)
Payment Fund	Section 2.4(a)
Per Share Merger Consideration	Section 2.2(a)(1)
Permits	Section 3.11(a)
Permitted Liens	Section 3.19
Person	Section 8.3(e)
Preliminary Closing Statement	Section 2.2(b)
Proxy Statement	Section 3.8
Regulations	Section 3.15(l)(1)
Regulatory Agreement	Section 3.28
Representatives	Section 5.2
Required Information	Section 5.19(a)

A-v

Definition	Location
Requisite Regulatory Approvals	Section 6.1(b)
SEC	Section 3.5(b)
Shares	Section 1.7
Stockholder Approval	Section 3.4(a)
Subsidiary	Section 8.3(f)
Superior Proposal	Section 5.2(h)(2)
Surviving Corporation	Recitals
Takeover Laws	Section 3.21
Tangible Book Value	Section 2.2(b)
Tax	Section 3.15(l)(2)
Tax Authority	Section 3.15(l)(3)
Tax Law	Section 3.15(l)(4)
Tax Return	Section 3.15(l)(5)
Termination Fee	Section 7.3(b)(2)
Texas DOB	Section 3.5(b)
Transaction Expenses	Section 2.2(b)
Voting Agreements	Recitals

Schedules and Exhibits

Company Disclosure Letter

Schedule 2.2(b)	Preliminary Closing Statement

Schedule 6.2(b)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2014, among GREEN BANCORP, INC., a Texas corporation (“Parent”), SEARCHLIGHT MERGER SUB CORP., a Maryland corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SP BANCORP, INC., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent (collectively, the “Voting Agreements”) pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger, subject to the terms of the Voting Agreements;

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, SharePlus Bank, a Texas state chartered bank and wholly owned Subsidiary of the Company (the “Bank”), will be merged with and into Green Bank, N.A. (“Green Bank”), a national banking association and a wholly owned Subsidiary of Parent (such merger, the “Bank Merger”), with Green Bank as the surviving entity in the Bank Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger, in such appropriate form as determined by the parties (the “Articles of Merger”), with the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”), executed in accordance with the relevant provisions of the MGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are accepted by the Maryland SDAT or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.7 Reservation of Right to Revise Structure. Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of the shares of common stock of the Company, par value $0.01 per share (such common stock being referred to herein as the “Shares”) as merger consideration, (ii) materially impede or delay consummation of the business combination contemplated hereby or (iii) result in holders of the Shares incurring any liability or obligation except as contemplated hereby or expose the Company or its Subsidiaries or any of their respective directors, officers or employees to any additional liability or obligation. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; DELIVERY OF MERGER CONSIDERATION

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive only the Per Share Merger Consideration (as defined below) in cash, without interest, subject to deduction for any required withholding Tax (as defined below). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (each, a “Certificate”) or Shares held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(a), the Per Share Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest, subject to deduction for any required withholding Tax.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or the Company (other than (i) Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent, Merger Sub or the Company and (ii) Shares held, directly or indirectly, by Parent, Merger Sub, the Company or their respective Affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur solely as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction that, in each case, is made on a pro rata basis to all holders of capital stock of the Company, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change and preserve the relative economic benefit to the parties; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Determination of Per Share Merger Consideration.

(a) For purposes of this Agreement:

(1) “Per Share Merger Consideration” shall be equal to the quotient of the Aggregate Merger Consideration (as defined below), divided by the aggregate number of Shares (excluding unvested Company Restricted Shares as of the date hereof) issued and outstanding as of the date hereof. The Per Share Merger Consideration shall be rounded to the nearest four decimal points.

(2) “Aggregate Merger Consideration” shall be equal to forty six million two hundred thousand U.S. dollars ($46,200,000); provided that the Aggregate Merger Consideration shall be adjusted downward on a dollar for dollar basis to the extent that the Final Adjusted TBV (as defined below) is less than twenty nine million five hundred thousand U.S. dollars ($29,500,000).

(b) Schedule 2.2(b) sets forth a summary consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Preliminary Closing Statement”), which is derived from the Balance Sheet described in Section 3.6(a) and prepared, with respect to the calculation of Book Value (as defined below) and Tangible Book Value (as defined below), in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied. The Preliminary Closing Statement shall set forth (1) the consolidated stockholders’ equity of the Company and its Subsidiaries (for a given date, the “Book Value”) as of December 31, 2013, (2) as of December 31, 2013, the consolidated tangible stockholders’ equity of the Company and its Subsidiaries (the “Tangible Book Value”), which for a given date shall be equal to the Book Value as of such date, less goodwill and other customary intangible deductions (if any), (3) to the extent not already reflected in the Tangible Book Value, the sum of (x) all financial advisory and opinion fees, costs and expenses, legal fees and expenses, fees in connection with the preparation and filing of the Proxy Statement (as defined below), fees, costs and expenses related to the Company Stockholders Meeting (as defined below) (including printing costs, solicitation expenses and meeting expenses) and any other out-of-pocket costs, fees or expenses, in each case, incurred or expected to be incurred by the Company or its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated hereby (but, for the avoidance of doubt, excluding any out-of-pocket costs, fees or expenses incurred by Parent or Merger Sub, including but not limited to the costs of obtaining the Requisite Regulatory Approvals and any amounts payable under the Paying Agent Agreement), (y) amounts in respect of the matters set forth in Section 2.2(b)(3)(y) of the Company Disclosure Letter (as defined below) and (z) fifty percent (50%) of the fees, expenses and other costs of the Neutral Auditor as contemplated by Section 2.2(g) below (if any), in the case of each of clauses (x), (y) and (z) on an after-tax basis and, for the avoidance of doubt, without duplication (collectively, the “Transaction Expenses”), (4) amounts payable in respect of the In-The-Money Company Stock Options (outstanding as of the date hereof) pursuant to Section 2.3(a) and the Company Restricted Stock (outstanding as of the date hereof) pursuant to Section 2.3(b) (collectively, the “Options/Restricted Stock Costs”) on a pre-tax basis, and (5) as of December 31, 2013 the “Adjusted TBV”, which, for a given date, shall equal (i) the Tangible Book Value as of such date, minus (ii) the Transaction Expenses incurred as of such date and/or anticipated to be incurred through the Closing Date, and minus (iii) the Options/Restricted Stock Costs.

(c) Not later than ten (10) days after each month-end during the period from the date of this Agreement until the Effective Time, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of such month-end (each such statement, an “Interim Closing Statement”). Each such Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and each earlier Interim Closing Statement and shall set forth the Company’s estimate of the Book Value and the Tangible Book Value as of such month-end, a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom. In the event Parent disputes any part of any Interim Closing Statement (including the Adjusted TBV stated therein), it shall give prompt notice to the Company of such disputed item or items and the Company and Parent shall cooperate in good faith to resolve such dispute as promptly as possible.

(d) Not later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare in good faith and deliver to Parent an updated Preliminary Closing Statement as of the month-end immediately preceding the anticipated Closing Date (such statement, the “Final Closing Statement”); provided, however, that if the Closing Date is anticipated to occur in the first ten (10) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the earlier preceding month (i.e., if the Closing Date is anticipated to occur on August 1, then the Final Closing Statement shall be prepared as of June 30). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and the Interim Closing Statements and shall set forth the Book Value and the Tangible Book Value as of the month-end immediately preceding the anticipated Closing Date (or the prior month-end, if applicable), a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom (such Adjusted TBV, the “Final Adjusted TBV”).

(e) Subject to applicable Law, Parent shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by the Company or the Bank or their respective accountants in connection with the Company’s preparation of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement, as well as to executive, finance and accounting personnel of the Company and the Bank and any other information which Parent may reasonably request in connection with its review of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement; provided that the Company and its Subsidiaries shall not be required to provide Parent access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(f) In the event Parent disputes the Final Closing Statement (including the Final Adjusted TBV), Parent shall, within five (5) Business Days following the delivery of the Final Closing Statement, give the Company written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Parent disagrees and, based on the information at its disposal, specifying Parent’s good faith proposed calculation of Final Adjusted TBV. If Parent does not timely deliver an Objection Notice within such five (5) Business Day period, the Final Adjusted TBV set forth in the Final Closing Statement delivered by the Company shall be utilized for the calculation of the Aggregate Merger Consideration pursuant to Section 2.2(a) above and, absent fraud, shall be final and binding on all the parties. Any items or amounts set forth in the Final Closing Statement as to which Parent does not specifically and timely disagree in the manner set forth above shall be final and binding on all the parties, absent fraud.

(g) If Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute; provided, however, that if Parent and the Company cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), Parent and the Company shall appoint KPMG LLP, or if KPMG LLP is unwilling or unable to serve in such capacity, such other mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes. The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Company and Parent with respect to such disputed item, as the case may be. Upon reaching its determination of the Final Adjusted TBV, the Neutral Auditor shall deliver a copy of its calculation of the Final Adjusted TBV to Parent and the Company. The determination of the Neutral Auditor shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties. No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Adjusted TBV. Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by Parent, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses as contemplated by Section 2.2(b). For the avoidance of doubt, the dispute resolution process contemplated by Section 2.2(f) and (g) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted TBV as of the applicable month-end, regardless of the date on which the Neutral Auditor delivers its calculation.

Section 2.3 Company Stock Options and Company Restricted Shares.

(a) At the Effective Time, each outstanding option to purchase Shares (each, a “Company Stock Option”) granted under those plans set forth in Section 2.3(a) of the Company Disclosure Letter (collectively, the “Company Stock Plans”), whether vested or unvested as of the Effective Time, that is unexpired, unexercised and outstanding immediately prior to the Effective Time (collectively, the “Cashed-Out Company Stock Options”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject to deduction for any required withholding Taxes) equal to the product of (i) the positive difference, if any, of the Per Share Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (ii) the number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time. To the extent that no positive difference, as referred to in clause (i) above, shall exist with respect to a particular Cashed-Out Company Stock Option under the above formula (any such Company Stock Option, an “Out-Of-The-Money Company Stock Option”), the holder thereof shall not be entitled to any consideration in connection with such termination of such Out-Of-The-Money Company Stock Option. To the extent that any positive difference, as referred to in clause (i) above, shall exist with respect to a particular Cashed-Out Company Stock Option under the above formula (any such Company Stock Option, an “In-The-Money Company Stock Option”), the Surviving Corporation or Parent shall pay to each holder thereof such excess at the Effective Time or as soon thereafter as reasonably practicable (and in any event within ten days thereafter). It is understood and agreed that the number of In-The-Money Company Stock Options and the amount of the Per Share Merger Consideration shall be determined on an iterative basis, initially taking into account the aggregate number of Shares as to which all Cashed-Out Company Stock Options are exercisable at the Effective Time and then excluding from the calculation any Out-Of-The-Money Company Stock Options resulting therefrom, until a final number of In-The-Money Company Stock Options and final amount of the Per Share Merger Consideration is determined.

(b) At the Effective Time, each unvested restricted Share then outstanding and granted pursuant to any Company Stock Plans (each such Share, a “Company Restricted Share”) shall vest in full at the Effective Time and automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject to deduction for any required withholding Taxes) equal to the Per Share Merger Consideration which shall be payable by the Surviving Corporation at the Effective Time or as soon thereafter as reasonably practicable (and in any event within ten days thereafter).

(c) Copies of the Company Stock Plans (and all relevant forms of agreements related thereto) governing all Company Restricted Shares and Company Stock Options and the vesting thereof have been made available to Parent. The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall pass resolutions and the Company shall take all necessary steps (as determined by the Company in its reasonable discretion) to effect the foregoing provisions of this Section 2.3 and to terminate the Company Stock Plans effective as of the Effective Time.

Section 2.4 Exchange and Payment.

(a) On or prior to the Closing Date, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), pursuant to an agreement in a form reasonably acceptable to the Company entered into prior to the Closing (the “Paying Agent Agreement”), in trust for the benefit of holders of Shares, cash in an amount equal to the Aggregate Merger Consideration in accordance with Section 2.1(a) and the Company shall deposit an amount (for the avoidance of doubt, such amount shall not be reflected as a deduction in calculating Adjusted TBV) equal to the aggregate Per Share Merger Consideration attributable to any Company Stock Options that are exercised after the date hereof or any Company Restricted Shares that vest after the date hereof and are not otherwise paid out pursuant to Section 2.3(a) or Section 2.3(b) above (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement.

(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a Certificate entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Paying Agent and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Per Share Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount of the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration. In lieu thereof, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), each holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Paying Agent shall promptly after the Effective Time (and in any event within three (3) Business Days thereafter) pay to the holder, the amount of the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Book-Entry Shares. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Per Share Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(h) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a) of this Agreement.

(j) Subject to the terms of the Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any letter of transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein and (ii) the method of payment of the Per Share Merger Consideration.

Section 2.5 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or Company Restricted Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law (as defined below). To the extent that amounts are so withheld and timely paid over to the appropriate Tax Authority (as defined below) by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that (x) disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and (y) the mere inclusion of an item in the Company Disclosure Letter shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect) or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company after January 1, 2012 and prior to the execution of this Agreement (other than any disclosures set forth under the heading “Risk Factors” and other similarly cautionary or predictive statements therein), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets the applicable requirements for qualification as such. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to banks or savings associations or their holding companies, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions affecting other banks or savings associations or their holding companies, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (F) any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) or (G) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of any such change or event are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other banks or savings associations or their holding companies (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) The Company has previously made available to Parent true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the Bank’s articles of incorporation (the “Bank Charter”) and bylaws (the “Bank Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor the Bank is in violation of any provision of the Company Charter, Company Bylaws, Bank Charter or Bank Bylaws.

(c) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Company’s knowledge, threatened.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 50,000,000 shares of preferred stock. As of the date hereof, (i) 1,602,313 Shares (excluding treasury shares but including 39,050 Company Restricted Shares) were issued and outstanding (of which 136,838 Shares were held by the SharePlus Bank Employee Stock Ownership Plan (the “ESOP”)), (ii) 0 Shares were held by the Company in its treasury, (iii) no shares of preferred stock were issued and outstanding and (iv) 235,050 Shares were reserved for issuance pursuant to Company Stock Plans (of which 148,875 Shares were reserved for issuance in connection with outstanding Company Stock Options). All the outstanding shares of capital stock of the Company are, and all Shares reserved for issuance pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes after the date hereof resulting from the exercise of Company Stock Options outstanding as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Stock Options, Company Restricted Shares or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, as applicable, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Awards prior to the release of material information regarding the Company or its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its respective jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is directly or indirectly wholly owned by the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and marketable securities, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, make any capital contribution, or other equity investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the Merger by the holders of at least a majority of the outstanding Shares (the “Stockholder Approval”), and, in the case of the consummation of the Bank Merger, to the adoption and approval of an agreement and plan of merger in respect thereof by the Bank and by the Company as its sole stockholder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that the Merger be submitted to the stockholders of the Company for approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval of the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Stockholder Approval is the only affirmative vote of the holders of any class or series of the Company’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No affirmative vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger) or compliance with the provisions hereof, except for (i) such filings and reports as are required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, including the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, (ii) the filing of the Articles of Merger with the Maryland SDAT as required by the MGCL and (iii) the filing of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Office of the Comptroller of the Currency (the “OCC”) and the Texas Department of Banking (the “Texas DOB”) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 3.5(b) of the Company Disclosure Letter.

Section 3.6 Financial Statements.

(a) Each of the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (as defined below) filed with or furnished to the SEC (including the related notes, where applicable), including the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Balance Sheet”), (i) has been prepared based on the books and records of the Company and its Subsidiaries, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim statements, where information and footnotes contained in such statements are not required to be in compliance with GAAP), (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly presents, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject to normal year end audit adjustments and the absence of footnotes in the case of any unaudited interim statements). The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Company’s independent auditor has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2012, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. The Company has no knowledge of any reason that its outside auditors and its Chief Executive Officer and Chief Financial Officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the Balance Sheet (including in the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or in connection with the transactions contemplated by this Agreement or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8 Certain Information. The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9 Absence of Certain Changes or Events.

(a) Since the date of the Balance Sheet: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) as of the date hereof, other than in connection with the negotiation and execution of this Agreement, none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a)-(aa).

(b) The Bank’s allowance for loan and lease losses as of the month-end as of which the Final Closing Statement shall have been prepared shall be adequate to absorb losses in the Bank’s loan portfolio as calculated in accordance with GAAP and pursuant to the Bank’s historical practices consistently applied.

Section 3.10 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the

Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since January 1, 2012 (i) there have been no subpoenas, written demands, or document requests received by the Company or any Affiliate of the Company from any Governmental Entity, except such as are received by the Company or any Affiliate of the Company in the ordinary course of business or as are not, individually or in the aggregate, material to the Company taken as a whole, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request described in clause (i).

Section 3.11 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and all such Permits are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and the Company does not know of, and it and its Subsidiaries have not received since January 1, 2012, written notice of, any material defaults or material violations of any applicable Law. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any Laws or (ii) threatening to revoke any Permit.

(b) The Company and its Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciaries, including accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable Law. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act is no less than “satisfactory.” To the knowledge of the Company, since the last regulatory examination of the Bank with respect to Community Reinvestment Act compliance, the Bank has not received any indication from the regulatory agency performing such examination that would cause it to reasonably expect that such rating will be lowered.

Section 3.12 Reports. Since January 1, 2012, each of the Company and its Subsidiaries has filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the OCC, the Texas DOB, the SEC and the NASDAQ Capital Market (“NASDAQ”), any state consumer finance or mortgage banking regulatory authority or any other Governmental Entity (the foregoing, collectively, the “Company Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the material information required to be included in it, and each such Company Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any such Company Report. Except for normal examinations conducted by a Governmental Entity in the regular course of the business or as would not be material to the Company and its Subsidiaries, taken as a whole, no Governmental Entity has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2012. There are no material unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity of the Company or any of its Subsidiaries. The Company and its Subsidiaries have fully resolved or are in the process of resolving all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether written or unwritten, in each case (i) maintained by the Company or any of its Subsidiaries for current or former directors, employees or consultants of the Company or (ii) under which (A) any employee, director or consultant or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and (B) the Company or any of its Subsidiaries has had or has any present or future liability or obligation to contribute. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof, including any amendments, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination, opinion or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description or other material written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Except as disclosed in Section 3.13(b) of the Company Disclosure Letter and except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, with respect to the Company Plans:

(1) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, and in the six years preceding the date hereof no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA and 412 of the

Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(2) each Company Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, (B) the trust maintained thereunder has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the Company’s knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualified status of such Company Plan;

(3) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof to which the Company could have an indemnification obligation with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably be expect to give rise to any such Actions;

(4) no Company Plan is or, within the preceding six years, has been subject to Title IV of ERISA or subject to Section 412 of the Code and neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code, maintains or contributes to (or has in the past six years maintained or contributed to) a multiemployer plan as defined in Section 3(37) of ERISA or a Title IV Plan;

(5) the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fine, penalties or loss of Tax Deductions as a result of the administration or operation of any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code);

(6) no Company Plan provides welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or termination of service, other than coverage mandated solely by applicable Law;

(7) none of the Company Plans provides for payment of an amount or provision of a benefit, the increase of a payment or benefit, the payment of a contingent amount or provision of a contingent benefit, or the acceleration of the payment, funding or vesting of an amount or benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby whether alone or together with any other event; and

(8) no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(c) The Company and its Subsidiaries have not entered into any employment or employment-related agreements (including change in control agreements and offer letters) to which a named individual is a party, other than those set forth on Section 3.13(a) of the Company Disclosure Letter.

(d) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and related Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance, and is in documentary compliance, in all material respects, with the requirements of Section 409A of the Code.

(e) Neither the Company nor any Subsidiary has a binding commitment to create any additional material Company Plan, or any plan, agreement or arrangement that would be a material Company Plan if adopted, or to modify or terminate any existing material Company Plan, except as required by applicable Law.

(f) The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Neither the Company nor the ESOP has, within the three year period immediately preceding the date of this Agreement, received any inquiry or notice from the IRS or any other governmental agency the effect of which is to question the qualification or status of the ESOP or any transaction entered into by the ESOP or the Company (with respect to the ESOP). The ESOP and the Company have filed all reports, returns or other documents in respect of the ESOP which are required to be filed pursuant to the applicable provisions of the Code and ERISA and the regulations thereunder. All loans entered into by the ESOP (the “ESOP Loans”) constitute “exempt loans” under Treasury Regulation Section 54.4975-7(b)(1)(iii). The securities held by the ESOP constitute “employer securities” under ERISA Section 407(d)(1) and Section 409(l) of the Code and “qualifying employer securities” under ERISA Section 407(d)(5) and Section 4975(e)(8) of the Code.

Section 3.14 Labor Matters. The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2012, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by any employees. No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. The Company and its Subsidiaries are in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) have properly completed and timely filed (or had timely filed on its behalf) with the appropriate Tax Authority all income and other material Tax Returns (as both terms are defined below) and all material elections required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) have complied with all material applicable information reporting requirements relating to material Taxes, (iii) have timely paid (or will timely pay) to the appropriate Tax Authority all material Taxes required to be paid by it prior to the Closing Date or, in the case of any such Taxes not yet due and payable, have established in the Balance Sheet an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes, (iv) have not incurred, since the date of the Balance Sheet, any material liability for Taxes other than in the ordinary course of business, and (iv) have no material liability for Taxes in excess of the amount of accruals or reserves so established in the Balance Sheet.

(b) Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or any of its Subsidiaries, or (ii) have been raised in writing by any Tax Authority and not yet finally resolved.

(c) No material Liens relating to a material amount of Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed, in each case in writing, by any Tax Authority that has not been finally resolved with all amounts due either paid or accrued as a liability in the Balance Sheet to the extent required by GAAP. No material federal, state, local or foreign audit, examination, contest, administrative or judicial tax proceeding is presently pending with regard to any material Taxes or material Tax Returns of the Company and its Subsidiaries and no such audit, examination, contest, administrative or judicial tax proceeding has been threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers regarding the application of the statute of limitations applicable to the assessment of any material amounts of Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate, or any similar group for U.S. federal, state, local or foreign Tax purposes, other than the group of which the Company or any of its Subsidiaries is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law).

(g) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under any Tax sharing, Tax indemnity, or Tax allocation agreement or similar contract or agreement (other than any such agreement or similar contract between or among the Company or any of its Subsidiaries).

(h) No material claim has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to a material amount Tax by that jurisdiction.

(i) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) As used in this Agreement:

(1) “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the Treasury with respect to the Code or other United States federal Tax statutes.

(2) “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, capital gains, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (iii) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (i) and (ii).

(3) “Tax Authority” means any Governmental Entity charged with the administration of any Tax Law.

(4) “Tax Law” means any applicable Law relating to Taxes.

(5) “Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(1) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended;

(2) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries (or following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area;

(3) any Contract that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(4) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(5) any Contract that limits the payment of dividends by the Company or any of its Subsidiaries;

(6) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(7) any Contract relating to Indebtedness (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under repurchase agreements, in each case incurred in the ordinary course of business);

(8) any Contract that by its terms calls for aggregate payments or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract (other than pursuant to Loans originated or purchased by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(9) any Contract that provides for potential indemnification payments by the Company or any of its Subsidiaries or the potential obligation of the Company or any of its Subsidiaries to repurchase Loans;

(10) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board;

(11) any Contract that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(12) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that would be implicated by the Merger, or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(13) any Contract in respect of any (i) Owned Real Property or (ii) leased premises with respect to which the Company or any of its Subsidiaries is either a landlord or tenant (or subtenant); or

(14) any Contract not of the type described in clauses (1) through (13) above and which involved the payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $100,000 (other than pursuant to Loans originated or purchased by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice).

Each Contract of the type described in clauses (1) through (14) is referred to herein as a “Material Contract.” A true and complete copy of each Material Contract has been made available to Parent prior to the date hereof (it being understood that documents publicly filed in their entirety (without redaction or omission of any portion thereof) with the SEC shall be deemed to have been made available for purposes of this representation).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Loan Portfolio.

(a) Except as set forth in Section 3.17(a)(i) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any director, executive officer or principal stockholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. Section 3.17(a)(ii) of the Company Disclosure Letter sets forth (x) all of the Loans of the Company or its Subsidiaries that as of March 31, 2014 were (A) in default or contractually past due ninety (90) days or more with respect to the payment or principal or interest or on non-accrual status or (B) classified by the Company or any of its Subsidiaries or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of the date hereof and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all other Loans of the Company and its Subsidiaries that as of the date hereof were classified as provided in clause (x)(B), together with the aggregate principal amount of any accrued and unpaid interest on such Loans by category as of March 31, 2014 and (z) each asset of the Company and its Subsidiaries that as of March 31, 2014 was classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company and any of the Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) to the extent secured or purported to be secured, the collateral securing each Loan of the Company and any of its Subsidiaries is free and clear of all Liens (other than Permitted Liens).

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, (i) none of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein and (ii) no demand or request has been made to repurchase any Loan.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company satisfied, (i) the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (ii) all applicable requirements of federal, state and local Laws, (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (iv) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (v) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan. Since January 1, 2012, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries, or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with Laws.

(e) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws.

(f) The aggregate book value of the Company’s and its Subsidiaries’ non-performing assets as of the date hereof is set forth in Section 3.17(f) of the Company Disclosure Letter.

(g) The Company’s allowance for loan losses is in compliance with the Company’s (or the Bank’s) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements (as defined below) and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is adequate under all such standards.

(h) For purposes of this Section 3.17:

(1) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(2) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(3) “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and its Subsidiaries reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company and its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.19 Properties. Except in any such case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (1) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens, other than (A) statutory Liens securing payments not yet due or being contested in good faith by appropriate proceedings, (B) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (C) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) easements, rights of way and any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”) and (2) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein. With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.19 of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon) and leased premises, as well as (x) a description of the principal functions conducted as of the date hereof at each parcel of Owned Real Property or leased premise and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

Section 3.20 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.21 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby under Maryland or federal Law.

Section 3.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23 Affiliate Transactions. Except for (i) compensation that would be required to be disclosed pursuant to Item 402 of the SEC’s Regulation S-K, (ii) ordinary course bank deposit, trust and asset management services on arms’ length terms and (iii) other transactions or arrangements of a type available to employees of the Company or its Subsidiaries generally, no executive officer or director of the Company or any of its Subsidiaries is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last three years.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Commerce Street Capital, LLC and Mercer Capital Management, Inc., the engagement letters (and related documentation) of which have been provided to Parent and the fees and expenses of which are detailed in Section 3.24 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. Mercer Capital Management, Inc. has delivered to the Company Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion has been delivered to Parent, it being agreed that Parent and its Affiliates have no right to rely on such opinion.

Section 3.26 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or, to the Company’s knowledge, threatened, by any person, court, agency, or other Governmental Entity, against the Company or its Subsidiaries relating to any Environmental Law and, to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Company’s knowledge, there are, and since January 1, 2012 (or since such time as the Company or any of its Subsidiaries have owned or used the property, if shorter) have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against the Company or any of its Subsidiaries relating to any Environmental Law; and (e) to the Company’s knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

Section 3.27 Derivatives. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s and its Subsidiaries’ own accounts, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

Section 3.28 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2012, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”). The Company and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement. To the Company’s knowledge, no other Regulatory Agreement is pending or threatened.

Section 3.29 No Dissenter’s or Appraisal Rights. To the fullest extent permitted under the MGCL, no holder of the capital stock of the Company is entitled to exercise any rights of an objecting stockholder provided for under Title 3 Subtitle 2 of the MGCL or any successor statute, or any similar dissenter’s or appraisal rights.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Bank Merger, to the adoption and approval of an agreement and plan of merger in respect thereof by Green Bank and by Parent as its sole stockholder. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Boards of Directors of Parent and Merger Sub, at meetings duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of their stockholders and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved the Merger. No vote of the holders of any class or series of Parent’s capital stock or other securities is required by applicable Law in connection with the approval of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, that has not been obtained prior to the date of this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger) or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Articles of Merger with the Maryland SDAT as required by the MGCL, (iii) the filing of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from the Federal Reserve, the FDIC, the OCC and the Texas DOB and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company or any of its Subsidiaries.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.7 Financing. Parent has or will have at the Closing sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.8 Litigation; Regulatory Matters. As of the date hereof, there is no Action, judgment, order, injunction, rule or governmental decree or Regulatory Agreement to which Parent or any of its Subsidiaries is subject, or pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, that would reasonably be expected to have a material adverse effect on the ability of Parent to timely consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries has received any demand or communication from any Governmental Entity requiring or requesting it to maintain any capital ratio in excess of the level necessary to remain well capitalized under generally applicable regulatory capital guidelines.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise specifically required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required or permitted by this Agreement or as required by Law, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the exercise of Company Stock Options or the vesting or forfeiture of Company Restricted Shares, in each case that are outstanding on the date hereof in accordance with the terms of this Agreement or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof in accordance with the terms of this Agreement);

(c) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in each case in the ordinary course of business consistent with past practice;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any material interest therein, except in the ordinary course of business consistent with past practice or as expressly required by the terms of any Contracts in force as of, and provided to Parent prior to, the date of this Agreement;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (i) deposits, (ii) federal funds borrowings and (iii) borrowings from the Federal Home Loan Bank of Dallas (provided that, in the case of (ii) and (iii) above, the maturity of any such borrowings does not exceed thirty (30) days) (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate is in excess of $50,000;

(i) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against on the Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) waive, release, grant or transfer any right of material value to the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

(j) (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or except as otherwise permitted by Section 5.10, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that (i) involve only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, in any case (i) without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company and (ii) that would not create adverse precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries;

(l) change its financial accounting methods, principles or practices, or revalue any of its material assets except, in each case, insofar as is required by a change in GAAP, applicable Law or regulatory accounting policies;

(m) make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment, or change any annual Tax accounting period or method of Tax accounting, in each case except in the ordinary course of business consistent with past practice;

(n) change its fiscal or Tax year;

(o) except as required by applicable Law or the terms of a Company Plan as in effect on the date hereof, (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, other than increases in annual base salaries or wage rates in the ordinary course of business consistent with past practice that do not exceed 3% for any individual, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) grant or amend any equity or equity-based award, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, (vi) adopt any new employee benefit plan or arrangement that would be a Company Plan or amend, modify or terminate any existing Company Plan or (vii) hire or terminate, other than for cause, the employment of any officer holding the position of senior vice president or above or any employee with base salary in excess of $100,000, except as contemplated by Section 2.2(b)(3)(y) of the Company Disclosure Letter;

(p) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) except as permitted by Section 5.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business;

(t) enter into any new lease of real property, other than renewals in the ordinary course of business consistent with past practice, or materially amend the terms of any existing lease of real property;

(u) change, in any material respect, the credit, loan pricing, loan risk rating, underwriting, recognition of charge-offs or other material policies of the Company or any of its Subsidiaries except as required by Law or by rules or policies imposed by a Governmental Entity;

(v) make any new, or renew, restructure or enter into any material modification of any existing, Loans with an unpaid principal balance in excess of $250,000 (other than any conforming real estate mortgage loan originated in the ordinary course of business and consistent with past practice with an approved take-out commitment from an existing correspondent bank relationship) or manage its Loan portfolio in a manner that is outside of the ordinary course of business or inconsistent with past practice;

(w) pay or offer to pay interest rates on any deposits, including new and renewed time deposits, that are materially inconsistent with prevailing market rates for such deposits or solicit or accept any brokered deposits, including brokered certificates of deposit;

(x) sell or transfer any existing investment securities or otherwise manage its investment securities portfolio or its derivatives portfolio in a manner that in either case is outside of the ordinary course of business or inconsistent with past practice; provided that the Company shall not purchase any fixed income securities other than those issued, insured or guaranteed by the U.S. Treasury, a U.S. government agency or U.S. government sponsored enterprise with a final maturity of three (3) years or less;

(y) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(z) engage in (or modify in a manner adverse to the Company or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any Affiliate or any director or officer (senior vice president or above) thereof (or any Affiliate or immediate family member of any such person or any Affiliate of such person’s immediate family members); or

(aa) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation. (a) Except as provided in this Section 5.2(a), the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) subject to Section 5.2(b), approve, recommend, agree to or accept, or publicly propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request and confirm the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (4) the Company Board determines in good faith (and after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that prior to furnishing any such information the Company shall have first received from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms substantially similar to, and not materially less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined below); provided that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal or take the actions specified in clause (C) of the preceding sentence.

(b) Except as provided in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or publicly propose to take any such actions or (D) submit this Agreement to its stockholders without recommendation (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (other than a confidentiality agreement pursuant to and consistent with the terms of Section 5.2(a)) (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or publicly propose to take any such actions. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Company receives a written Acquisition Proposal that has not been withdrawn that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may (x) effect an Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 7.1(d)(2) in order to enter into a definitive binding agreement with respect to such Superior Proposal; provided, however, that the Company may not take either of the actions described in clause (x) or (y) above unless (I) the Company promptly notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period) and (II) prior to the expiration of such five Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such action is no longer reasonably likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law. During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any material violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Except in connection with effecting an Adverse Recommendation Change pursuant to Section 5.2(b), the Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(g) Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted to comply with Rule 14d–9 and Rule 14e–2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood, however, that a customary “stop, look and listen” communication by the Company Board or any committee thereof pursuant to Rule 14d-9(f) under the Exchange Act shall not constitute an Adverse Recommendation Change).

(h) For purposes of this Agreement:

(1) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

(2) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that (A) the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, (x) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions), and (y) is reasonably likely to be completed on the terms proposed on a timely basis and (B) is not subject to any due diligence investigation or financing condition; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “a majority.”

Section 5.3 Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the foregoing, Parent shall, and shall cause its Affiliates to, provide such information as may be reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide Parent with copies of all written correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(b) As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call and give notice of a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval, and the Company shall convene and hold the Company Stockholders Meeting as promptly as practicable after the date of this Agreement. In addition to seeking the Stockholder Approval, the Company may include as matters to be acted upon at the Company Stockholders Meeting such matters as are customarily acted upon at the Company’s annual meeting of stockholders, and may include in the Proxy Statement such disclosures and proposals as are customarily included in its annual meeting proxy statement. Subject to Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its stockholders that they approve the Merger and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) to convene and hold the Company Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal, unless this Agreement is terminated in accordance with its terms. Notwithstanding any Adverse Recommendation Change or anything else to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall nevertheless submit the Merger to a vote of its stockholders. The Company agrees that, prior to the termination of this Agreement in accordance with its terms, it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. None of the Company or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate a Contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege, work product doctrine or other legal privilege. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All such information shall be held confidential in accordance with the terms of the letter agreement between the Company and Parent, dated February 28, 2014 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Reasonable Best Efforts; Regulatory Applications.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including the Bank Merger), including using reasonable best efforts to accomplish the following as promptly as practicable: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity (and, with respect to any Requisite Regulatory Approvals, Parent shall submit or make any necessary applications, notices or other filings within fifteen (15) Business Days after the date hereof), (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b) Subject to applicable Law and the guidance of any Governmental Entity, each of Parent and the Company shall (i) consult with and keep the other party apprised of the status of matters that may have a material effect on timely completion of the transactions contemplated hereby; (ii) to the extent practicable, provide the other party an opportunity to review in advance and comment on any material written communication provided to any Governmental Entity in connection with the transactions contemplated hereby, which communication may be redacted to address reasonable privilege or confidentiality concerns; and (iii) promptly furnish the other party with copies of written communications received from any Governmental Entity that may have a material impact on timely completion of the transactions contemplated hereby, which communications may be redacted to address reasonable privilege or confidentiality concerns.

(c) Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and their Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b).

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to obtain (i) the consent (in respect of transactions contemplated by this Agreement) of any counterparties to those agreements set forth on Section 3.5(d) of the Company Disclosure Letter and (ii) an extension through December 31, 2015 (or later) of any lease set forth on Section 3.19 of the Company Disclosure Letter that expires on or before December 31, 2014 on terms and in a form reasonably satisfactory to Parent (any fees, costs, expenses or other consideration incurred solely in connection with obtaining the foregoing consents or extensions, the “Lease/Consent Costs”), it being understood and agreed that if any such consent or extension is not obtained notwithstanding the use of the Company’s reasonable best efforts, the Company shall have no further obligation under this Agreement with respect to the matters set forth in this Section 5.5(d).

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is, becomes, or is reasonably likely to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the

Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, that the foregoing shall not apply to any press release or public statement in connection with the matters referred to in Section 5.2.

Section 5.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than ten (10) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and statements of stockholders’ equity) of the Company (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.11 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares (if any) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Maintenance of Insurance. The Company and its Subsidiaries shall use commercially reasonable efforts to maintain insurance (including directors’ and officers’ liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Company and its Subsidiaries as of the date of this Agreement. The Company will promptly inform Parent if the Company or any of its Subsidiaries receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

Section 5.13 Director and Officer Insurance. Prior to the Effective Time, in consultation with Parent and taking into account Parent’s reasonable views in connection therewith, the Company shall purchase a directors’ and officers’ liability tail insurance policy and a fiduciary liability tail insurance policy with respect to the Company’s existing directors’ and officers’ liability and fiduciary liability insurance or with respect to coverage and amount that are no less favorable to such directors and officers and fiduciaries than the Company’s existing policies as of the date hereof, in either case, that, for a period of six years following the Effective Time, will provide directors’ and officers’ and fiduciaries’ liability insurance that serves to reimburse the present and former officers and directors and fiduciaries of the Company and the Company Plans (determined as of the Effective Time) with respect to claims against such directors and officers and fiduciaries arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

Section 5.14 Indemnification by Parent. Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company (determined as of the Effective Time), and their heirs, estate, executors and administrators (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time which were committed by such directors or officers in their capacity as such (including the transactions contemplated by this Agreement) to the same extent that the applicable Indemnified Party would be indemnified, defended and held harmless under the Company Charter or Company Bylaws, each as in effect on the date hereof as if the claim arose on the date hereof. Each Indemnified Party is intended to be a third-party beneficiary of this Section 5.14 and the provisions of this Section 5.14 shall be enforceable by each Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its assets to any other entity, then and in each case, Parent shall cause the successors and assigns of Parent to assume the obligations set forth in this Section 5.14.

Section 5.15 Employee Matters.

(a) Following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of each employee employed by the Company and its Subsidiaries on the Closing Date (a “Company Employee”) that provide employee benefits which are substantially comparable to the employee benefits that are provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Parent Plans”), as applicable; provided that (i) in no event shall any Company Employee be eligible to participate in any closed or frozen Parent Plan; and (ii) until such time as Parent shall cause Company Employees to participate in the Parent Plans, a Company Employee’s continued participation in employee benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent Plans may commence at different times with respect to each Parent Plan). Notwithstanding the foregoing, with respect to any Company Employee (other than a Company Employee who is party to an individual agreement that provides for severance) whose employment is terminated by Parent for any reason other than cause on or before the date that is six (6) months after the Closing Date, Parent shall pay or cause to be paid to such Company Employee not less of an amount of cash severance as calculated pursuant to the methodology described in Section 5.15(a) of the Company Disclosure Letter, determined taking into consideration the service crediting provisions set forth in Section 5.15(b) of the Agreement.

(b) Parent shall, or shall cause the Surviving Corporation to, give each Company Employee full credit for such Company Employee’s service with the Company and its Subsidiaries for purposes of eligibility, vesting, determination of the level of benefits, and benefit accruals (other than benefit accruals under a defined benefit or post-retirement welfare plan), under any benefit plans maintained by Parent or the Surviving Corporation or their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c) Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Effective Time.

(d) If requested by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, contingent upon the Closing, any and all Company Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that any Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(e) The ESOP shall be terminated, contingent upon the Closing, effective not later than the day immediately preceding the Effective Time. Prior to the Effective Time, the Company shall adopt, contingent upon the Closing, such resolutions and/or amendments (and take any other required action) to (i) amend the ESOP to provide that (A) any cash remaining in the ESOP suspense account upon repayment of the ESOP Loans in connection with the termination of the ESOP be allocated to the accounts of the ESOP participants and their beneficiaries who have account balances in the ESOP in proportion to each participant’s relative amount of applicable compensation consistent with past practice and (B) all distributions of ESOP account balances made following the termination of the ESOP be in the form of cash only, (ii) terminate the ESOP, (iii) cause (A) the aggregate Per Share Merger Consideration received by the ESOP trustee in connection with the Merger with respect to the unallocated Shares held in the ESOP trust to first be applied by the ESOP trustee to the full repayment of the ESOP Loans and (B) any cash remaining in the ESOP suspense account after the repayment of the ESOP Loans as described in clause (iii)(A) to be allocated to the accounts of the ESOP participants and their beneficiaries who have account balances in the ESOP in accordance with the applicable provisions of the ESOP, as amended as described in clause (i)(A) and (iv) as soon as practicable following the receipt by the Company of a favorable determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination (the “ESOP Determination Letter”) distribute the account balances of all ESOP participants and their beneficiaries in cash in accordance with the terms of the ESOP, as amended as described in clause (i)(B). As soon as practicable following the Effective Time, the Company shall file a request with the IRS for the ESOP Determination Letter.

(f) No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Parent, the Surviving Corporation, the Company, or any respective Subsidiary or preclude the ability of Parent, the Surviving Corporation, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) require Parent, the Surviving Corporation, the Company, or any respective Subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Parent, the Surviving Corporation, the Company or any respective Subsidiary.

(g) Subject to applicable Law, during the period between the date of this Agreement and the Effective Time, the Company shall and shall cause its Subsidiaries to provide, after receiving reasonable advance notice from Parent, Parent and its representatives reasonable access during normal business hours to any of the employees of the Company and its Subsidiaries, including for the purpose of conducting job interviews or otherwise communicating transition plans and other matters to such employees. Without limiting the generality of the foregoing, subject to applicable Law, Parent shall be permitted to provide written materials to the employees of the Company and its Subsidiaries regarding employee retention and transition planning matters relating to the Merger; provided, however, that Parent shall provide any such materials to the Company prior to providing such materials to any employees of the Company and its Subsidiaries.

Section 5.16 Transition Cooperation; Transition Implementation Plan. Subject to applicable Law, during the period between the date of this Agreement and the Effective Time, the Company shall cooperate in good faith with Parent to facilitate an orderly transition of the operations of the Company and its Subsidiaries to Parent and Green Bank in connection with the Merger and the Bank Merger, including facilitation of the transition of data processing and similar services and systems that currently support the operations of the Company and its Subsidiaries to the systems of Parent and Green Bank. In furtherance of the foregoing and subject to applicable Law, the Company and Parent shall develop a transition implementation plan as promptly as practicable following the date of this Agreement, and the Company shall appoint a manager reasonably acceptable to Parent who shall be the principal representative of the Company to manage the implementation of such transition implementation plan. The transition implementation plan shall address (a) the transition of facilities, information, personnel, records, documents and other matters from the Company and its Subsidiaries to Parent and Green Bank, (b) the conversion of data processing operations to Green Bank’s systems, (c) the notification of depositors, and approval of the form of notice, and of regulatory authorities, to the extent required, and (d) any other matters relating to the transition of operations resulting from the Merger and the Bank Merger.

Section 5.17 Bank Merger. Each of the Company and Parent shall take, and shall respectively cause the Bank and Green Bank to take, all actions necessary for the Bank and Green Bank to consummate the Bank Merger immediately following the Effective Time, including entering into an agreement and plan of merger to be effective immediately following the Effective Time in a form reasonably acceptable to Parent and the Company and executing such other documents as may be reasonably requested by Parent or the Company in connection with the Bank Merger.

Section 5.18 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than twelve (12) days after the Closing Date.

Section 5.19 Cooperation in Parent Offerings.

(a) Prior to the Closing Date, the Company and its Subsidiaries shall provide, and shall use their reasonable best efforts to cause their Representatives to provide, to Parent such customary cooperation reasonably requested by Parent in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of any financing, or sale or distribution of any equity or debt securities (whether registered or otherwise), made by Parent or any of its Affiliates (any such transaction, a “Parent Offering”), provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Such cooperation shall include reasonable best efforts to: (i) make available to Parent or its Representatives such customary financial statements, information necessary for Parent to prepare pro forma financial statements and business and other financial data and information of the Company necessary for, or a condition of, any such Parent Offering (the “Required Information”) and other pertinent and customary information (including projections, provided that no such projections will be disclosed without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless required to be disclosed) regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate any Parent Offering, to the extent reasonably available to the Company, as applicable, as promptly as reasonably practicable following Parent’s request; (ii) participate, upon reasonable notice, in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Parent Offering and otherwise cooperating in any marketing efforts; (iii) assist with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, registration statements, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents necessary for or that are a condition of any Parent Offering (provided, that any offering documents or other documents shall not be required to be issued by the Company or any of its Subsidiaries); (iv) obtain accountant’s comfort letters (including customary negative assurances), legal opinions, “10b-5” representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Parent; (v) obtain customary accountants’ consents to the use of their reports in any material relating to any Parent Offering as reasonably requested by Parent; (vi) cooperate reasonably with any Parent Offering sources’ due diligence (subject to customary confidentiality arrangements); and (vii) take all corporate actions reasonably requested by Parent to permit the consummation of any Parent Offering; provided, that no obligation of the Company or its Subsidiaries, or any Lien on any of their respective assets, in connection with any Parent Offering shall be effective until the Closing Date (other than any customary authorization letters) and neither the Company, its Subsidiaries nor their Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any Parent Offering prior to the Closing Date; provided, further, that Parent shall promptly reimburse the Company and its Subsidiaries for any reasonable, documented out-of-pocket costs and expenses, and shall provide customary indemnification to the Company and its Subsidiaries, in connection with their compliance with the obligations set forth in this Section 5.19; and provided, further, that in no event shall any cost or expense incurred by the Company or its Subsidiaries (including for services of any of their financial, accounting or legal advisors) in connection with actions taken or cooperation provided under this Section 5.19 be included in Transaction Expenses or deducted from Book Value or Tangible Book Value under Section 2.2(b) hereof. Notwithstanding anything set forth in this Section 5.19(a), in no event shall the completion of any Parent Offering be a condition to Parent’s obligation to complete the Merger.

(b) The Company will use its reasonable best efforts to provide Parent with updates to the Required Information so that, to the knowledge of the Company, marketing materials used in any Parent Offering do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading, other than, in each case, with respect to information supplied by or on behalf of Parent or any Person other than the Company.

(c) Nothing in this Section 5.19 shall require such cooperation to the extent it would require the Company to take any action that would conflict with or violate the Company Charter or Company Bylaws or any Laws or result in the contravention of, or would reasonably be expected to result in a violation of, or default under, any Contract to which the Company is a party on the date of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All regulatory approvals, consents and non-objections from the Federal Reserve, the FDIC, the OCC and the Texas DOB and (ii) any other regulatory approvals, notices and filings set forth in Section 3.5 and Section 4.3 the failure of which to obtain or make would have or be reasonably expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger or the Bank Merger.

(d) Final Adjusted TBV. Either (i) Parent and the Company shall have agreed in writing regarding the Final Adjusted TBV or (ii) the Neutral Auditor shall have made its final and binding determination of the Final Adjusted TBV pursuant to Section 2.2(g).

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock) after giving effect to the lead-in to Article III, shall be true and correct, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict), Section 3.9(a)(ii), Section 3.21 (State Takeover Statutes), Section 3.22 (No Rights Plan), Section 3.24 (Brokers) and Section 3.25 (Opinion of Financial Advisor), after giving effect to the lead-in to Article III, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.2(b) (Capital Stock), Section 3.3 (Subsidiaries); and Section 3.9(b) (Absence of Certain Changes or Events), after giving effect to the lead-in to Article III, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement, after giving effect to the lead-in to Article III, shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties referenced in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Regulatory Conditions. No Governmental Entity shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, which would reasonably be expected to restrict or burden Parent, the Surviving Corporation or any of their respective Affiliates and which would, individually or in the aggregate, have a Material Adverse Effect on Parent, the Surviving Corporation or any of their respective Affiliates, in each case measured on a scale relative to the Company (including any requirement to maintain capital ratios greater than those set forth in Schedule 6.2(b)).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(c), 6.2(e) and 6.2(f).

(e) Deposit Liabilities. The aggregate amount of core deposit liabilities of the Bank (defined as demand, checking, savings, money-market and transactional accounts and certificates of deposit, but excluding, for the avoidance of doubt, brokered certificates of deposit, public funds and deposits acquired through a listing service) shall be equal to at least two hundred thirty seven million U.S. dollars ($237,000,000).

(f) Minimum Adjusted TBV. The Final Adjusted TBV shall be not less than twenty six million U.S. dollars ($26,000,000).

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(1) if the Merger shall not have been consummated on or before the date that is nine (9) months after the date hereof (the “Outside Date”); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(1) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date;

(2) (x) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, or (y) if either party receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Requisite Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b), unless the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in the issuance of such injunction or prohibition or the failure to obtain such Requisite Regulatory Approval; or

(3) if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken;

(c) by Parent:

(1) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.3, as to which Section 7.1(c)(2) will apply), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(c) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(1) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(2) if (A) the Company Board or any committee thereof shall have effected an Adverse Recommendation Change; (B) the Company shall have materially breached any of its obligations under Section 5.2 or Section 5.3; (C) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of the Merger as promptly as practicable (but in any event prior to the earlier of (x) within three (3) Business Days after receipt of any written request to do so from Parent and (y) the date of the Company Stockholders Meeting); or (D) a tender offer or exchange offer for the Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholder Meeting and (y) eleven Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer; or

(d) by the Company:

(1) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(1) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(2) prior to the receipt of the Stockholder Approval, in order to enter into a definitive agreement with respect to a transaction that the Company Board has determined constitutes a Superior Proposal (which definitive agreement shall be entered into concurrently with such termination), provided that (A) the Company complies with all of the provisions of Section 5.2(b) with respect to such Superior Proposal and (B) the Company pays to Parent the amount specified and within the time period specified in Section 7.3.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and Section 4.5 (Brokers), this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3 or as contemplated by Section 2.2, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(1) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (or any committee thereof), (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(1) or Section 7.1(b)(3) or by Parent pursuant to Section 7.1(c)(1) and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive binding agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”);

(2) this Agreement is terminated by Parent pursuant to Section 7.1(c)(2); or

(3) this Agreement is terminated by the Company pursuant to Section 7.1(d)(2);

then, in any such event, the Company shall pay to Parent a termination fee of two million U.S. dollars ($2,000,000) (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, recommendation or submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(1), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(2), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(2).

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

Attention: John P. Durie, Executive Vice President and Chief Financial Officer

Facsimile: (713) 275-8228

Email: JDurie@greenbank.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Sven G. Mickisch

Facsimile: (917) 777-3554

Email: Sven.Mickisch@skadden.com

(ii)	if to the Company, to:

SP Bancorp, Inc.

5224 West Plano Parkway

Plano, Texas 75093

Attention: Jeffrey L. Weaver

Facsimile: (972) 354-2886

Email: Jeffweaver@shareplus.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile: (212) 403-2341

Email: MGuest@wlrk.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “knowledge” of any party means the knowledge of any executive officer of such party after reasonable inquiry;

(e) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “or” is not exclusive. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. References to the “date hereof” refer to the date of this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.

Section 8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits annexed hereto), the Company Disclosure Letter, Section 9 of the Confidentiality Agreement and the Voting Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries. Except (i) as expressly set forth in Section 5.14 above and (ii) if the Effective Time occurs, the right of the holders of Shares, Company Restricted Shares, and In-The-Money Company Stock Options to receive the Per Share Merger Consideration and amounts payable pursuant to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7 Governing Law. Except to the extent that the MGCL is mandatorily applicable to the Merger, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles.

Section 8.8 Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights and interests under this Agreement (a) to Parent or any of its Affiliates at any time or (b) after the Effective Time, to any Person; provided that any such assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GREEN BANCORP, INC.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President

SEARCHLIGHT MERGER SUB CORP.

By:	/s/ John P. Durie
	Name:	John P. Durie
	Title:	Executive Vice President

SP BANCORP, INC.

By:	/s/ Paul Zmigrosky
	Name:	Paul Zmigrosky
	Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

ANNEX B

[FORM OF] VOTING AGREEMENT

VOTING AGREEMENT, dated as of [—], 2014 (this “Agreement”), by and between Green Bancorp, Inc. (“Parent”), a Texas corporation, and [—] (the “Stockholder”).

WHEREAS, concurrently herewith, SP Bancorp, Inc., a Maryland corporation (the “Company”), Parent and Searchlight Merger Sub Corp. (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger (the “Merger”) and, in connection therewith, the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any share to be cancelled pursuant to Section 2.1(b) of the Merger Agreement, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Per Share Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner of, and has the sole right to vote and dispose of, certain shares of Company Common Stock (such Company Common Stock, together with any other capital stock of the Company acquired by the Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Stockholder (whether acquired heretofore or hereafter) and which the Stockholder has the sole right to vote and dispose of, being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of the Company by the Company Board concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Company Charter and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b) Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than in connection with bona fide estate planning purposes to his, her or its affiliates or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Stockholder); provided, further, that the assigning Stockholder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof; and provided, further, that the foregoing shall not prohibit the Stockholder from disposing of or surrendering Shares in connection with the vesting, settlement or exercise of Company Stock Options or Company Restricted Shares for the payment of taxes thereon or, in the case of Company Stock Options, the exercise price. Any Transfer in violation of this provision shall be void. The Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Shares and that this Agreement places limits on the voting of the Stockholder’s shares of Company Common Stock.

(c) Transfer of Voting Rights. The Stockholder hereby agrees that the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Stockholder or its controlled affiliates and which the Stockholder has the sole right to vote and dispose of, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) Inconsistent Agreements. The Stockholder hereby agrees that he, she or it shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Stockholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Non-Solicit. In his, her or its capacity as a stockholder of the Company, and not in his or her capacity as a director or officer of the Company, as applicable (in which capacity the Stockholder may act in accordance with Section 5.2 of the Merger Agreement), the Stockholder shall not, and shall use his, her or its reasonable best efforts to cause his, her or its affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (b) provide or cause to be provided any non-public information or data relating to the Company in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Acquisition Proposal (except to disclose the existence of the provisions of this Section), (c) engage in any discussions or negotiations concerning an Acquisition Proposal (provided that the Stockholder may refer any such person or entity to the provisions of this Section) or otherwise take any action to knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (d) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Securities Exchange Act) with respect to an Acquisition Proposal or otherwise knowingly encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (f) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal, (g) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal, or (h) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal, except, in each, to the extent that the Company is permitted to take such action pursuant to Section 5.2 of the Merger Agreement.

Section 3. Representations, Warranties and Covenants of the Stockholder.

(a) Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(i) Capacity. The Stockholder is an individual or is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite capacity, power and authority to enter into and perform his, her or its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Stockholder, except as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement. Except as contemplated by this Agreement, neither the Stockholder nor any of his, her or its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, and except as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement, the Stockholder owns, beneficially and of record, all of the Stockholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, security interest, or other lien and has sole voting power and sole power of disposition with respect to the Stockholder’s Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Stockholder’s Shares. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Stockholder’s Shares (other than Book-Entry Shares) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other person or, to the knowledge of the Stockholder, threatened against the Stockholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii) Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(b) Covenants. From the date hereof until the Expiration Time:

(i) the Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Stockholder of its obligations under this Agreement.

(ii) the Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Company Common Stock acquired by the Stockholder, if any, after the date hereof.

(iii) the Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligation under this Agreement.

Section 4. Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5. Termination. Other than this Section and Section 6, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any willful and material breach of this Agreement occurring prior to such termination.

Section 6. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to Parent, to:

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

Attention: John P. Durie, Executive Vice President and Chief Financial Officer

Facsimile: (713) 275-8228

Email: JDurie@greenbank.com

(ii) with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Sven G. Mickisch

Facsimile: (917) 777-3554

Email: Sven.Mickisch@skadden.com

(iii) If to the Stockholder, to the address for the Stockholder set forth on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and the Stockholder.

(d) Successors and Assigns. No party may assign any of its or his rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other parties, except Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(h) Capacity as Stockholder. This Agreement shall apply to the Stockholder solely in his, her or its capacity as a Stockholder the Company, and it shall not apply in any manner to Stockholder in any capacity as a director, officer or employee of the Company or its subsidiaries or in any other capacity, and shall not limit or affect any actions taken by the Stockholder in such other capacity.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security as a prerequisite to obtaining equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(k) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

(l) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(m) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(n) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY

AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

(p) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(q) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(r) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

GREEN BANCORP, INC.

By:
	Name:	John P. Durie
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

[STOCKHOLDER]

By:
Name:

Address:

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX C

May 5, 2014

The Board of Directors

SP Bancorp, Inc.

5224 West Plano Parkway

Plano, TX 75093

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) as your independent financial advisor to provide its opinion as to the fairness of the proposed transaction (“Transaction”) described below from a financial point of view to the common shareholders of SP Bancorp, Inc. (“Company” or “SPBC”).

Mercer Capital, as part of its financial advisory and general valuation business, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Company, Green Bancorp, Inc. (“Parent” or “Green”), and Searchlight Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Parent, expect to enter into an Agreement and Plan of Merger (“Agreement”) on or about May 5, 2014 that will provide for the acquisition of the Company. The Agreement provides for an Aggregate Merger Consideration of $46.2 million of cash to be paid to Company shareholders. Should the Company’s Final Adjusted Tangible Book Value be less than $29.5 million, the Aggregate Merger Consideration will be reduced dollar-for-dollar. It is presently estimated that the Per Share Merger Consideration will be $29.43 per share.

As part of the Agreement, Parent has represented and warranted that it will have sufficient cash to consummate the transaction immediately prior to the effective date.

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with Company management to gain insight into the Company’s historical financial performance, prospective performance and other factors that led to the Board’s decision to pursue the marketing of the Company to potential acquirers. In addition, we visited with the Company’s investment banker and attorneys. A summary of our analysis is contained in our Fairness Opinion Analysis, which was presented to the Board of Directors on May 1, 2014.

Documents reviewed include:

1.	Successive drafts of the Agreement and Plan of Merger between Green, Merger Sub, and the Company with the execution version dated May 5, 2014;

2.	Consolidated and parent-only financial statements for the Company filed with the Federal Reserve on Forms FR Y-9LP for 2012 and 2013;

3.	Call Reports for SharePlus Bank (“the Bank”), the Company’s wholly-owned subsidiary, for 2012 and 2013;

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600 Memphis, Tennessee 38137	901.685.2120 (P) 901.685.2199 (F)	www.mercercapital.com

C-1

SP Bancorp, Inc.

May 5, 2014

Page two

4.	Certain public filings for SPBC including its annual report for the fiscal years ended December 31, 2010 to 2013 (including those filed on Form 10-K for fiscal years 2010 to 2013), Earnings Release for the fourth quarter of 2013, and an Investor Presentation for the fourth quarter of 2013;

5.	An overview of SPBC’s strategic considerations and marketing process that led to the Agreement as prepared by Commerce Street Capital;

6.	Board packages for the Company’s December 2013 and January 2014 board meetings;

7.	Schedule of individual securities owned by the Bank as of February 28, 2014;

8.	Loan loss reserve analysis as of December 31, 2013;

9.	Loan watch list for the Company as of February 28, 2014;

10.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion. We have not examined the loan portfolio or the adequacy of the loan loss reserve of the Company. Direct examination is beyond the scope of this engagement.

We have furthermore assumed that the financial projection provided to us reflects a reasonable assessment of the Company’s future operating and financial performance. Mercer Capital does not express an opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the Transaction is fair, from a financial point of view, to the Company’s shareholders. Mercer Capital has not expressed an opinion as to the price at which any security may trade in the future. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

Jeff K. Davis, CFA

Managing Director

Jay D. Wilson, CFA

Vice President

C-2

SP Bancorp, Inc.
SPECIAL MEETING OF STOCKHOLDERS OF SP BANCORP, INC.
Date: [], 2014
Time: [] (Central Daylight Time) Place: []
Please make your marks like this: Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
For Against Abstain
Recommend Directors
For
1: To approve the Agreement and Plan of Merger, dated as of May 5, 2014, as it may be amended from time to time, among SP Bancorp, Inc., Green Bancorp, Inc., and Searchlight Merger Sub Corp., and the transactions contemplated thereby, including the merger, pursuant to which Searchlight Merger Sub Corp. will merge with and into SP Bancorp, Inc. with SP Bancorp, Inc. continuing as the surviving corporation.
2: To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SP Bancorp, Inc.’s named executive officers in connection with the merger.
For
3: To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement and the transactions contemplated thereby, including the merger.
For
If you plan to attend the meeting and vote your shares in person, please mark this box
Authorized Signature - This section must be completed for your Instructions to be executed.
Please Sign Here Please Date Above
Please Sign Here Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Please separate carefully at the perforation and return just this portion in the envelope provided.
PRELIMINARY COPY, SUBJECT TO COMPLETION
SP Bancorp, Inc.
Special Meeting of Stockholders of SP Bancorp, Inc. to be held on [], 2014
This proxy is being solicited on behalf of the Board of Directors
INTERNET VOTED BY: TELEPHONE
866-390-6279
Go To
www.proxypush.com/spbc
Cast your vote online.
View Meeting Documents.
OR
Use any touch-tone telephone.
Have your Proxy Card/Voting Instruction Form ready.
Follow the simple recorded instructions.
MAIL
OR
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Jeffrey L. Weaver and Suzanne C. Salls as proxies and attorneys of the undersigned, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of SP Bancorp, Inc. which the undersigned is entitled to vote as of the record date,
[], 2014, at the Special Meeting of Stockholders and any adjournment or postponement thereof upon the matters specified herein and hereby revokes any proxy heretofore given.
IF THIS PROXY IS RETURNED SIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
All votes must be received by [], Eastern Time, [], 2014.
PROXY TABULATOR FOR SP BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903
EVENT #
CLIENT #
OFFICE #

Please separate carefully at the perforation and return just this portion in the envelope provided.
Revocable Proxy — SP Bancorp, Inc. Special Meeting of Stockholders
[], 2014, [] (Central Daylight Time)
This Proxy is solicited on Behalf of the Board of Directors
The undersigned appoints Jeffrey L. Weaver and Suzanne C. Salls, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of SP Bancorp, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders on [], 2014 at [] at [] and any and all adjournments or postponements thereof, as set forth below.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF THIS PROXY IS RETURNED SIGNED AND NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SP Bancorp, Inc.
SPECIAL MEETING OF STOCKHOLDERS OF SP BANCORP, INC.
Date: [], 2014
Time: [] (Central Daylight Time) Place: []
Please make your marks like this: Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
For Against Abstain
Directors Recommend
For
1: To approve the Agreement and Plan of Merger, dated as of May 5, 2014, as it may be amended from time to time, by and among SP Bancorp, Inc., Green Bancorp, Inc., and Searchlight Merger Sub Corp., and the transactions contemplated thereby, including the merger, pursuant to which Searchlight Merger Sub Corp. will merge with and into SP Bancorp, Inc. with SP Bancorp, Inc. continuing as the surviving corporation.
2: To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SP Bancorp, Inc.’s named executive officers in connection with the merger.
For
3: To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement and the transactions contemplated thereby, including the merger.
For
Authorized Signature - This section must be completed for your Instructions to be executed.
Please Sign Here
Please Date Above
Please separate carefully at the perforation and return just this portion in the envelope provided.
PRELIMINARY COPY, SUBJECT TO COMPLETION
SP Bancorp, Inc.
Special Meeting of Stockholders of SP Bancorp, Inc. to be held on [], 2014
This proxy is being solicited on behalf of the SharePlus Bank 401(k) Plan (the “Plan”)
INTERNET
VOTED BY:
TELEPHONE
866-390-6279
Go To www.proxypush.com/spbc
Cast your vote online.
View Meeting Documents.
OR
MAIL
Use any touch-tone telephone.
Have your Proxy Card/Voting Instruction Form ready.
Follow the simple recorded instructions.
OR
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The trustee of the Plan (the “Trustee”) is hereby directed to vote my interest in the SP Bancorp, Inc. Stock Fund as indicated above. If I do not return this 401(k) Proxy Card in a timely manner or if I “ABSTAIN,” shares representing my interest in the Plan will be voted by the Trustee as directed by the Plan administrator, subject to the determination that such a vote is for the exclusive benefit of the Plan participants and beneficiaries.
All votes must be received by []., Eastern Time, [], 2014.
PROXY TABULATOR FOR SP BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903
EVENT # CLIENT # OFFICE #

Please separate carefully at the perforation and return just this portion in the envelope provided.
401(k) Proxy card — SP Bancorp, Inc. Special Meeting of Stockholders
[], 2014, [] (Central Daylight Time)
This Proxy is Solicited on Behalf of the SharePlus Bank 401(k) Plan
SP Bancorp, Inc. is forwarding this 401(k) Proxy Card so that you may convey your individual voting instructions to the Trustee on the matters to be considered at the Special Meeting of Stockholders on [], 2014 at [] at []. The Trustee is not aware of any other business to be brought before the Special Meeting.
In order to direct the voting of the shares held in your Plan account, you must either vote by internet, by telephone or by completing, signing and dating this 401(k) Proxy Card and returning it in the accompanying postage-paid envelope.
Your 401(k) Proxy card must be received by the Proxy Tabulator no later than [], 2014.
Your vote and the votes of other participants will be tallied by the Proxy Tabulator and the Trustee will:
1. vote the shares held in the Plan FOR or AGAINST each of proposals 1, 2 and 3, based on the timely voting instructions received from participants; and
2. vote the shares as to which participants have directed the Trustee to ABSTAIN, or as to which it has received no timely instruction FOR or AGAINST each of proposals 1, 2 and 3, as directed by the Plan administrator.
and in either case, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing procedure is that all shares of SP Bancorp.’s common stock held in the Plan will be voted in the manner specified in items 1 and 2 above.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SP Bancorp, Inc.
SPECIAL MEETING OF STOCKHOLDERS OF SP BANCORP, INC.
Date: [], 2014
Time: [] (Central Daylight Time)
Place: []
Please make your marks like this: Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
For Against Abstain
Directors Recommend
For
1: To approve the Agreement and Plan of Merger, dated as of May 5, 2014, as it may be amended from time to time, by and among SP Bancorp, Inc., Green Bancorp, Inc., and Searchlight Merger Sub Corp., and the transactions contemplated thereby, including the merger, pursuant to which Searchlight Merger Sub Corp. will merge with and into SP Bancorp, Inc. with SP Bancorp, Inc. continuing as the surviving corporation.
2: To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SP Bancorp, Inc.’s named executive officers in connection with the merger.
For
3: To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement and the transactions contemplated thereby, including the merger.
For
Authorized Signature - This section must be completed for your Instructions to be executed.
Please Sign Here
Please Date Above
Please separate carefully at the perforation and return just this portion in the envelope provided.
PRELIMINARY COPY, SUBJECT TO COMPLETION
SP Bancorp, Inc.
Special Meeting of Stockholders of SP Bancorp, Inc. to be held on [], 2014
This proxy is being solicited on behalf of the SharePlus Bank Employee Stock Ownership Plan (the “ESOP”)
INTERNET
VOTED BY:
TELEPHONE
866-390-6279
Go To www.proxypush.com/spbc
Cast your vote online.
View Meeting Documents.
OR
MAIL
Use any touch-tone telephone.
Have your Proxy Card/Voting Instruction Form ready.
Follow the simple recorded instructions.
OR
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The trustee of the ESOP (the “Trustee”) is hereby directed to vote the shares allocated to my account under the ESOP as indicated on this Proxy Card. If I do not return this ESOP Proxy Card in a timely manner or if I “ABSTAIN,” shares allocated to my ESOP account will be voted in proportion to the manner in which other participants have voted their shares, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries.
IF NO INSTRUCTION IS SPECIFIED AND THIS ESOP PROXY CARD IS RETURNED SIGNED, THIS FORM WILL BE CONSIDERED A VOTE FOR PROPOSALS 1, 2 AND 3.
All votes must be received by [], Eastern Time, [].
PROXY TABULATOR FOR SP BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903
EVENT # CLIENT # OFFICE #

EsOP Proxy card — sP Bancorp, inc. special Meeting of stockholders [ ], 2014, [ ] (central daylight Time) This Proxy is solicited on Behalf of the sharePlus Bank Employee stock Ownership Plan SP Bancorp, Inc. is forwarding this ESOP Proxy Card so that you may convey your voting instructions to the Trustee on the matters to be considered at the Special Meeting of Stockholders on [ ], 2014 at [ ] at [ ]. The Trustee is not aware of any other business to be brought before the Special Meeting other than as set forth in the accompanying proxy statement. Your individual vote will not be revealed to SP Bancorp, Inc. In order to direct the voting of the shares allocated to your ESOP account, you must either vote by internet, telephone or by completing, Please signing and dating this ESOP Proxy Card and return it to the Proxy Tabulator. Your EsOP Proxy card must be received by the Proxy Tabulator no later separate than [ ], 2014. Your vote and the votes of other participants will be tallied by the Proxy Tabulator and the Trustee will: carefully 1. vote the shares held in the ESOP FOR or AGAINST each of proposals at 1, 2 and 3, based on the timely voting instructions it has received from the participants; 2. vote the shares as to which participants have directed the Trustee to ABSTAIN, or for which it has received no timely instruction, FOR or AGAINST each of proposals 1, 2 and 3, in the same proportion as shares for which it has received perforation timely voting instructions to vote; and and 3. vote any unallocated shares held in the ESOP in the same proportion as shares for which it has received timely voting instructions to vote FOR or return AGAINST each of proposals 1, 2 and 3; just this and in each case, so long as such vote is solely in the interests of participants and bene?ciaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing portion procedure is that all shares of SP Bancorp, Inc.’s common stock held in the in ESOP (including unallocated shares) will be voted in the manner speci?ed in the items 1, 2 and 3 above.Thus, if you provide timely voting instructions, you, in effect, will be voting envelope the shares allocated to your EsOP account and participating in the voting of unallocated shares and shares allocated to other EsOP participants’ provided accounts for which timely voting instructions are not received.. (cOnTinUEd And TO BE signEd On REVERsE sidE)